UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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PPL Electric Utilities Corporation

(Name of Registrant as Specified in Its Charter)

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PPL Electric Utilities Corporation

Notice of Annual Meeting
May 24, 2007

and

Information Statement
(including appended
2006 Financial Statements)

PPL ELECTRIC UTILITIES CORPORATION
Two North Ninth Street
Allentown, Pennsylvania 18101

Notice of Annual Meeting of Shareowners

Time and Date	9:00 a.m., Eastern Daylight Time, on Thursday, May 24, 2007.

Place	Offices of PPL Electric Utilities Corporation Two North Ninth Street Allentown, Pennsylvania

Items of Business	To elect directors

Record Date	You can vote if you are a shareowner of record on February 28, 2007.

Proxy Voting	Proxies are not being solicited from shareowners because a quorum exists for the Annual Meeting based on the PPL Electric Utilities Corporation stock held by its parent, PPL Corporation. PPL Corporation owns all of the outstanding shares of common stock and as a result 99% of the voting shares of PPL Electric Utilities Corporation. PPL Corporation intends to vote all of these shares in favor of the election of PPL Electric Utilities Corporation’s nominees as directors.

By Order of the Board of Directors,

Elizabeth Stevens Duane
Secretary

April 30, 2007

(i)

PPL ELECTRIC UTILITIES CORPORATION
Two North Ninth Street
Allentown, Pennsylvania 18101

Information Statement
Annual Meeting of Shareowners
May 24, 2007
9:00 a.m. (Eastern Daylight Time)

We are providing this Information Statement in connection with the Annual Meeting of Shareowners of PPL Electric Utilities Corporation, or the company, to be held on May 24, 2007, and at any adjournment of the Annual Meeting. PPL Corporation, the parent of PPL Electric Utilities Corporation, owns all of the shares of the company’s outstanding common stock, which represents 99% of the company’s outstanding voting shares. As a result, a quorum exists for the Annual Meeting based on PPL Corporation’s stock ownership. ACCORDINGLY, WE ARE NOT ASKING THE SHAREOWNERS FOR A PROXY, AND SHAREOWNERS ARE REQUESTED NOT TO SEND US A PROXY. We first released this Information Statement to shareowners on April 30, 2007.

GENERAL INFORMATION

What am I voting on?

There is one proposal scheduled to be voted on at the meeting:

•	the election of six directors for a term of one year.

Who can vote?

Holders of PPL Electric Utilities Corporation common stock, 4 1/2% Preferred Stock and Series Preferred Stock as of the close of business on the record date, February 28, 2007, may vote at the Annual Meeting. Each share of common stock, 4 1/2% Preferred Stock and Series Preferred Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a shareowner of record and as a beneficial owner?

If your shares are registered directly in your name with PPL Electric Utility Corporation’s transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, the “shareowner of record.” The Notice of Annual Meeting and Information Statement have been sent directly to you by PPL Electric Utilities Corporation.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Annual Meeting and Information Statement has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareowner of record.

How do I vote?

You can vote in person at the Annual Meeting. We are not asking shareowners for a proxy by mail. You may come to the Annual Meeting and cast your vote there by ballot. Please bring your admission ticket with you to the Annual Meeting.

Abstentions and broker non-votes are not counted as either “yes” or “no” votes.

We do not expect that any other matters will be brought before the Annual Meeting.

Who can attend the Annual Meeting?

If you are a shareowner of record, your admission ticket is enclosed with the Notice of Annual Meeting and Information Statement. You will need to bring your admission ticket, along with picture identification, to the meeting. If you own shares in street name, please bring your most recent brokerage statement, along with picture identification, to the meeting. The company will use your brokerage statement to verify your ownership of 4 1/2% Preferred Stock or Series Preferred Stock and admit you to the meeting.

What constitutes a quorum?

As of the record date of February 28, 2007, there were a total of 66,873,245 shares outstanding and entitled to vote, consisting of 66,368,056 shares of common stock all owned by PPL Corporation, 247,524 shares of 4 1/2% Preferred Stock and 257,665 shares of Series Preferred Stock. The 2,500,000 outstanding shares of Preference Stock are not entitled to vote. In order to conduct the Annual Meeting, a majority of the outstanding shares entitled to vote must be present in order to constitute a quorum. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record who holds shares for another person has not received voting instructions from the beneficial owner of the shares and, under New York Stock Exchange, or NYSE, listing standards, does not have discretionary authority to vote on a proposal.

What vote is needed for the directors to be elected?

Shareowners have the unconditional right of cumulative voting. Shareowners may vote in this manner by multiplying the number of shares registered in their respective names on the record date by the total number of directors to be elected at the Annual Meeting and casting all of such votes for one nominee or distributing them among any two or more nominees. The nominees who receive the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by striking a line through that person’s name in the list of nominees on the ballot. Shares will be voted for the remaining nominees on a pro rata basis.

How does the company keep voter information confidential?

To preserve voter confidentiality, we voluntarily limit access to shareowner voting records to certain designated employees of PPL Services Corporation. These employees sign a confidentiality agreement that prohibits them from disclosing the manner in which a shareowner has voted to any employee of company affiliates or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

What is householding, and how does it affect me?

Beneficial owners of PPL Electric Utilities Corporation Preferred Stock and Series Preferred Stock held in street name may receive a notice from their broker, bank or other holder of record stating that only one Information Statement and/or other shareowner communications and notices will be delivered to multiple security holders sharing an address. This practice, known as “householding,” will reduce the company’s printing, shipping, and postage costs. If any beneficial owner wants to revoke consent to this practice and wishes to receive his or her own documents and other communications, however, then he or she must contact the broker, bank or other holder of record with a notice of revocation. Any shareowner may obtain a copy of such documents from the company at the address and phone number listed on the back cover page of this Information Statement.

PROPOSAL: ELECTION OF DIRECTORS

The nominees this year are Dean A. Christiansen, David G. DeCampli, Paul A. Farr, Robert J. Grey, James H. Miller and William H. Spence, all of whom are currently serving as directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the meeting, PPL Corporation intends to vote its shares of PPL Electric Utilities Corporation common stock for the election of such other person as the Board of Directors may recommend in place of that nominee. John F. Sipics, who served on the Board and was President of the company, retired on January 1, 2007. John R. Biggar, who also served on the Board and was Executive Vice President and Chief Financial Officer of PPL Corporation, retired on March 31, 2007.

The Board of Directors
recommends that shareowners vote FOR this Proposal

Nominees for Directors:

DEAN A. CHRISTIANSEN, 47, is Managing Director of Sales and Marketing for Capital Markets Engineering and Trading, LLC (“CMET”), a New York-based investment banking boutique providing, among other services, structured finance securitization and financial engineering solutions to the capital markets. Prior to joining CMET in August 2004, Mr. Christiansen was the President of Acacia Capital, Inc., a New York City-based corporate finance advisory firm founded in 1990. From October 2000 to July 2003, he also served as President and a Director of Lord Securities Corporation of New York, a financial services and administration company with operations world-wide. Mr. Christiansen received a degree in government from the University of Notre Dame and has completed additional studies in Aerospace engineering. Mr. Christiansen is also a member of the board of PPL Transition Bond Company, LLC. He has been a director since 2001.

DAVID G. DeCAMPLI, 49, is President of the company. Before being named to his current position in April 2007, Mr. DeCampli served as Senior Vice President-Transmission and Distribution Engineering and Operations since December 2006. Prior to joining the company in December 2006, Mr. DeCampli served in the following positions for Exelon Energy Delivery in Chicago: as Vice President-Asset Investment Strategy and Development from April 2004; as Vice President and Chief Integration Officer from June 2003; as Vice President-Distribution Operations from April 2002; and as Vice President-Merger Implementation & Operations Strategy from October 2000. He also previously held various other engineering and management positions at PECO Energy. Mr. DeCampli earned a bachelor’s degree in electrical engineering from Drexel University and a master’s in organizational dynamics from the University of Pennsylvania. He has been a director since April 2007.

PAUL A. FARR, 40, is Executive Vice President and Chief Financial Officer of the company’s parent, PPL Corporation. Prior to his current position in April of 2007, Mr. Farr was named Senior Vice President-Financial in August 2005, Vice President and Controller in August 2004 and served as Controller until January 2006. Prior to serving in his PPL Corporation positions, Mr. Farr served as Senior Vice President of PPL Global, LLC, a subsidiary of PPL Corporation that owns and operates electricity businesses in Latin America and the United Kingdom, from January 2004, as well as Vice President-International Operations from June 2002 and Vice President since October 2001. Mr. Farr also served for several years as the chief financial officer of PPL Montana, LLC, and in other management positions at PPL Global. Before joining PPL in 1998, Mr. Farr served as international project finance manager at Illinova Generating Company, as international tax manager for Price Waterhouse LLP and as an international tax senior at Arthur Andersen. Mr. Farr earned a bachelor’s degree in accounting from Marquette University and a master’s degree in management from Purdue University. He is a certified public accountant and also serves on the Boards of PPL Energy Supply, LLC and PPL Transition Bond Company, LLC. Mr. Farr has been a director since April 2007.

ROBERT J. GREY, 56, serves as Senior Vice President, General Counsel and Secretary of the company’s parent, PPL Corporation, and is on the board of PPL Energy Supply, LLC. Mr. Grey earned his bachelor’s degree from Columbia University, a law degree from Emory University and a Master of Laws degree from George Washington University. Before being named as Senior Vice President, General Counsel and Secretary of PPL and the company in 1996, Mr. Grey served as Vice President, General Counsel and Secretary. Before joining the company in 1995, Mr. Grey served as General Counsel for Long Island Lighting Company and was a partner with the law firm of Preston Gates & Ellis, now known as Kirkpatrick & Lockhart Preston Gates Ellis LLP. He has been a director since 2000.

JAMES H. MILLER, 58, is Chairman, President and Chief Executive Officer of the company’s parent, PPL Corporation. Prior to his current position in October of 2006, Mr. Miller was named President and Chief Operating Officer of PPL Corporation in August 2005, Executive Vice President in January 2004, and Chief Operating Officer in September 2004, and also served as President of PPL Generation, LLC, a PPL subsidiary that operates power plants in the United States. He also serves as a director of PPL Corporation and serves on the board of PPL Energy Supply, LLC. Mr. Miller earned a bachelor’s degree in electrical engineering from the University of Delaware and served in the U.S. Navy nuclear program. Before joining PPL Generation, LLC in February 2001, Mr. Miller served as Executive Vice President and Vice President, Production of USEC, Inc. from 1995 and prior to that time as President of ABB Environmental Systems, President of UC Operating Services, President of ABB Resource Recovery Systems and in various engineering and management positions at the former Delmarva Power and Light Co. Mr. Miller has been a director since 2001.

WILLIAM H. SPENCE, 50, is Executive Vice President and Chief Operating Officer of the company’s parent, PPL Corporation. Prior to joining PPL in June 2006, Mr. Spence had 19 years of service with Pepco Holdings, Inc. and its heritage companies, Delmarva Power and Conectiv. He served as Senior Vice President of Pepco Holdings from August 2002 and as Senior Vice President of Conectiv Holdings since September 2000. He joined Delmarva Power in 1987 in that company’s regulated gas business, where he held various management positions before being named Vice President of Trading in 1996. Mr. Spence also serves on the board of PPL Energy Supply, LLC. Mr. Spence earned a bachelor’s degree in petroleum and natural gas engineering from Penn State University and a master’s degree in business administration from Bentley College. Mr. Spence has been a director since 2006.

GOVERNANCE OF THE COMPANY

Board of Directors

Attendance. The Board of Directors held one Board meeting and acted by unanimous written consent 18 times during 2006. Each director attended 100% of the meetings held by the Board and its Executive Committee during 2006. Directors are expected to attend all meetings of the Board, its Executive Committee and shareowners. All of our then-serving directors attended the 2006 Annual Meeting of Shareowners.

Communications with the Board. Shareowners or other parties interested in communicating with the Board of Directors may write to the following address:

Board of Directors
c/o Corporate Secretary’s Office
PPL Electric Utilities Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101

The Secretary of the company forwards all correspondence to the respective Board members, with the exception of commercial solicitations, advertisements or obvious “junk” mail. Concerns relating to accounting, internal controls or auditing matters are to be brought immediately to the attention of the company’s Office of Business Ethics and Compliance and are handled in accordance with procedures established by the Audit Committee of PPL Corporation with respect to such matters.

Code of Ethics. The company’s parent maintains its Standards of Conduct and Integrity, which are applicable to all Board members and employees of the company and its subsidiaries, including the principal executive officer, the principal financial officer and the principal accounting officer of the company. You can find the full text of the Standards in the Corporate Governance section of PPL Corporation’s Web site (www.pplweb.com/about/corporate+governance.htm). The Standards are also available in print, without charge, to any shareowner who requests a copy.

Board Committees

The company does not have standing audit, nominating and compensation committees of the Board of Directors.

Executive Committee. During the periods between Board meetings, the Executive Committee’s function is to act on behalf of the Board on appropriate matters that do not require full Board approval under the Pennsylvania Business Corporation Law or the company’s articles of incorporation and bylaws. This Committee did not meet during 2006 and acted by unanimous written consent once during 2006. The members of the Executive Committee are Mr. Miller (chair), and Messrs. DeCampli and Farr.

Nominations. The Board of Directors of the company makes the nominations for election of directors for the company and does not have a separate standing nominating committee. As PPL Corporation owns all of the outstanding shares of the company’s common stock, which represents 99% of the company’s outstanding voting shares, PPL Corporation has a quorum and voting power for the purpose of election of directors of the company, and PPL Corporation recommends to the Board of Directors of the company all of the nominees for directors of the company. Therefore, the Board of Directors of the company acts upon these recommendations and actions of PPL Corporation.

Because the company does not list any common equity securities with the NYSE and is a direct consolidated subsidiary of PPL Corporation, the company is not required to have a majority of independent directors nor an audit committee or audit committee financial expert. Most of the directors nominated are officers of PPL

Corporation and its subsidiaries, including the company. In addition, because the Amended and Restated Articles of Incorporation require the company to have at all times a director who is independent, the Board of Directors nominates one independent director for election to the Board of Directors, based on the independence requirements set forth in the Amended and Restated Articles of Incorporation. The current independent director, Mr. Christiansen, was chosen by the company’s board upon the recommendation of PPL Corporation. Because PPL Corporation controls the vote and the nomination of directors of the company, the company has not recently received any director recommendations from owners of voting preferred stock of the company. Shareowners interested in recommending nominees for directors should submit their recommendations in writing to: Secretary, PPL Electric Utilities Corporation, Two North Ninth Street, Allentown, Pennsylvania 18101. In order to be considered, nominations by shareowners must be received by the company 75 days prior to the 2008 Annual Meeting and must contain the information required by the Bylaws, such as the name and address of the shareowner making the nomination and of the proposed nominees and certain other information concerning the shareowner and the nominee.

In considering the candidates recommended by PPL Corporation, the Board of Directors seeks individuals who possess strong personal and professional ethics, high standards of integrity and values, independence of thought and judgment and who have senior corporate leadership experience, including within PPL Corporation. The company believes that prior business experience is valuable and provides a necessary basis for consideration of the many complicated issues associated with the company’s business and the impact of related decisions on PPL Corporation and other shareowners, customers, employees and the general public. In addition, the Board of Directors seeks individuals who have a broad range of demonstrated abilities and accomplishments beyond corporate leadership. These abilities include the skill and expertise sufficient to provide sound and prudent guidance with respect to all of the company’s operations and interests. After completing the evaluation process, the Board of Directors votes on whether to approve the nominees. Each nominee to be elected who is named in this Information Statement was recommended by PPL Corporation in accordance with the practices described above.

Compensation Processes and Procedures. The Compensation, Governance and Nominating Committee, or CGNC, of the Board of Directors of the company’s parent, PPL Corporation, determines compensation for all officers who are deemed to be executive officers of PPL Corporation. This group includes all of the named executive officers who are included in the “Summary Compensation Table” on page 25, except for David G. DeCampli before he was named president of the company in April 2007. Specifically, the CGNC has strategic and administrative responsibility for a broad range of issues, including ensuring that executive officers are compensated effectively and in a manner consistent with the company’s stated compensation strategy. The CGNC also oversees the administration of executive compensation plans, including the design, performance measures and award opportunities for the executive incentive programs, and certain employee benefits. The CGNC has the authority to make restricted stock, restricted stock unit and option awards of PPL Corporation stock under the PPL Incentive Compensation Plan, or ICP. The Board of Directors of PPL Corporation appoints each member of the CGNC and has determined that each is an independent director.

For those officers of the company who are not deemed to be executive officers of PPL Corporation, including Mr. DeCampli prior to his being named president of the company, compensation is recommended by the president of the company to the PPL Corporate Leadership Council, or CLC, which consists of the chief executive officer, chief financial officer, chief operating officer and general counsel of PPL Corporation. In addition to determining salary and cash incentive compensation for such officers, the CLC also has the authority to make restricted stock unit grants and stock option awards of PPL Corporation stock under the PPL Incentive Compensation Plan for Key Employees, or ICPKE. As a result of Mr. DeCampli being elected president of the company on April 1, 2007, the CGNC, rather than the CLC, will determine his compensation going forward.

The CGNC periodically reviews executive officer compensation to ensure that compensation is consistent with PPL Corporation’s compensation philosophies, company and personal performance, changes in market practices, and changes in an individual’s responsibilities. At the CGNC’s first regular in-person meeting each year, which it holds in January, the CGNC reviews the performance of PPL executive officers and makes awards for the just-completed fiscal year. The CLC performs the same function for other officers.

To assist in its efforts to meet the objectives outlined above, the CGNC has retained Towers Perrin, a nationally known executive compensation and benefits consulting firm, to advise it on a regular basis on executive compensation and benefit programs. Towers Perrin provides additional information to the CGNC so that it can determine whether the executive compensation programs of PPL Corporation and the company are reasonable and consistent with competitive practices. Representatives of Towers Perrin regularly participate in CGNC meetings and provide advice as to compensation trends and best practices, plan design and peer group comparisons.

Annually, the CGNC requests Towers Perrin to develop an analysis of current competitive compensation practices and levels. This analysis begins with a general review at the committee’s July meeting and continues with a detailed analysis of competitive pay levels and practices at its year-end meeting. The CGNC uses this analysis when it assesses performance and considers salary levels and incentive awards at its January meeting following the performance year.

Senior management of PPL Corporation and each of its subsidiaries, including the company, develops the business plan and recommends to the CGNC the related goals for the annual cash incentive program and the strategic goals for the long-term incentive program for the upcoming year, based on industry and market conditions and other factors. All of the incentive and strategic goals are reviewed and approved by the CGNC.

The CGNC has the authority to review and approve annually the compensation structure, including goals and objectives, of the president of the company and other executive officers who are deemed to be executive officers of PPL Corporation and are subject to Section 16 of the Securities Exchange Act of 1934. This group includes all of the executive officers named in this Information Statement with the exception of Mr. DeCampli. The chief executive officer of PPL Corporation reviews with the CGNC his evaluation of the performance and leadership of the executive officers who report directly to him and, with input from the chief operating officer of PPL Corporation, evaluates the presidents of the major business lines who report to the chief operating officer, which includes the president of the company. The CGNC approves the annual compensation, including salary, incentive compensation and other remuneration of such executive officers. The CLC approves the annual compensation of the other officers.

Compensation of Directors

Directors who are employees of the company or its affiliates do not receive any separate compensation for service on the Board of Directors or its Executive Committee. The company pays Lord Securities Corporation an annual fee of $7,000 for providing the services of its independent director, Dean A. Christiansen.

STOCK OWNERSHIP

As noted above, all of the outstanding shares of common stock of the company are owned by PPL Corporation. No directors or executive officers of the company own any PPL Electric Utilities Corporation preferred, series preferred or preference stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, our directors and executive officers met all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 during 2006.

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors of the company’s parent, PPL Corporation, adopted a written related-person transaction policy in January 2007 to recognize the process its Board will use in identifying potential conflicts of interest arising out of financial transactions, arrangements or relations between PPL Corporation or its subsidiaries (including the company) and any related persons. This policy applies to any transaction or series of transactions in which PPL Corporation or a subsidiary is a participant, the amount exceeds $120,000 and a “related person” has a direct or indirect material interest. A related person includes not only the company’s directors and executive officers, but others related to them by certain family relationships, as well as shareowners who own more than 5% of any class of PPL Corporation’s voting securities.

Under the policy, each related-person transaction must be reviewed and approved or ratified by the disinterested independent members of the Board of PPL Corporation, other than any employment relationship or transaction involving an executive officer and any related compensation, which must be approved by the CGNC. PPL Corporation collects information about potential related-person transactions in annual questionnaires completed by directors and executive officers, including those of the company. PPL Corporation also reviews any payments made by PPL Corporation or its subsidiaries (including the company) to each director and executive officer and their immediate family members, and to or from those companies that either employ a director or an immediate family member of any director or executive officer. PPL Corporation’s Office of General Counsel determines whether a transaction requires review by the Board of PPL Corporation or the CGNC. Transactions that fall within the definition of the policy are reported to the Board of PPL Corporation or the CGNC. The disinterested independent members of the Board of PPL Corporation, or the CGNC, as applicable, reviews and considers the relevant facts and circumstances and determines whether to approve, deny or ratify the related-person transaction. Since January 1, 2006, except for compensation for executive officers that has been approved by the CGNC, there have been no related-person transactions that were required either to be approved under the policy or reported under the Securities and Exchange Commission, or SEC, related-person transaction rules.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Board of Directors has reviewed the following Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Board authorized the Compensation Discussion and Analysis to be incorporated by reference into the company’s Annual Report on Form 10-K for 2006 and included in this Information Statement.

Board of Directors

Dean A. Christiansen
David G. DeCampli
Paul A. Farr
Robert J. Grey
James H. Miller
William H. Spence

Compensation Discussion and Analysis (“CD&A”)

The named executive officers who are included in the “Summary Compensation Table” on page 25 participate in the executive compensation program offered to officers of the major operating subsidiaries of PPL Corporation as well as the officers of PPL Corporation. Three of the named executive officers, Paul A. Farr, James E. Abel and J. Matt Simmons, Jr., are not paid separately as officers of the company but are employees of PPL Services Corporation, an affiliate of the company. John F. Sipics was an employee of the company prior to his retirement on January 1, 2007, and David G. DeCampli is an employee of the company. The company is a participating employer and has adopted all of the executive compensation plans offered by PPL Corporation. Each named executive officer participates in the executive compensation plans for their particular company, but all of the benefits offered and the terms of each plan are the same for all participating companies.

The Compensation, Governance and Nominating Committee of the PPL Corporation Board of Directors, referred to throughout this CD&A as the CGNC, is responsible for overseeing the executive compensation program and approves all executive compensation awards to those officers who are deemed to be executive officers of PPL Corporation. This group includes all of the named executive officers except Mr. DeCampli before he was named president of the company in April 2007. In the case of Mr. DeCampli, the president of the company recommended all compensation awards to the CLC, and the CLC approved his compensation. The Board of Directors of the company concurs with the decisions of the CGNC and CLC.

Objectives of Executive Compensation Program

The executive compensation program of PPL Corporation and its subsidiaries, including the company and referred to throughout this CD&A as PPL, is designed to recruit, retain and motivate executive leadership and align compensation with the company’s performance. Since executive officer performance has the potential to affect PPL’s profitability, the key elements of PPL’s executive compensation program seek to achieve PPL’s business goals appropriately by encouraging and retaining leadership excellence and expertise, rewarding executive officers for sustained financial and operating performance, and realizing both short-term and long-term value for shareowners of PPL and the company.

A key component of the program is direct compensation—salary and a combination of annual cash and equity incentive awards—which is intended to provide an appropriate, competitive level of compensation, to reward recent performance results and to motivate long-term contributions to achieving PPL’s strategic business objectives. PPL evaluates the direct compensation program as a whole and intends to deliver a balance of current cash compensation and stock-based compensation. The program also balances a level of fixed compensation paid regularly—salary—with incentive compensation that varies with the performance of PPL. The incentive compensation program focuses executive awards on annual and longer-term performance and, for executive officers including the named executive officers in the Summary Compensation Table on page 25, provides the major portion of direct compensation in the form of PPL Corporation stock, ensuring that management and shareowner interests are aligned.

Other elements of the total compensation program provide: the ability of executives to accumulate capital, predominately in the form of equity to align executive interests with those of the shareowners; a level of retirement income; and, in the event of special circumstances like termination of employment in connection with a change in control of PPL Corporation, special severance protection to help ensure executive retention during the change in control process and to ensure executive focus on serving the company and shareowner interests without the distraction of possible job and income loss.

To ensure appropriate alignment with business strategy and objectives and shareowner interests, the CGNC reviews the executive compensation program and each of its components regularly.

Compensation Elements

Our executive compensation program consists of: (1) direct compensation; (2) indirect compensation; and (3) special compensation.

Direct Compensation

Broadly stated, the direct compensation program is intended to reward:

•	Expertise and experience through competitive salaries;

•	Short-term financial and operational performance through annual cash incentive awards, which are tied to specific, measurable goals;

•	Achievement of annual strategic objectives through performance-based PPL Corporation restricted stock and stock unit awards;

•	Long-term financial and operational performance through performance-based PPL Corporation restricted stock or stock unit awards; and

•	Stock price growth through awards of stock options for shares of PPL Corporation common stock.

The direct compensation program includes salary, an annual cash incentive award and long-term incentive awards. Long-term incentive awards are granted in two forms of equity: restricted stock units and stock options.

In general, the company offers a competitive direct compensation program that is intended to align with companies of similar size and complexity, which are also the companies with which we compete for talent. The CGNC and the company target direct compensation to be generally at the median of the competitive market. Each year, competitive data are developed by the CGNC’s compensation consultant, Towers Perrin, based on companies of similar size both in the energy services industry and general industry companies other than energy services or financial services companies. In developing this competitive data, Towers Perrin uses its published compensation surveys (typically their current-year Executive Compensation Database and Long-Term Incentive Report (approximately 900 corporate participants), Energy Services Industry Executive Compensation Database (approximately 100 corporate participants), and for PPL EnergyPlus, LLC positions, Benchmark Compensation Survey of Energy Trading and Marketing Positions (approximately 65 corporate participants)). When possible and appropriate, analyses are performed to size-adjust the survey data to achieve a closer correlation with the appropriate scope for the applicable PPL business position. The result of this analysis produces a competitive market reference point we refer to as the “PPL competitive data,” which we believe appropriately reflects the competitive marketplace in which we compete for executive talent.

PPL competitive data are used as a tool for evaluating salary levels as well as to set target incentive levels. For example, salary amounts are determined based on the PPL competitive data provided by the compensation consultant’s analysis for a particular position and the PPL Corporation chief executive officer’s and CGNC’s assessment of the individual’s expertise and experience. Total direct compensation in relation to other executives, as well as prior year individual performance and performance of the business lines for which the executive is responsible, are also taken into consideration in determining any adjustment by the CGNC or CLC.

In addition to assessing competitive pay levels, Towers Perrin reports to the CGNC each July on recent industry trends and emerging trends they perceive in the energy services industry.

The majority of direct compensation for executive officers consists of incentive compensation that varies with the performance of PPL. A portion of incentive compensation is intended to reward annual or “short-term” performance; the rest consists of restricted stock units, which are intended to promote medium-term performance, and stock options, which are intended to promote longer-term stock price growth.

Table 1 below illustrates the allocation of direct compensation for the company’s executive officers for 2006, which is shown as a percentage of total direct compensation. For example, the salary of the president of the company represents 32.3% of total direct compensation. Incentive compensation—annual and long-term—represents 67.7% of the president’s direct pay, with 51.6% stock-based and linked to long-term financial performance.

TABLE 1

Elements of Compensation as a Percentage of Total Direct Compensation—2006(1)

	Percentage of Total Direct Compensation
		Senior Vice
		President-	Other Executive
Direct Compensation Element	President	Financial	Officers(2)
Salary	32.3%	32.3%	41%
Target Annual Cash Incentive Award	16.1%	16.1%	16%
Target Long-term Incentive Awards	51.6%	51.6%	43%

(1)	Percentages based on target award levels as a percentage of total direct compensation. Values of restricted stock unit and stock option awards shown in the tables throughout this Information Statement may reflect compensation expense recognized in 2006 for financial reporting purposes, rather than fair market values calculated using the number of shares or options actually awarded. See “—Tax and Accounting Considerations—SFAS 123(R)” at the end of this CD&A at page 24 for further details on how equity awards are expensed.

(2)	Includes the positions of Treasurer; Vice President and Controller; and Senior Vice President-Transmission and Distribution Engineering and Operations.

Base Salary

The CGNC or CLC sets base salaries to reward expertise and experience. Salaries are not “at risk” in the sense that, once established annually based on individual, and where applicable, business line performance and market comparisons, they are paid regularly and are not contingent on attainment of specific goals. Executive salaries are adjusted based on the expertise and experience of each executive, prior year individual performance and performance of the business lines for which the executive is responsible. Additionally, the critical need for a particular executive’s skill, overall assessment of an executive’s pay in relation to others within the company and level of pay relative to the PPL competitive data are considered in determining an individual’s base salary.

Generally, the company seeks to align salaries to the median of the market. Salaries are considered paid competitively if they are within 15% of the PPL competitive data, or within the PPL competitive range for a particular position. For example, if the PPL competitive data for the president position is $380,000, we consider appropriate market compensation for this position as ranging between $323,000 and $437,000, or 15% less than and 15% greater than the market reference point of $380,000.

Changes in base salary affect annual cash incentive awards and equity incentive awards. Because target incentive award levels are set as a percentage of salary, increases in salary also affect annual cash incentive award and equity incentive award opportunities.

In January of each year, the CGNC reviews base salary levels for all executive officers of PPL Corporation. The CLC determined Mr. DeCampli’s base salary after discussing it with the president of the company.

At its meeting on January 26, 2006, the CGNC approved the following base salaries for the named executive officers, except as noted:

TABLE 2

2006 Salary Adjustments by Position

		PPL Competitive
Name and Position	Prior Salary	Range	2006 Salary	% Change
J. F. Sipics
—President(1)	$325,000	$323,000-$437,000	$350,000	7.7%
P. A. Farr
—Senior Vice President-Financial	350,000	$323,000-$437,000	390,000	11.4%
J. E. Abel
—Treasurer	250,773	$221,000-$299,000	265,773	6.0%
J. M. Simmons, Jr.
—Vice President and Controller(2)	—	$221,000-$299,000	225,000	—
D. G. DeCampli(3)
—Senior Vice President-T&D Engineering and Operations	—	$221,000-$299,000	265,000	—

(1)	Mr. Sipics served as president for all of 2006, but retired on January 1, 2007.

(2)	Mr. Simmons joined PPL on January 30, 2006 as Vice President and Controller of the company and of the company’s parent, PPL Corporation.

(3)	Mr. DeCampli joined the company on December 4, 2006 at the salary noted for 2006.

Mr. Sipics’ salary was increased in 2006 in recognition of his and the company’s effective performance in 2005. Overall, PPL Corporation’s financial performance goals exceeded expectations and the company achieved 125% of targeted or budgeted performance on its annual incentive goals. In addition, Mr. Sipics was paid low relative to the PPL competitive range and PPL Corporation’s chief executive officer recommended, and the CGNC concluded, it was appropriate to move Mr. Sipics further into the PPL competitive range.

The CGNC increased Mr. Farr’s salary to reflect effective performance during 2005 in his PPL Corporation position, resulting in a salary just over the middle point of the PPL competitive range. Mr. Farr was considered a potential candidate for the position of chief financial officer of PPL Corporation. Mr. Farr was promoted to Executive Vice President and Chief Financial Officer of PPL Corporation effective April 1, 2007, following the retirement of John R. Biggar.

Mr. Abel’s salary was increased based on continuing effective performance in his PPL Corporation position of Vice President-Finance and Treasurer. The CGNC also concluded it was appropriate to move Mr. Abel’s salary further into the PPL competitive range.

Annual Cash Incentive Awards

The annual cash incentive award program is designed to reward annual performance compared to business goals established at the beginning of the year. Unlike salary, where payment is a fixed amount paid regularly, this compensation element is “at-risk” because awards are based on achievement of prescribed business results. Awards may vary from the target award (that is, the result at which payouts would be at 100%) to zero or to the program maximum of 150% of target established for each position.

The CGNC makes annual cash incentive awards under PPL Corporation’s shareowner-approved Short-Term Incentive Plan to those executive officers who are deemed to be executive officers of PPL Corporation and are subject to Section 16 of the Securities Exchange Act of 1934. Because Mr. DeCampli was not considered an executive officer of PPL Corporation during 2006, his annual cash incentive award was approved by the CLC. All of the annual cash incentive awards are based on objective corporate financial and operational measures. Specific written performance objectives and business goals are established by management and approved by the

CGNC during the first quarter of each calendar year. The CGNC establishes target award levels, set as a percentage of salary for each executive, based on a review of the PPL competitive data and an internal comparison of executive positions.

The CGNC set the following target award levels for the positions listed for the 2006 annual cash incentive awards:

TABLE 3

Annual Cash Incentive Targets by Position for 2006

Targets as %
Position	of Salary
President	50%
Senior Vice President-Financial	50%
Treasurer; Vice President and Controller; and Senior Vice President—T&D Engineering and Operations	40%

The corporate financial goal for 2006, which was a fully diluted earnings per share, or “EPS” target described in detail below, represented 40% of the total award for business line presidents, including the President of the company as well as the Senior Vice President-T&D Engineering and Operations. EPS represented 60% of the total award for the other executive officers as a result of their positions with PPL Corporation. Various measures make up operational goals, including business-line net income, customer service measures, operation and maintenance expense and capital expenditure amounts, safety and environmental performance, and other measures critical to the success of the business lines.

The following table summarizes the weightings allocated to financial and operational results, by executive officer position, for determining 2006 annual cash incentive awards:

TABLE 4

Annual Cash Incentive Weightings Applied to Financial and Operational Results

			SVP—T&D	Treasurer and
			Engineering and	VP &
Category	President	SVP-Financial	Operations	Controller
Financial Results	40%	60%	40%	40%
Operational Results
PPL Generation	—	9%	—	9%
PPL EnergyPlus	10%	9%	—	9%
PPL Electric Utilities	38%	9%	35%	9%
PPL Gas Utilities	2%		5%	—
PPL Global	10%	9%	—	9%
PPL Energy Services Group	—	4%	—	4%
Individual Results	*	*	20%	20%

*	Annual cash incentive awards for these executive officers are based on the financial and operational results of PPL for the year and are not further adjusted for individual performance.

At its January 2007 meeting, the CGNC reviewed 2006 performance results to determine whether the named executive officers had met or exceeded pre-established 2006 performance goals. Annual cash incentive awards are determined as summarized below by multiplying the results for financial and operational measures by the weightings in Table 4 above to determine the total performance result for each position. The total performance result is then multiplied by the target award opportunity as detailed in Table 3 above and then multiplied by salary as of December 31, 2006, the end of the performance period. Mr. DeCampli’s award was approved by the CLC and not the CGNC because he was not deemed to be an executive officer of PPL Corporation during 2006.

annual cash incentive award	=	result	×	weights (Table 4)	×	target award % (Table 3)	×	year-end salary (Table 2)

As a result, the CGNC approved, except as noted, the following annual cash incentive awards:

TABLE 5

Annual Cash Incentive Awards for 2006 Performance

	Salary Basis for	Total Goal		2006 Annual Cash
Name	Award	Results		Award(1)
J. F. Sipics	$350,000	118.8%		$207,900
P. A. Farr	390,000	131.3%		256,000
J. E. Abel	265,774	127.1%	(2)	135,100
J. M. Simmons, Jr.	225,000	129.1%	(3)	107,500
D. G. DeCampli	265,000	110.4%	(4)	117,000

(1)	Total award amounts may differ from the amounts included in the Non-Equity Incentive Award column of the Summary Compensation Table due to amounts exchanged under the Premium Exchange Program, which is described on page 23 of this CD&A under “— Ownership Guidelines.”

(2)	Includes individual results achieved at 120% of target performance.

(3)	Includes individual results achieved at 130% of target performance.

(4)	Assumes 12 months in the position as provided by the terms of Mr. DeCampli’s employment offer letter.

The following Table 6A and Table 6B provide further detail on the goal results underlying the 2006 annual cash incentive awards. Table 6A applies the weights from Table 4 to the various results for Mr. Sipics’ position as president to produce the total result for award purposes. Table 6B applies the weights for Mr. Farr’s award. Messrs. Abel, Simmons and DeCampli’s awards apply the weights from Table 4 to the applicable results, including results for individual performance.

TABLE 6A

Annual Cash Incentive Award for President

	Results	Weight	Attainment
PPL Corporation EPS (60% weight)	140.9%	40%	56.4%
Operational:
PPL EnergyPlus (10% weight)
EnergyPlus Energy Marketing Center	142.5%	10.0%	14.3%
Utility Operations (9% weight)
PPL Electric Utilities (95%)	82.0%	38.0%	31.1%
PPL Gas Utilities (5%)	107.2%	2.0%	2.1%
PPL Global (10% weight)
Global	149.3%	10.0%	14.9%
Total Weight & Attainment		100.0%	118.8%

TABLE 6B

Annual Cash Incentive Awards for PPL Corporation-level Executive Officers
(executive officers other than presidents of major business lines)

	Results	Weight	Attainment

PPL Corporation EPS (60% weight)	140.9%	60%	84.6%
Operational:
PPL Generation (9% weight)
Generation East Fossil/Hydro (50%)	95.4%	4.5%	4.3%
Susquehanna (30%)	97.1%	2.7%	2.6%
Generation West Fossil/Hydro (20%)	79.9%	1.8%	1.4%
PPL EnergyPlus (9% weight)
EnergyPlus Energy Marketing Center	142.5%	9.0%	12.8%
Utility Operations (9% weight)
PPL Electric Utilities (95%)	82.0%	8.5%	7.0%
PPL Gas Utilities (5%)	107.2%	0.5%	0.5%
PPL Global (9% weight)
Global	149.3%	9.0%	13.4%
PPL Energy Services Group (4% weight)
Energy Services (30%)	125.0%	1.2%	1.5%
Synfuels (20%)	101.3%	0.8%	0.8%
Telcom (15%)	142.9%	0.6%	0.9%
PPLSolutions (15%)	94.1%	0.6%	0.6%
Development (20%)	117.9%	0.8%	0.9%

Total Weight & Attainment		100.0%	131.3%

As noted above, the total goal results are based on a blend of corporate, financial and operational results. The financial and operational goals are based on PPL’s business plan. The financial goals are set to meet management’s objectives and financial market expectations, and the operational goals are established to support financial results for both the short and longer term.

Generally, the company expects awards, in the aggregate, to range from 90% to 110% of target. Awards may range from zero to 150% of target, although attainment at the maximum award level is not expected. Awards for the positions of the named executive officers over the last five years have ranged from 101.3% to 131.3% of target.

Financial Results. Target EPS of PPL Corporation for the annual cash incentive program was $2.20 per share for 2006, with a 150% payout goal of $2.30 and a 50% payout goal of $2.10. Results below $2.10 would result in a zero payout on this portion of the incentive goal.

The target EPS used for goal purposes is corporate reported earnings of PPL Corporation, net of specific items excluded at the beginning of the year and approved by the CGNC in March 2006. The excluded items for 2006 were:

•	Any impact from changes in accounting resulting from FASB or SEC determinations that, as of January 31, 2006, were not scheduled to become applicable to current year financial statements, or if the financial statement impact was not determinable based on the issued or proposed guidance.

•	Costs associated with the refinancing of debt or senior equity securities where refinancing results in a positive net present value.

•	Asset impairments related to or resulting from a decision to sell assets or discontinue operations where such sale or discontinued operations results in a positive net present value.

•	Any mark-to-market (MTM) impact on earnings from energy marketing and trading activities. The MTM changes of forward commitments are not reflective of the ultimate profitability of the MTM transactions. The ultimate financial impact of MTM transactions, as well as related transactions that do not receive MTM accounting, are reflected in earnings as contracted products and services are delivered.

•	The outcome of the legal proceedings relating to a PJM billing dispute at the Federal Energy Regulatory Commission. PJM, or PJM Interconnection, L.L.C., is the independent operator of the electric transmission network for the region in which PPL Electric Utilities Corporation provides transmission service.

After adjusting PPL’s reported corporate earnings for the above excluded items, the EPS achieved for purposes of the annual cash incentive program was $2.29 per share, or 140.9% of the target EPS for 2006.

Operational Results. Operating goals are detailed, quantifiable goals set specifically for each business line annually. The operational goals are structured to attain the target EPS of PPL Corporation for the year, while at the same time promoting near-term activities that benefit the operating assets in future years. Because the target EPS is a challenging goal relative to the previous year’s target, many of the supporting operational goals require difficult-to-reach elements in order to produce operating results that render the target EPS.

Operating goals in 2006 included the following:

•	Safety goals are included in all units (limits on Occupational Safety and Health Administration reportable events and motor vehicle accidents).

•	Gross margin, net income or net operating profit after tax (NOPAT) goals are included in each business line’s goals. Gross margin is a goal for PPL Generation and PPL EnergyPlus. Net income is a goal for the delivery companies—PPL Electric Utilities and PPL Gas Utilities and PPL Global—and our smaller business lines. NOPAT is used by PPL Global. PPL Generation, PPL Electric Utilities and PPL Gas Utilities also have specific operations and maintenance and capital expenditure goals that support their margin or income goals.

•	Energy marketing and trading goals are also included. PPL EnergyPlus has specific goals pertaining to strategy to grow value extracted from our generation assets, to refine a marketing strategy and to hedge and expand margins in years 2007 and beyond.

•	Station generation goals are included for PPL Generation units, including specific equivalent availability, prime time availability and coal plant unplanned outage goals.

•	PPL Generation’s nuclear unit has a specific goal pertaining to its extended power “uprate” project and license renewal capital budget.

•	PPL Energy Services Group’s development unit has goals pertaining to asset growth.

•	Environmental compliance goals are determined for the fossil and hydro generating units. Nuclear Regulatory Commission Performance Indicators and Inspector Findings and Institute of Nuclear Power Operations rating goals are determined for the nuclear unit.

•	Customer service goals are included for the delivery companies—PPL Electric Utilities, PPL Gas Utilities and PPL Global’s subsidiaries—taking the form of customer satisfaction surveys, interruption limits, lost minute limits and non-storm lost minute measures.

•	Community impact goals are included for our fossil and hydro units in the form of a favorable public perception evaluation.

Long-term Incentive Awards (Equity Awards)

PPL grants long-term incentive awards to align the interests of the executive officers with those of PPL’s shareowners. Long-term incentive awards for those officers who are deemed executive officers of PPL Corporation are made annually under the PPL Corporation shareowner-approved Incentive Compensation Plan, or ICP. Key employees of PPL companies who are not deemed to be executive officers of PPL Corporation, such as Mr. DeCampli before he was named president of the company, are eligible to receive long-term incentive awards under the PPL Corporation shareowner-approved Incentive Compensation Plan for Key Employees, or ICPKE. The CGNC approves all awards granted under the ICP, and the CLC approves all grants under the ICPKE.

The long-term incentive program is designed to reward mid- and long-term performance and is composed of three awards:

•	Restricted stock unit awards for sustained financial and operational performance of PPL;

•	Restricted stock unit awards for PPL performance on specific, strategic goals; and

•	Stock option awards for stock price growth of PPL Corporation common stock.

General

PPL grants restricted stock unit awards based on the achievement of prescribed business results. Restricted stock unit awards provide executives the right to receive an equivalent number of shares of PPL Corporation common stock after a restriction or holding period. These grants are therefore “at-risk” because awards may vary from zero to the program maximum of 150% of target. Restricted stock unit awards are also “at-risk” compensation because the awards are denominated in shares of PPL Corporation stock and are subject to vesting and potential forfeiture, and the ultimate value realized by the executives is directly related to PPL Corporation’s stock price performance.

Restricted stock unit awards made in 2007 for 2006 performance have a three-year restriction period, with restrictions scheduled to lapse in 2010. During the restriction period, each restricted stock unit entitles the executive to receive quarterly payments from the executive’s employer equal to the quarterly dividends on one share of PPL Corporation stock, thereby recognizing both current income generation and stock price appreciation in line with PPL Corporation shareowners.

PPL also grants stock options. Stock options are granted at an exercise price equal to the market value of PPL Corporation stock on the grant date and will normally not be exercised by the holder if the stock price does not increase after the grant date. As a result, stock option awards are designed to reward executives for increases in PPL Corporation’s stock price.

Stock options granted in 2006 become exercisable over three years—one-third at the end of each year following grant—and are exercisable for ten years from the grant date, subject to earlier expiration following specified periods after termination of employment.

Under the terms of the ICP and ICPKE, restricted stock units and unvested stock options are forfeited if the executive voluntarily leaves PPL, and are generally vested if the executive retires from PPL prior to the scheduled vesting. However, any stock options granted under the ICP within 12 months prior to an executive officer’s retirement date will be forfeited. See “Termination Benefits—Long-term Incentive Awards” for a description of conditions of the provisions and expiration dates applicable to awards.

From time to time, as an additional incentive to encourage and reward an executive’s superior performance and service with PPL and to retain key talent, PPL may also grant additional restricted stock under the ICP or ICPKE. In January 2006, the CGNC approved such an additional award to Mr. Farr of 15,400 shares of restricted stock under the ICP. Mr. Farr now has a total of 40,000 shares of restricted stock as part of his retention agreement. See “Retention Agreements” on page 36 for a description of the terms of Mr. Farr’s retention agreement.

Structure of Awards

In order to balance equity-based incentives with underlying medium- and longer-term goals for PPL performance, the CGNC determined that the total value of shares of PPL Corporation stock awarded should be divided equally between restricted stock units and stock options for 2006. The restricted stock unit portion of the long-term incentive program is further split, with 50% of the award tied to sustained financial and operational results and 50% of the award tied to strategic goals. Equity awards are intended to balance incentive pay with performance on specific business goals based on PPL’s multi-year business plan.

Target award levels for each component of the long-term incentive program seek to balance executive focus on PPL business goals, to balance the internal compensation levels of executive positions and to reflect the PPL competitive data.

The target award levels for the named executive officers were set by the CGNC as a percentage of salary for 2006 and are provided below:

TABLE 7

Long-term Incentive Award Targets

	Restricted Stock Units		Stock Options
	(Targets as % of Salary)
	Sustained
	Financial and	Strategic
	Operational	Objective	Stock Price
Position	Results	Results	Performance	Total
President	40.00%	40.00%	80.0%	160%
Senior Vice President—Financial	40.00%	40.00%	80.0%	160%
Treasurer; Vice President and Controller; and Senior Vice President—T&D Engineering and Operations	26.25%	26.25%	52.5%	105%

A restricted stock unit award is made by the CGNC (or the CLC as to Mr. DeCampli) after the end of each year, based on the most recent three-year average results of the annual cash incentive program:

number of units granted	=	target award %	×	salary	×	3-year average result	÷	market price of PPL stock as of award date

This award is designed to reward sustained financial and operational performance of PPL.

A second restricted stock unit award is made after the end of each year based on the achievement level of annually determined, objective strategic goals developed by the company and approved by the CGNC (or the CLC as to Mr. DeCampli):

number of units granted	=	target award %	×	salary	×	goal result	÷	market price of PPL stock as of award date

This award is designed to reward actions that drive achievement of PPL’s strategic objectives.

The strategic goals for 2006 included the following:

•	Influence the evolution of federal and state policies:

•	Toward more competitive markets

•	Toward use of prices to send economically efficient capital allocation signals

•	Toward permitting generators greater latitude to bid into energy markets

•	Toward permitting transmission owners greater latitude in selection of an independent system operator or regional transmission operator to operate the transmission owner’s system

•	Away from price caps

•	Away from excessive market power mitigation initiatives

•	Internally structure PPL:

•	To position the energy marketing and trading organization to take advantage of opportunities presented by the expiration of the provider of last resort (POLR) contract

•	To develop and retain the management and technical skills and the financial profile necessary to permit continued growth

•	Implement necessary actions to position PPL to successfully benefit from the expiration of the current Pennsylvania generation price cap.

A grant of stock options is made each year at each executive’s target award level:

number of options granted	=	target award %	×	salary	÷	option value as of award date

The value of the long-term incentive awards as of the grant date, based on the targets, delivers a level of compensation intended to pay executive officers at a level that compares to the median of the PPL competitive data. The ultimate value of long-term incentive awards to executives is tied to the future value of PPL Corporation’s total shareowner return—stock price growth and dividends. To the extent total shareowner value increases, executives may realize values that exceed the values as determined on the grant date. Similarly, should shareowner value deteriorate, executive compensation levels for these awards could fall below the grant values, possibly to zero.

Awards for 2006

At its meeting in January 2007, the CGNC reviewed and certified the performance results for the 2006 cash incentive compensation award. These results impact the long-term incentive program as follows:

•	Restricted stock unit award for sustained financial and operational results: the 2006 annual cash incentive results for executives were averaged with similar results for 2005 and 2004 and formed the basis for the 2007 award. The total results were 120.5%; which represent the average of 2006 (131.3%), 2005 (109.9%) and 2004 (120.4%).

•	Restricted stock unit award for strategic goal attainment: goal attained at 100%.

At its meeting in January 2007, the CGNC approved restricted stock unit awards for 2006 performance (the CLC for Mr. DeCampli), and at its January 2006 meeting approved stock option awards for 2006. These awards are set forth in the table below. The cost of the stock option awards expensed in 2006 is included in the Summary Compensation Table. However, because the restricted stock unit awards for 2006 performance were not expensed until granted in January 2007, any amount expensed will not be included until next year’s Summary Compensation Table. The restricted stock unit awards reflected in this year’s Summary Compensation Table show the expense for the awards made in January 2006 for 2005 performance. Such awards were also included and discussed in last year’s information statement as to Messrs. Sipics, Farr and Abel. See “—Tax and Accounting Considerations—SFAS 123(R)” at the end of this CD&A at page 24 for further details on how equity awards are expensed.

TABLE 8

Long-Term Incentive Awards for 2006

	Restricted Stock Units		Stock Options
	(Awards in Dollars)
	Sustained
	Financial and	Strategic
	Operational	Objective	Stock Price
Name	Results	Results	Performance
J. F. Sipics	$168,747	$140,000	$260,000
P. A. Farr	188,032	156,000	280,000
J. E. Abel	84,091	69,766	131,656
J. M. Simmons, Jr.(1)	65,088	54,000	118,125
D. G. DeCampli(2)	83,800	69,600	139,900

(1)	Mr. Simmons’ restricted stock unit awards are based on 11 months of actual service as the Vice President and Controller of PPL Corporation.

(2)	Mr. DeCampli’s restricted stock unit awards assume 12 months in the position as provided by the terms of his employment offer letter. Because Mr. DeCampli was not deemed to be an executive officer of PPL Corporation during 2006, his restricted stock unit and stock option awards were approved by the CLC and not the CGNC.

Changes to Target Award Levels for 2007

At its January 2007 meeting, the CGNC amended the long-term incentive targets for 2007. In addition, the CGNC decided to rebalance the value of restricted stock units as compared with stock options to 65% restricted stock units and 35% options, from the prior 50%-50% mix. Both decisions were based on changes noted in market practice and, in the case of the mix of long-term awards, on the CGNC’s view that stock options should receive less weight. The revised targets are reflected below:

TABLE 9

Long-term Incentive Award Targets for 2007

	Restricted Stock Units		Stock Options
	(Targets as % of Salary)
	Sustained
	Financial and	Strategic
	Operational	Objective	Stock Price
Position	Results	Results	Performance	Total
President	47%	47%	50.75%	145%
Senior Vice President-Financial*	52%	52%	56.00%	160%
Treasurer; Vice President and Controller; and Senior Vice President—T&D Engineering and Operations	34%	34%	37.00%	145%

*	As of April 1, 2007, Mr. Farr’s long-term incentive award targets for 2007 became those of the chief financial officer of PPL Corporation (71.5% for each restricted stock unit target, 77% for the stock options, with a total target of 220%).

Perquisites and Other Benefits

Officers of the company, including the named executive officers, are eligible for company-paid financial planning services. These services include financial planning, tax preparation support and a one-time payment for estate documentation preparation. These services are provided in recognition of time constraints on busy executives and their more complex compensation program that requires professional financial and tax planning. We believe that good financial planning by experts reduces the amount of time and attention that executive officers must spend on such issues and maximizes the net financial reward to the employee of compensation received from the company. Such planning also helps ensure that the objectives of our compensation programs are met and not frustrated by unexpected tax or other consequences.

PPL also provides relocation benefits to newly hired employees, including executive officers, when their primary residence changes a substantial distance from their previous employment. PPL relocation benefits include a cash allowance for house hunting, temporary living expenses, day of moving expenses, and miscellaneous expenses. The relocation benefits also include assistance with: (1) the sale of the executive’s residence, including closing costs and an equity advance option to assist with the purchase of a new home; (2) home purchase assistance, including closing costs; (3) moving expenses; and (4) a tax-gross-up payment to offset the impact of the relocation benefits that are taxable.

The value of all perquisites for 2006 is summarized in Note 7 to the Summary Compensation Table.

Indirect Compensation

Officers of the company, including the named executive officers, participate in benefit programs offered to all company employees. In addition, officers are eligible for the executive benefit plans described below.

The company’s retirement income benefits are designed to provide a competitive level of income replacement in retirement for career executives. The primary retirement income program for executives consists of two plans—the PPL Supplemental Executive Retirement Plan, or SERP, a nonqualified defined benefit pension plan available for officers of the company, and the PPL Retirement Plan, a tax-qualified, defined benefit pension plan available to employees of the company generally. The company, as well as other PPL companies, is a participating employer in these two plans.

PPL has established a retirement income target for the SERP and PPL Retirement Plan for executives at 55% of pay (defined as five-year average total cash compensation) for a career employee with 30 years of service. Additional details on these plans are provided under “Retirement Benefits.”

The company believes that its SERP benefits are competitive relative to companies with which it competes for talent and are necessary to retain executives and to recruit new executives to join the company.

The primary capital accumulation opportunities for executives are: (1) stock gains under PPL’s long-term incentive program and employee stock ownership plan; and (2) voluntary savings opportunities that, for 2006, included savings through a tax-qualified employee savings plan, which is a 401(k) plan (PPL Deferred Savings Plan), and the Officers Deferred Compensation Plan, which is a nonqualified deferred compensation arrangement.

Under the PPL Deferred Savings Plan, PPL provides matching cash contributions of 3% of the participating employee’s pay (defined as salary plus annual cash incentive award) up to contribution limits imposed by federal tax rules. Participating employees are vested in the PPL matching contributions after one year of service. This plan provides a selection of core investment options, including publicly available mutual funds, institutionally managed funds, including the Stable Value Fund managed by Fidelity Investments during 2006, and “lifestyle funds” available from a mutual fund provider (for 2006, the lifestyle funds were Fidelity Investments’ Freedom Funds). The plan investment options also include a brokerage account option that allows participants to select from a broad range of publicly available mutual funds, including those of the plan trustee as well as competitor funds. Participants may request distribution of their accounts at any time following termination of employment.

PPL’s Officers Deferred Compensation Plan permits participants to defer all but $75,000 of their base salary and up to all of their annual cash incentive awards. A hypothetical account is established for each participant who elects to defer, and the participant selects one or more deemed investment choices that generally mirror those that are available generally to employees under the PPL Deferred Savings Plan. For additional details on the Officers Deferred Compensation Plan, see “Executive Compensation Tables—Nonqualified Deferred Compensation in 2006” table on page 34. Neither PPL nor the company made any matching contributions under this plan in 2006. Beginning in 2007, matching contributions will be made under this plan on behalf of participating officers to make up for matching contributions that would have been made on behalf of such officers under the PPL Deferred Savings Plan but for the imposition of certain maximum statutory limits imposed on qualified plan benefits (for example, annual limits on eligible pay and contributions). Executive officers who reach the maximum limits in the PPL Deferred Savings Plan are generally eligible for matching contributions under this plan. There is no vesting requirement for the PPL matching contributions. Retirement benefits and capital accumulation contributions under the Officers Deferred Compensation Plan are not affected by any long-term incentive or equity awards.

PPL has a tax-qualified employee stock ownership plan, the PPL Employee Stock Ownership Plan or ESOP, to which PPL makes an annual contribution. Historically, PPL has contributed a dollar amount to the ESOP that is equal to the tax benefit it receives for a tax deduction on dividends paid on PPL Corporation common stock held by the trustee of the ESOP. Contributions are then allocated among the ESOP participants based on the following two measures: (1) the amount of total dividends paid on the participant’s account; and (2) a pro rata amount based on salary up to a median salary amount. The total allocation cannot exceed 5% of a participant’s compensation. The ESOP trustee invests exclusively in PPL Corporation common stock. All named executive officers participate in the ESOP, as well as employees of PPL’s major business lines. Shares held for a minimum of 36 months are available for withdrawal, and participants may request distribution of their account at any time following termination of employment. There is no vesting period for contributions made under the ESOP. The participant has the option of receiving the actual shares of common stock or the cash equivalent of such shares.

Special Compensation

In addition to the annual direct and indirect compensation described above, PPL provides special compensation in response to specific situations.

Hiring and Retention. As part of the executive recruiting process, the company makes offers of employment to new executive candidates to attract talent to the company and to compensate these candidates for compensation they may lose when terminating employment with their prior employer.

Generally, annual compensation for new executive officers is consistent with that of current executives in similar positions. Incentive awards for the year of hire are generally prorated for the period of service during the executive’s initial year of employment and made after the close of the year, when awards are made for other executives. Annual, long-term incentive awards are not typically granted upon hire; however, one-time awards may be made in cash or in restricted stock or units to replace value a new executive may be losing from a former employer or as part of a sign-on award to encourage an executive to join the company.

In limited circumstances, generally involving mid-career hires, PPL enters into retention agreements with key executives to encourage their long-term employment with PPL. These agreements typically involve the grant of restricted stock on which the restrictions lapse upon the attainment of age 60, but may vary on a case-by-case basis. During the term of the restrictions, the executive receives dividends. The intention is to retain key executives for the long term and to focus the executive’s attention on stock price growth during the retention period.

Individual awards vary based on an executive’s level, company service and the need for retention and/or the market demand for an executive’s talent. The amount of an award is typically a multiple of salary converted to restricted stock as of the grant date. For specific details on retention agreements that are outstanding for named executive officers, see “Retention Agreements” on page 36.

Severance. The company has not entered into traditional employment agreements with executives, including the named executive officers. There are no specific agreements pertaining to length of employment that would commit the company to pay an executive for a specific period. All executives are “employees-at-will” whose employment is conditioned on performance and subject to termination by the company or a PPL affiliate at any time.

The company does not maintain a general severance policy for executives. Separation benefits are determined, as needed, on a case-by-case basis. However, as discussed below, there is a structured approach to separation benefits for involuntary (and select voluntary or “good reason” as defined in “Change-in-Control Arrangements” below at page 34) terminations of employment in connection with a change in control of PPL Corporation.

The company, or a PPL affiliate, has entered into agreements with certain executives, typically in connection with a mid-career hire situation and as part of an offer of employment, in which a year’s salary is promised in severance pay in the event the executive is terminated for reasons other than cause. In addition to severance pay, in some instances the company, or a PPL affiliate, will continue active employee health, dental and basic life insurance benefits during the severance period. Severance benefits payable under these arrangements are conditioned on the executive agreeing to release the company from any liability arising from the employment relationship. Additional details on current arrangements for named executive officers are discussed under “Termination Benefits” below at page 36.

Change-in-Control Protections. PPL believes executive officers who are terminated or elect to resign for “good reason” (as defined in “Change-in-Control Arrangements” below at page 34) in connection with a change in control of PPL Corporation should be provided separation benefits. These benefits are intended to ensure that executives focus on serving PPL and shareowner interests without the distraction of possible job and income loss.

The major components of PPL’s change-in-control protections are:

•	accelerated vesting of outstanding equity awards in order to protect executives’ equity-based accrued value from an unfriendly acquirer;

•	severance benefits; and

•	trusts to fund promised obligations in order to protect executive compensation from an unfriendly acquirer.

PPL’s change-in-control benefits are consistent with the practices of companies with whom PPL competes for talent and assist in retaining executives and recruiting new executives to the company.

Accelerated Vesting of Equity Awards. As of the close of a transaction that results in a change in control of PPL Corporation, all outstanding equity grants awarded as part of PPL’s compensation program (excluding restricted stock and restricted stock units issued pursuant to retention agreements) become available to executives. As a result, stock awards granted as part of the long-term incentive program accelerate—in other words, restrictions on all outstanding restricted stock units lapse and all unexercisable stock options become exercisable. Stock options granted prior to 2007 are exercisable for 36 months following a qualifying termination of employment in connection with a change in control; options granted in 2007 and after are, after a change in control, exercisable for the remaining term of the stock option.

Severance Benefits. PPL Corporation has entered into severance agreements with each of the named executive officers that provide benefits to the executives upon specified terminations of employment in connection with a change in control of PPL Corporation. The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL Corporation, or any prior severance agreement. Additional details on the terms of these severance agreements are described in “Change-in-Control Arrangements” at page 34.

Rabbi Trust. PPL Corporation has entered into a trust arrangement which currently covers the SERP and the Officers Deferred Compensation Plan and provides that specified trusts are to be funded when a “change in control” occurs. See “Change-in-Control Arrangements” at page 34 for a description of change-in-control events.

The trusts would become irrevocable upon the occurrence of a potential change in control and are currently unfunded. As a result of action taken by the PPL Corporation Board of Directors in October 2006, PPL Corporation is in the process of adopting an additional trust for executive benefits to cover the severance agreements and modifying the current trust arrangement to provide for immediate funding of benefits upon the occurrence of a potential change in control and to provide that the trusts can be revoked and the contributions returned if a change in control in fact does not occur. The new trust arrangement would have the same funding and revocation with refund provisions as the modifications made to the existing trust arrangement. There are no current plans to fund any of the trusts.

All benefit protection trusts would be funded in the event of a change in control.

Timing of Awards

The CGNC determines the timing of incentive awards for those officers who are deemed to be executive officers of PPL Corporation. During 2006, all named executive officers were considered to be executive officers of PPL Corporation except for Mr. DeCampli. As a result of his election as president of the company on April 1, 2007, Mr. DeCampli is now deemed to be an executive officer of PPL Corporation.

Incentive awards for executive officers, including annual cash incentive awards and long-term incentive awards, are made as soon as practical following the performance period. It has been PPL’s long-time practice to make annual cash incentive awards and stock-based grants at the January CGNC meeting, which occurs the day before the January PPL Corporation Board of Directors meeting on the fourth Friday of January.

PPL does not have, nor does PPL plan to have, any program, plan or practice to time equity grants with the release of material non-public information other than the practice of making such awards annually and regularly at the January CGNC meeting.

Off-cycle restricted stock or restricted stock unit grants, if provided to newly hired executives as part of the hiring package, are made from time to time, normally as of the new executive’s hiring date. Prices for such stock awards are determined as of the day of hire or, if later, the day the CGNC approves the grant, based on the closing price as of the date of grant. Stock option grants are not otherwise made during the year; stock option awards, including awards for newly hired executives, are made annually at the January CGNC meeting.

For awards made in 2006, the market price for restricted equity award grants was the average of the high and the low price of PPL Corporation common stock on the date of grant. The market price for shares issued when the restrictions lapse is determined as the average of the high and low price on the date the restrictions expire. The exercise prices for stock option awards are determined as the average of the high and low price on the day of the grant. The CGNC approved an amendment to the ICP and the ICPKE, effective January 1, 2007, to provide for the market price of grants made after that date is now equal to the closing price, rather than the average of the high and the low price.

Restricted stock and stock option grants to eligible employees other than executive officers of PPL Corporation, including Mr. DeCampli, are made on March 1, as part of PPL’s annual salary review process, which is usually conducted in January and February each year. Employee salary adjustments and annual cash incentive award payments are made in the first paycheck in March.

The CGNC approved Mr. Abel’s 2006 restricted stock unit grant for Premium Units under the Premium Exchange Program as of March 1, 2006. Mr. Abel had previously elected to exchange a portion of his 2005 annual cash incentive award and was awarded Premium Units. The CLC approved Mr. Abel’s 2005 annual cash incentive award (his 2006 award was approved by the CGNC due to a change in practice) and approved, with CGNC delegated authority, the exchange at its meeting in February 2006. Awards for Mr. DeCampli, before he was named president of the company, were approved by the CLC.

Employee restricted stock unit awards are also made as of March 1 of every year. The number of stock units granted to eligible employees is determined as the employee’s target percentage times salary divided by the PPL Corporation stock market price (determined the same as for executive officer awards). Stock options granted to employees other than executive officers of PPL Corporation, including Mr. DeCampli, are granted at the same time and same exercise price as determined for executive officers.

Ownership Guidelines

Meaningful ownership of PPL Corporation common stock by executive officers has always been an important part of PPL’s compensation philosophy. In 2003, the CGNC adopted specific ownership requirements under the Executive Equity Ownership Program (“Equity Guidelines”). The Equity Guidelines provide that named executive officers should maintain levels of ownership of PPL Corporation common stock ranging in value from one times to five times base salary, as follows during 2006:

Multiple of
Base
Executive Officer	Salary

Chairman, President and CEO of PPL Corporation	5x
Executive Vice Presidents of PPL Corporation	3x
Senior Vice Presidents of PPL Corporation (including Mr. Farr)	2x
Presidents of major operating subsidiaries (including Mr. Sipics)	2x
Vice Presidents of PPL companies (including Messrs. Abel, Simmons and DeCampli)	1x

Executive officers at a particular guideline level must attain their minimum Equity Guidelines level by the end of their five-year anniversary at that level. Until the minimum ownership amount is achieved, executive officers are required to retain in PPL Corporation common stock (or common stock units) 100% of the gain realized from the vesting of restricted stock and stock units and the exercise of options (net of taxes and, in the case of options, the exercise price). If an executive does not attain the guideline level within the applicable period, annual cash incentives awarded after that date may be in restricted stock/unit grants (without a premium) until actual ownership meets or exceeds the guideline level.

To assist executive officers in achieving or surpassing their minimum ownership amount, the CGNC adopted the Cash Incentive Premium Exchange Program (“Premium Exchange Program”). Under this program, executives may elect to defer all or a portion of the annual cash incentive award to which they would be otherwise entitled and to receive instead restricted stock units equal to 140% of the amount so deferred (an “Exchange”). The restricted stock units are subject to a three-year vesting period, with only the 40% premium portion subject to forfeiture during the restriction period. Executive officers forfeit the premium amount if they terminate employment during the restriction period. A pro rata portion of the premium is payable for executive officers who retire after attaining age 60. The full premium is payable if employment is terminated during the restriction period due to the death or disability of the executive officer. The full premium is also payable in connection with a change in control of PPL Corporation.

The Equity Guidelines and the Premium Exchange Program encourage increased stock ownership on the part of the executive officers, which further aligns the interests of management and shareowners. All named executive officers were in compliance with the Equity Guidelines as of the end of 2006.

Tax and Accounting Considerations

Section 162(m). Section 162(m) of the Internal Revenue Code of 1986 generally provides that publicly held corporations may not deduct in any taxable year specified compensation in excess of $1,000,000 paid to the chief executive officer and the next four most highly compensated executive officers. Performance-based compensation in excess of $1,000,000 is deductible if specified criteria are met, including shareowner approval of applicable plans. In this regard, the PPL Corporation Short-term Incentive Plan is designed to enable PPL to make cash awards to officers that are deductible under Section 162(m). Similarly, the ICP and ICPKE enable PPL to make stock option awards that are deductible under Section 162(m). Restricted stock awards granted based on sustained financial and operational results may also qualify as performance-based compensation under the terms of Section 162(m). The CGNC generally seeks ways to limit the impact of Section 162(m). However, the committee believes that the tax deduction limitation should not compromise PPL’s ability to establish and implement incentive programs that support the compensation objectives discussed above. Accordingly, achieving these objectives and maintaining required flexibility in this regard may result in compensation that is not deductible for federal income tax purposes.

Sections 280G and 4999. PPL Corporation has entered into separation agreements with each of the named executive officers that provide benefits to the executives upon certain terminations of employment in connection with a change in control of PPL Corporation. The agreements with Messrs. Sipics, Farr and DeCampli provide for tax protection in the form of a gross-up payment to reimburse the executive for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment,” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment. Payments as a result of a change in control must exceed three times the executive’s average annual compensation for tax purposes in order to be considered excess parachute payments, and then the excise tax is imposed on the parachute payments that are in excess of such amount. The intent of the tax gross-up is to provide a benefit without a tax penalty to PPL executives who are displaced in the event of a change in control. PPL believes the provision of tax protection for the adverse tax consequences imposed on the executive under these rules is consistent with market practice, is an important executive retention component of PPL’s program and is consistent with PPL’s compensation objectives. The separation agreements for Messrs. Abel and Simmons do not provide for any gross-up payments, but they do permit PPL Corporation to adjust any payments to be made to them so that the severance payments will be reduced, to the extent necessary, so that the severance payments, together with all other potential parachute payments to the executive, will not trigger an excise tax, unless paying the full severance benefits would result in a greater net after-tax benefit to the executive.

Section 409A. The CGNC also considers the impact of Section 409A on PPL’s compensation programs. Section 409A of the Internal Revenue Code was enacted as part of the American Jobs Creation Act of 2004 and substantially impacts the federal income tax rules applicable to nonqualified deferred compensation arrangements, as defined. In general, Section 409A governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including current income inclusion, a 20% penalty tax and interest on the recipient employee. PPL and the company operate their covered arrangements in a manner intended to avoid the adverse tax treatment under Section 409A. Certain amendments have already been made to the covered arrangements in this regard, and it is likely that PPL and the company will make additional amendments to their covered arrangements as future guidance is issued.

SFAS 123(R). In December 2004, the Financial Accounting Standard Board issued SFAS 123 (revised 2004), “Share-Based Payment,” which is known as SFAS 123(R)and prescribes the accounting for all stock-based awards. PPL Corporation adopted SFAS 123(R) effective January 1, 2006. SFAS 123(R) requires PPL to recognize compensation cost for stock-based awards using a fair value method. PPL Corporation uses the market price of its common stock at the date of grant to value its restricted stock and restricted stock unit awards and uses the Black-Scholes stock option pricing model to determine the fair value of its stock option awards. The adoption of SFAS 123(R) did not have a significant impact on the accounting for PPL Corporation’s stock-based awards, as PPL Corporation began expensing stock options on January 1, 2003 under the fair value method and the expense recognition for restricted stock and restricted stock units was not significantly changed.

For additional information on PPL’s accounting methods and assumptions for stock-based awards, refer to Notes 1, 12 and 23 of the company’s financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC.

PPL’s stock-based compensation plans allow for accelerated vesting upon an employee’s retirement. As a result, PPL recognizes the expense immediately for employees who are retirement eligible when stock-based awards are granted. For employees who are not retirement eligible when stock-based awards are granted, PPL amortizes the awards on a straight-line basis over the shorter of the vesting period or the period up to the employee’s attainment of retirement age. PPL considers “retirement eligible” as the early retirement age of 55.

Because the SEC requires that the value of stock-based awards that are included in the tables throughout this Information Statement be based on SFAS 123(R)expense recognition, and because of the accelerated vesting that is based on an employee’s age as described above, amounts disclosed in these tables will differ from amounts calculated for compensation purposes and described in this CD&A.

In addition, because the restricted stock unit awards granted for 2006 performance were not granted until January 2007, any expense for these awards will be reflected in next year’s and not this year’s Summary Compensation Table or Grants of Plan-Based Awards table and will not tie directly to the values determined by PPL’s compensation grant methodology. For example, the restrictions on an annual grant of restricted stock units lapse after three years. The grant value is determined using the methodology described as of the award date. Under SFAS 123(R), the grant is accounted for as an expense over the period of time the restrictions are in place. Therefore, only a portion of the annual grant value is expensed in the grant year. Even though the grant is for 2006 performance, because it was granted in January 2007, the expensed amount will not appear in the Summary Compensation Table until next year. Also expensed in the grant year is a portion of prior grants on which restrictions have not lapsed. If the executive officer who receives the award is age 55 or older, 100% of the award is expensed in the year of the grant because the officer is eligible for retirement.

Executive Compensation Tables

The following table summarizes all compensation for the company’s president, our principal financial officer and our next three most highly compensated executive officers for the last fiscal year or “named executive officers.” Messrs. Farr, Abel and Simmons are not paid separately as officers of the company, but are employees of PPL Services Corporation. Mr. Simmons joined PPL on January 30, 2006, at which time Mr. Farr resigned as Controller. Mr. DeCampli joined the company on December 4, 2006. Mr. Sipics retired on January 1, 2007, and Mr. DeCampli was subsequently named president of the company on April 1, 2007. Restricted stock awards and stock options are for shares of PPL Corporation common stock.

SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total
John F. Sipics	2006	$349,040	—	$355,593	$279,304	$207,900	$1,144,680	$23,655	$2,360,172
President
Paul A. Farr	2006	388,462	—	265,027	209,167	256,000	76,291	10,063	1,205,010
Senior Vice President—Financial
James E. Abel	2006	263,466	—	152,819	141,426	135,100	206,408	8,465	907,683
Treasurer
J. Matt Simmons, Jr.	2006	199,040	$100,000	38,402	38,773	107,500	24,886	171,434	680,035
Vice President and Controller
David G. DeCampli	2006	10,192	225,000	5,546	—	117,000	—	24,699	382,437
Senior Vice President—Transmission and Distribution Engineering and Operations

(1)	Salary includes cash compensation deferred to the PPL Corporation Officers Deferred Compensation Plan. Mr. Farr deferred $30,831 of salary.

(2)	Reflects one-time cash sign-on bonuses for Mr. Simmons when he joined PPL Corporation as Vice President and Controller on January 30, 2006, and for Mr. DeCampli when he joined the company on December 4, 2006.

(3)	This column represents the compensation expense recognized in 2006 for financial statement reporting purposes on all outstanding shares of restricted stock and restricted stock units in accordance with SFAS 123(R), other than restricted stock unit awards granted in lieu of the annual cash incentive award foregone by the named executive officer. See Note 5 below. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No forfeitures of restricted stock or restricted stock units actually occurred during 2006. Because Messrs. Sipics and Abel were eligible for retirement during 2006, the fair value of their awards has been fully expensed. This column also includes the value of the premium restricted stock units granted in January 2006 and the restricted stock units granted as part of the exchanges made by Messrs. Sipics, Farr and Abel of their cash incentive compensation awarded in January 2007 for 2006 performance under the Premium Exchange Program. See description of the Premium Exchange Program in “CD&A—Ownership Guidelines.” For shares of restricted stock and restricted stock units granted in 2006 and earlier years, fair value is calculated using the average of the high and low sale prices of PPL Corporation’s common stock on the date of grant. For additional information, refer to Note 12 to the company’s financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. See the “Grants of Plan-Based Awards During 2006” table below for information on awards made in 2006. These amounts reflect the company’s accounting expense for these restricted stock and restricted stock unit awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(4)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for stock options granted to each of the named executive officers in 2006 as well as prior fiscal years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No forfeitures of any stock options actually occurred during 2006. As Messrs. Sipics and Abel were eligible for retirement during 2006, the fair values of their stock option awards have been fully expensed. For additional information on the valuation assumptions with respect to the 2006 stock option grants, refer to Note 12 to the company’s financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. For information on the valuation assumptions with respect to option grants made prior to 2006, refer to the Note entitled “Stock-Based Compensation” in the company’s financial statements in the Annual Report on Form 10-K for the respective year-end. See the “Grants of Plan-Based Awards During 2006” table for information on options granted in 2006. These amounts reflect the accounting expense for these stock option awards and do not correspond to the actual value that will be recognized by the named executive officers.

(5)	This column represents cash awards granted in January 2007 under the Short-term Incentive Plan for performance in 2006. Mr. Farr elected to exchange $166,400 of his cash awarded in January 2007, for 2006 performance, for restricted stock units under the Premium Exchange Program. See description of the Premium Exchange Program in “CD&A—Ownership Guidelines.” The value of this award is included in this column and not in the “Stock Awards” column. The grant of restricted stock units under the Premium Exchange Program for the cash award foregone by Mr. Farr will be reflected in next year’s Grants of Plan-Based Awards table.

(6)	This column represents the sum of the changes in value in the Retirement Plan and Supplemental Executive Retirement Plan during 2006 for each of the named executive officers. No change in value is shown for Mr. DeCampli because he was not eligible to participate in these plans until January 1, 2007. See the “Pension Benefits in 2006” table on page 31 for additional information. No above-market earnings under the Officers Deferred Compensation Plan are reportable for 2006. See the “Nonqualified Deferred Compensation in 2006” table on page 34 for additional information.

(7)	The table below reflects the components of this column, which include the company’s matching contribution for each individual’s 401(k) plan contributions under the Deferred Savings Plan, annual allocations under the Employee Stock Ownership Plan, and certain perquisites, including financial counseling and tax preparation services and relocation reimbursements.

		ESOP	Financial			Benefits
Name	401(k) Match	Allocation	Counseling	Relocation		Paid		Total
J. F. Sipics	$7,116	$4,228	$5,000	$ —		$7,311	(b)(c)(d)	$23,655
P. A. Farr	5,633	330	4,000	—		100	(d)	10,063
J. E. Abel	6,677	1,688	—	—		100	(d)	8,465
J. M. Simmons, Jr.	5,452	316	9,000	152,339	(a)	4,327	(b)	171,434
D. G. DeCampli	—	—	—	24,699	(a)	—		24,699

     _ _

(a)	The expenses listed for Messrs. Simmons and DeCampli include tax gross-up payments of $29,582 to Mr. Simmons and $11,523 to Mr. DeCampli. Relocation expenses for Mr. Simmons are computed on the basis of the amounts of reimbursements to him for costs of movement and storage of household goods; house hunting costs; temporary living costs; costs associated with the purchase of a home in the new location; costs associated with the sale of his former residence; relocation company administrative costs; home sale incentives; and other miscellaneous fees.

(b)	Includes the following payments to executive officers for vacation earned but not taken: Mr. Sipics ($6,731) and Mr. Simmons ($4,327).

(c)	Each management employee receives an annual allocation of funds that can be used to purchase health and welfare benefits, such as health insurance, life insurance and additional vacation up to 40 hours. If an employee does not use all of the allocated funds for company benefits, the employee can elect to receive the remaining cash. Mr. Sipics received such a payment of $480 in 2006.

(d)	Each employee who completed a health risk appraisal as part of PPL’s wellness program received $100 in their paycheck. Messrs. Sipics, Farr and Abel received this payment.

GRANTS OF PLAN-BASED AWARDS DURING 2006

The following table provides information about equity and non-equity awards granted to the named executive officers in 2006, specifically: (1) the grant date; (2) estimated possible payouts under the 2006 annual cash incentive award program; (3) the number of shares of PPL Corporation common stock underlying all stock awards, which consist of restricted stock units awarded to the named executive officers in 2006 for 2005 performance under PPL’s Incentive Compensation Plan (the ICPKE for Mr. DeCampli), and restricted stock units granted pursuant to the Premium Exchange Program described under the “Stock Ownership” section of this Information Statement; (4) the number of shares underlying stock options awarded to the named executive officers; (5) the exercise price of the stock option awards, which was calculated using the average of the high and low sale prices of PPL Corporation stock on the date of grant; and (6) the grant date fair value of each equity award computed under SFAS 123(R).

					All Other	All Other
					Stock	Option
		Estimated Possible Payouts			Awards:	Awards:	Exercise or
		Under Non-Equity Incentive			Number of	Number of	Base Price of	Grant Date Fair
		Plan Awards(1)			Shares of	Securities	Option	Value of Stock
	Grant				Stock or	Underlying	Awards(4)	and Option
Name	Date	Threshold	Target	Maximum	Units(2)	Options(3)	($/Sh)	Awards(5)
J. F. Sipics	3/17/2006	$0	$175,000	$262,500
	1/26/2006				18,660			$562,412
	1/26/2006					57,470	$30.14	279,304
P. A. Farr	3/17/2006	0	195,000	292,500
	1/26/2006				14,230			428,892
	1/26/2006					61,890	30.14	300,785
	1/27/2006				15,400			463,232
J. E. Abel	3/17/2006	0	106,309	159,464
	1/26/2006				4,590			138,343
	1/26/2006					29,100	30.14	141,426
	3/01/2006				1,020			32,385
J. M. Simmons, Jr.	3/17/2006	0	82,500	123,750
	1/26/2006				4,120			124,177
	1/26/2006					26,110	30.14	126,895
D. G. DeCampli	3/17/2006	0	106,000	159,500
	12/04/2006				6,060			225,129

(1)	This column shows the potential payout range under the 2006 annual cash incentive award program. For additional information, see “CD&A—Compensation Elements—Direct Compensation—Annual Cash Incentive Awards” at page 10. The cash incentive payout range is from 0% to 150%. The actual 2006 payout is found in the Summary Compensation Table on page 25 in the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	This column shows the total number of restricted stock units granted in 2006 to the named executive officers. In general, restrictions will lapse three years from the date of grant (on January 26, 2009 for the awards granted on January 26, 2006; on March 1, 2009 for the awards granted on March 1, 2006 to Mr. Abel under the Premium Exchange Program; and on December 4, 2009 for the awards granted on December 4, 2006 to Mr. DeCampli on his first day of employment with the company). During the restricted period, each restricted stock unit entitles the individual to receive quarterly payments from PPL Corporation equal to the quarterly dividends on one share of PPL Corporation stock. As a result of Mr. Sipics’ retirement and under the terms of PPL’s Incentive Compensation Plan, the restrictions on 31,400 restricted stock units will lapse on July 1, 2007 for units granted in January 2006 for 2005 performance, which is six months after his retirement. Mr. Sipics would have forfeited 3,920 Premium Units granted under the Premium Exchange Program, but the CGNC waived the forfeiture as part of his retirement package. See “Termination Benefits—Termination Benefits for Mr. Sipics” on page 38 for more information on his retirement package.

This column also shows the number of restricted stock units granted to the following named executive officers who exchanged a portion of their cash incentive compensation awarded in January 2006 for 2005 performance under the Premium Exchange Program (called Exchanged Units) and the number of premium restricted stock units granted in January 2006 as result of the Exchanges made (called Premium Units): Sipics (6,860 Exchanged Units and 2,740 Premium Units); Farr (3,190 Exchanged Units and 1,280 Premium Units); and Abel (730 Exchanged Units and 290 Premium Units). The Exchanged Units are not included in the Stock Award column of the Summary Compensation Table because they would have been required to be reported as cash incentive awards for 2005. The Premium Units are included in this year’s Summary Compensation Table to the extent they were expensed during 2006.

(3)	This column shows the number of stock options granted in 2006 to the named executive officers. These options vest and become exercisable in three equal annual installments, beginning on January 26, 2007, which is one year after the grant date.

(4)	This column shows the exercise price for the stock options granted in 2006, which was the average of the high and low sale prices of PPL Corporation common stock on the date the CGNC granted the options. This exercise price is greater than the closing price of $29.85 on the grant date.

(5)	This column shows the full grant date fair value of restricted stock units and stock options under SFAS 123(R) granted to the named executive officers. Generally, the full grant date fair value is the amount that the company would expense in its financial statements over the award’s vesting schedule. Because Messrs. Sipics and Abel were eligible for retirement, the full grant date fair value of their stock awards was expensed in 2006. For restricted stock units, fair value is calculated using the average of the high and low sale prices of PPL Corporation stock on the grant date, as follows: $30.14 for the grants made on January 26, 2006; $30.08 for the retention shares granted to Mr. Farr on January 27, 2006; $31.75 for the grants made on March 1, 2006 to Mr. Abel under the Premium Exchange Program; and $37.15 for the grants made on December 4, 2006 to Mr. DeCampli on his first day of employment. For stock options, fair value is calculated using the Black-Scholes value on the grant date of $4.86. For additional information on the valuation assumptions, see Note 12 of the company’s financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. These amounts reflect the accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers when restrictions lapse on the restricted stock units or when the options are exercised.

OUTSTANDING EQUITY AWARDS AT FISCAL-YEAR END 2006

The following table provides information on all unexercised stock option awards, as well as all unvested restricted stock and restricted stock unit awards for each named executive officer. Each stock option grant is shown separately for each named executive and the restricted stock or restricted stock units that have not vested are shown in the aggregate. The vesting schedule for each grant is shown following this table, based on the option or stock award grant date. The market value of the stock awards is based on the closing market price of PPL Corporation stock as of Friday, December 29, 2006, which was $35.84. For additional information about the stock option and stock awards, see “CD&A—Compensation Elements—Direct Compensation—Long-term Incentive Awards (Equity Awards)” at page 15.

	Option Awards
			Equity
			Incentive			Stock Awards
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of			Number of	Market Value
	Underlying	Underlying	Securities			Shares or	of Shares or
	Unexercised	Unexercised	Underlying			Units of	Units of
	Options	Options	Unexercised	Option	Option	Stock That	Stock That
	(#)	(#)	Unearned	Exercise	Expiration	Have Not	Have Not
Name	Exercisable(1)	Unexercisable(1)	Options	Price	Date	Vested(2)	Vested
J. F. Sipics	28,100			$21.58	1/24/2011
	23,980			18.12	1/22/2013
	31,533	15,767		22.59	1/21/2014
	18,254	36,506		26.66	1/26/2015
		57,470		30.14	1/25/2016
						44,420	$1,592,013
P. A. Farr		7,427		22.59	1/21/2014
	16,994	33,986		26.66	1/26/2015
		61,890		30.14	1/25/2016
						72,130	2,585,139
J. E. Abel	3,240			18.12	1/22/2013
	8,900	8,900		22.59	1/21/2014
	10,060	20,120		26.66	1/26/2015
		29,100		30.14	1/25/2016
						16,450	589,568
J. M. Simmons, Jr.		26,110		30.14	1/25/2016
						4,120	147,661
D. G. DeCampli						6,060	217,190

(1)	All stock options for the named executive officers vest, or become exercisable, over three years — one-third at the end of each year following grant. Under the terms of PPL’s Incentive Compensation Plan, all of Mr. Sipics’ unvested outstanding stock options granted prior to 2006 vested as of his retirement date, which was January 1, 2007. The 57,470 stock options granted to Mr. Sipics on January 26, 2006 were forfeited when he retired because the grant date was less than 12 months before his retirement date.

As of December 31, 2006, the vesting dates of unvested stock option awards for the named executive officers were as follows:

		Vesting Dates
		2007						2008				2009
	Grant
Officer	Date	1/22		1/26		1/27		1/26		1/27		1/26
J. F. Sipics	1/22/04	15,767(a	)
	1/27/05					18,253(a	)			18,253(a	)
	1/26/06			19,157(b	)			19,156(b	)			19,157(b )
P. A. Farr	1/22/04	7,427
	1/27/05					16,993				16,993
	1/26/06			20,630				20,630				20,630
J. E. Abel	1/22/04	8,900
	1/27/05					10,060				10,060
	1/26/06			9,700				9,700				9,700
J. M. Simmons, Jr.	1/26/06			8,704				8,703				8,703
D. G. DeCampli(c)	—			—				—				—

(a)	These unvested stock options vested on the day Mr. Sipics retired, which was January 1, 2007.

(b)	These unvested stock options were forfeited on the day Mr. Sipics retired.

(c)	Mr. DeCampli did not receive any stock option awards in 2006.

(2)	The dates that restrictions lapse for each restricted stock or unit award granted to the named executive officers are as follows:

		Dates Restrictions Lapse
		2007			2008			2009
	Grant
Officer	Date	1/22		3/1	1/27		3/1	1/26		3/1	12/4	4/27/27
J. F. Sipics	1/22/04	10,480(a	)
	1/27/05				15,280(b	)
	1/26/06							18,660(b	)
P. A. Farr	4/22/02											24,600
	3/01/04			5,200
	1/27/05				8,420
	3/01/05						4,280
	1/26/06							14,230
	1/27/06											15,400
J. E. Abel	1/22/04	3,120
	3/01/04			2,740
	1/27/05				4,980
	1/26/06							4,590
	3/01/06									1,020
J. M. Simmons, Jr.	1/26/06							4,120
D. G. DeCampli	12/4/06										6,060

(a)	The restrictions on 10,420 of these restricted stock unit awards lapsed on January 1, 2007, the day Mr. Sipics retired.

(b)	The restrictions on 14,640 of the 15,280 restricted stock units granted on January 27, 2005, and on 16,760 of the 18,660 restricted stock units granted on January 26, 2006 will lapse on July 1, 2007 as a result of Mr. Sipics’ retirement. The remaining options were forfeited as of his retirement on January 1, 2007.

OPTION EXERCISES AND STOCK VESTED IN 2006

The following table provides information for each of the named executive officers on (1) stock option exercises during 2006, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards in the form of restricted stock units and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
			Number of Shares
	Number of Shares	Value Realized	Acquired	Value Realized
Name	Acquired on Exercise	on Exercise(1)	on Vesting	on Vesting(2)
J. F. Sipics	—	—	3,200	$101,600
P. A. Farr	15,139	$214,787	3,640	114,484
J. E. Abel	6,000	77,100	3,700	114,404
J. M. Simmons, Jr.	—	—	—	—
D. G. DeCampli	—	—	—	—

(1)	Amounts reflect the difference between the exercise price of the stock option and the market price at the time of exercise.

(2)	Amounts reflect the market value of the restricted stock units on the day the restrictions lapsed.

PENSION BENEFITS IN 2006

The following table sets forth information on the pension benefits for the named executive officers under each of the following pension plans:

•	PPL Retirement Plan. The PPL Retirement Plan is a funded and tax-qualified defined benefit retirement plan that covers approximately 5,750 active employees of PPL as of December 31, 2006. As applicable to the named executive officers, the plan provides benefits based primarily on a formula that takes into account the executive’s earnings for each fiscal year. Benefits under the PPL Retirement Plan for eligible employees are determined as the greater of the following two formulas:

•	The first is a “career average pay formula” of 2.25% of annual earnings for each year of credited service under the plan.

•	The second is a “final average pay formula” as follows:

1.3% of final average earnings up to the average Social Security Wage Base ($48,816 for 2006)

plus
1.7% of final average earnings in excess of the average Social Security Wage Base multiplied by
the sum of years of credited service (up to a maximum of 40 years).

Under the final average pay formula, final average earnings equal the average of the highest 60 months of pay during the last 120 months of credited service. The Social Security Wage Base is the average of the taxable social security wage base for the 35 consecutive years preceding an employee’s retirement date or, for employees retiring at the end of 2006, $48,816. The executive’s annual earnings taken into account under each formula include base salary, plus cash incentive awards, less amounts deferred under the PPL Officers Deferred Compensation Plan, but may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($220,000 for 2006).

The benefit an employee earns is payable starting at retirement on a monthly basis for life. Benefits are computed on the basis of the life annuity form of pension, with a normal retirement age of 65. Benefits are reduced for retirement prior to age 60 for employees with 20 years of credited service, and reduced prior to age 65 for other employees. Employees vest in the PPL Retirement Plan after five years of credited service. In addition, the plan provides for joint and survivor annuity choices, and does not require employee contributions.

Benefits under the PPL Retirement Plan are subject to the limitations imposed under Section 415 of the Internal Revenue Code. The Section 415 limit for 2006 is $175,000 per year for a single life annuity payable at an IRS-prescribed retirement age.

•	PPL Supplemental Executive Retirement Plan. PPL offers the PPL Supplemental Executive Retirement Plan, or SERP, to approximately 27 active officers in PPL companies as of December 31, 2006, including all of the named executive officers, to provide for retirement benefits above amounts available under the PPL Retirement Plan described above. The SERP is unfunded and is not qualified for tax purposes. Accrued benefits under the SERP are subject to claims of PPL’s creditors in the event of bankruptcy.

The SERP formula is 2.0% of earnings for the first 20 years of credited service plus 1.5% of earnings for the next 10 years. “Earnings” include base salary and annual cash incentive awards.

Benefits are computed on the basis of the life annuity form of pension, with a normal retirement age of 65. Generally, absent a specifically authorized exception, such as upon a qualifying termination in connection with a change in control, no benefit is payable under the SERP if the executive officer has less than 10 years of service. Benefits under the SERP are paid, in accordance with a participant’s advance election, as a single sum or as an annuity, including choices of a joint and survivor or years-certain annuity. At age 60, or at age 50 with 10 years of service, accrued benefits are vested and may not be reduced by an amendment to the SERP or termination by the company. After the completion of 10 years of service, participants are eligible for death benefit protection.

•	PPL Subsidiary Retirement Plan. From December 1999 until September 2001, Mr. Farr participated in the PPL Subsidiary Retirement Plan while he was employed by a generation subsidiary of PPL Corporation. This plan is a defined benefit pension plan that provides an annuity form of benefit payable on retirement at age 50 or older. Mr. Farr’s benefit amount under this plan was frozen when he became an employee of PPL Services Corporation. The present value of his accumulated benefit under this plan is reflected in the table below.

			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name	Credited Service	Benefit(1)(2)	Last Fiscal Year
J. F. Sipics	PPL Retirement Plan	35.4	1,349,223	—
	SERP	28.4	1,769,089	—
P. A. Farr	PPL Retirement Plan	2.3	41,362	—
	SERP	8.6	186,735	—
	PPL Subsidiary Retirement Plan	4.8	20,538
J. E. Abel	PPL Retirement Plan	32.3	1,009,908	—
	SERP	25.9	612,750	—
J. M. Simmons, Jr.	PPL Retirement Plan	.9	17,954	—
	SERP	.9	6,932	—
D. G. DeCampli	PPL Retirement Plan			—
	SERP			—

         _ _

(1)	The accumulated benefit is based on service and earnings (base salary and annual cash incentive award) considered by the plans for the period through December 31, 2006. The present value has been calculated assuming the named executive officers will remain in service until age 60, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the assumptions as described in Note 13 to the financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. As described in such Note, the interest assumption is 5.94%. The post-retirement mortality assumption is based on the most recently available retirement plan table published by the Society of Actuaries, known as RP 2000, which is a widely used table for determining accounting obligations of pension plans. Only Messrs. Sipics and Abel are vested in the SERP as of December 31, 2006.

(2)	The present values in the table above are prescribed by the SEC. The table below illustrates the benefits payable under the listed events assuming termination of employment occurred as of December 31, 2006.

SERP Payments upon Termination
as of December 31, 2006(a)
Named
Executive Officer	Retirement	Death	Disability
J. F. Sipics	$1,769,089	$791,667	$1,769,089
P. A. Farr(b)	—	—	—
J. E. Abel	961,997	397,918	961,997
J. M. Simmons, Jr.(c)	—	—	—
D. G. DeCampli(c)	—	—	—

(a)	Messrs. Sipics and Abel have elected to receive benefits payable under the SERP as a lump-sum payment, subject to applicable law. The amounts shown in this table represent the values that would have become payable based on a December 31, 2006 termination of employment. Actual payment would be made following December 31, subject to plan rules and compliance with Section 409A of the Internal Revenue Code.

(b)	Mr. Farr is not eligible to retire or receive other benefits under the SERP. If he had left PPL on December 31, 2006, voluntarily or as a result of death or a disability, he would have been vested in deferred benefits on a reduced basis under the PPL Retirement Plan, first payable at age 55, and under the PPL Subsidiary Retirement Plan, first payable at age 50.

(c)	Messrs. Simmons and DeCampli are not eligible to retire or receive other benefits under the SERP.

NONQUALIFIED DEFERRED COMPENSATION IN 2006

The PPL Officers Deferred Compensation Plan allows participants to defer all but $75,000 of their base salary and up to all of their annual cash incentive awards. PPL did not make any matching contributions to this plan during 2006. A hypothetical account is established for each participant who elects to defer, and the participant selects one or more deemed investment choices that generally mirror those that are available generally to employees under PPL’s 401(k) plan at Fidelity Investments, also known as the PPL Deferred Savings Plan. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. PPL maintains each account as a bookkeeping entry.

In general, the named executive officers cannot withdraw any amounts from their deferred accounts under this plan until they either leave or retire from a PPL company. The CLC has the discretion to make a “hardship distribution” if there is an unforeseeable emergency that causes a severe financial hardship to the participant. Participants may elect one or more annual installments for a period up to 15 years, provided the participant complies with the election and timing rules of Section 409A of the Internal Revenue Code. No withdrawals or distributions were made by the named executive officers in 2006.

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Aggregate Balance
Name	Last FY(1)	Last FY	Last FY(2)	Distribution	at Last FYE(3)
J. F. Sipics	—	—	—	—	—
P. A. Farr	$30,831	—	14,439	—	189,334
J. E. Abel	—	—	2,474	—	27,113
J. M. Simmons, Jr.	—	—	—	—	—
D. G. DeCampli	—	—	—	—	—

(1)	The amount deferred by Mr. Farr during 2006 is included in the “Salary” column of the Summary Compensation Table.

(2)	Aggregate earnings for 2006 are not reflected in the Summary Compensation Table because such earnings are not considered to be “above-market” earnings.

(3)	Represents the total balance of each named executive officer’s account as of December 31, 2006. All amounts previously deferred by the named executive officers under the Officers Deferred Compensation Plan were reported in previous years in either the “Salary” or “Bonus” column of prior Summary Compensation Tables.

Change-in-Control Arrangements

PPL Corporation has entered into severance agreements with each of the named executive officers, which provide benefits to these officers upon qualifying terminations of employment in connection with a change in control of PPL Corporation. A “change in control” is defined as the occurrence of any five specific events. These events are summarized as follows:

•	a change in the majority of the members of the PPL Corporation Board of Directors occurs through contested elections;

•	an investor or group acquires 20% or more of PPL Corporation’s common stock;

•	a merger occurs that results in less than 60% control of PPL Corporation or surviving entity by the current shareowners;

•	shareowner approval of the liquidation or dissolution of PPL Corporation; or

•	the Board of Directors of PPL Corporation declares that a change in control is anticipated to occur or has occurred.

A voluntary termination of employment by the named executive officer would only result in the payment of benefits if there was “good reason” for leaving. “Good reason” includes a number of circumstances where the named executive officer has a substantial adverse change in the employment relationship or the duties assigned. For example, a reduction in salary, a relocation of the place of work more than 30 miles away, or a cutback or exclusion from a compensation plan, pension plan, or welfare plan would be “good reason.” The benefits provided under these agreements replace any other severance benefits that PPL Corporation or any prior severance agreement would provide to these named executive officers.

There is no benefit payable before or after a change in control if the officer is discharged for “cause.” “Cause” generally means willful conduct that can be shown to cause material injury to the company or the willful refusal to perform duties after written demand by the PPL Corporation Board of Directors.

Each of the severance agreements continues in effect until December 31, 2008, and the agreements generally are automatically extended for additional one-year periods. If a change in control occurs, the agreements will expire no earlier than 36 months after the month in which the change in control occurs. Each agreement provides that the named executive officer will be entitled to the severance benefits described below if, in connection with a change in control, the company terminates the named executive officer’s employment for any reason other than death, disability, retirement or “cause,” or the officer terminates employment for “good reason.”

These benefits include:

•	a lump-sum payment equal to three times (for Messrs. Sipics, Farr, Abel and DeCampli) or two times (for Mr. Simmons) the sum of (1) the named executive officer’s base salary in effect immediately prior to the date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting “good reason,” and (2) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which first occurs an event or circumstance constituting “good reason”;

•	a lump-sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the company for an additional 36 months (for Messrs. Sipics, Farr, Abel and DeCampli) or 24 months (for Mr. Simmons);

•	the continuation of welfare benefits for the officer and his or her dependents for the applicable 36-month or 24-month period following separation (reduced to the extent the officer receives comparable benefits from another employer);

•	unpaid incentive compensation that has been allocated or awarded for a previous performance period;

•	all contingent incentive compensation awards for all then uncompleted periods, calculated on a prorated basis of months of completed service, assuming performance achievement at 100% of the target level;

•	outplacement services for up to three years;

•	for Messrs. Sipics, Farr and DeCampli only, a gross-up payment for any excise tax imposed under the golden parachute provisions of the Internal Revenue Code; and

•	post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the applicable 36-month or 24-month period following the change in control.

See the “Potential Payments upon Termination or Change in Control of PPL Corporation” table on page 40 for the estimated value of benefits to be paid if a named executive officer was terminated after a change in control of PPL Corporation for qualifying reasons.

In addition to the benefits the severance agreements provide, the following events would occur in the event of a change in control under PPL’s compensation arrangements:

•	the restriction period applicable to any outstanding restricted stock or restricted stock unit awards lapses for those awards granted as part of PPL’s compensation program (excluding restricted stock granted under any retention agreements);

•	all restrictions on the exercise of any outstanding stock options lapse; and

•	all participants in the SERP immediately vest in their accrued benefit, even if not yet vested due to age and service.

The value of the SERP enhancements is included under the “Change in Control Termination” column of the “Potential Payments upon Termination or Change in Control of PPL Corporation” table provided below at page 40.

PPL Corporation has trust arrangements in place to facilitate the funding of benefits under the SERP and the Officers Deferred Compensation Plan if a change in control were to occur. PPL Corporation is in the process of adding additional trusts for the funding of the severance agreements. Currently, the trusts are not funded. The trusts provide that immediately prior to a “change in control,” the chief executive officer of PPL Corporation must authorize an irrevocable cash contribution sufficient to pay all benefits under these plans as of the date of the change in control. PPL Corporation is in the process of amending the old and new trust arrangements to provide for PPL Corporation to fund the trusts at the time a “potential change in control” occurs. The funds are refundable to PPL Corporation if the change in control does not actually take place.

A “potential change in control” is triggered when:

•	PPL Corporation enters into an agreement that would result in a change in control;

•	PPL Corporation or any investor announces an intention to enter into a change in control;

•	the Board of Directors of PPL Corporation declares that a potential change in control has occurred; or

•	an investor obtains 5% or more of PPL Corporation’s common stock and intends to control or influence management (requiring a Schedule 13D to be filed by the investor with the SEC).

Within 60 days of the end of each year after the change in control occurs, PPL Corporation is required to irrevocably deposit additional cash or property into the trusts in an amount sufficient to pay participants or beneficiaries the benefits that are payable under terms of the plans that are being funded by the trusts as of the close of each year. Any income on the trust assets would be taxed to PPL Corporation and not to the beneficiaries of the trusts, and such assets would be subject to the claims of general creditors in the event of PPL Corporation’s insolvency or bankruptcy.

Retention Agreements

PPL has executed a retention agreement with Mr. Farr that grants to him 40,000 shares of restricted PPL common stock. The restriction period will lapse on April 27, 2027. In the event of death or disability, the restriction period on a prorated portion of these shares will lapse immediately. In the event of a “change in control” of PPL Corporation, the restriction period on all of these shares will lapse immediately if there is an involuntary termination of employment that is not for “cause.” In the event Mr. Farr is terminated for “cause” or he terminates his employment with all PPL-affiliated companies prior to April 27, 2027, all shares of this restricted stock will be forfeited.

Termination Benefits

The named executive officers are entitled to various benefits in the event of a termination of employment, but the value of this entitlement and its components varies depending upon the circumstances. A qualifying termination in connection with a change in control of PPL Corporation triggers contractual benefits under the severance and equity agreements described above. A retirement provides benefits and payments in cash or stock that are set forth in various executive plans referred to above. A termination resulting from death or disability also has a number of benefit consequences under various benefit plans.

The table entitled “Potential Payments upon Termination or Change in Control of PPL Corporation” below sets forth best estimates of the probable incremental value of benefits that are payable assuming a termination of employment as of December 31, 2006, for reasons of voluntary termination, retirement, death, disability or qualifying termination in connection with a change in control. However, as permitted by SEC disclosure rules, the table does not reflect any amounts provided to a named executive officer that are generally available to all management employees. Also, the table does not repeat information disclosed in the “Nonqualified Deferred Compensation in 2006” table or, except to the extent that vesting or payment may be accelerated, the “Pension Benefits in 2006” table or the “Outstanding Equity Awards at Fiscal-Year End 2006” table. If a named executive officer does not yet qualify for full retirement benefits or other benefits requiring longer service, that additional benefit is not reflected below. If a named executive officer has the ability to elect retirement and thereby avoid a forfeiture or decreased benefits, the tables assume that retirement was elected and is noted as such in the footnotes to the table.

In the event that an executive is terminated for “cause” by PPL, no additional benefits are due under the applicable plans and agreements.

Severance. See “CD&A—Compensation Elements—Special Compensation—Severance” on page 20 for a discussion of PPL’s practice on severance benefits. The company or PPL affiliates have entered into agreements with some executives, typically in connection with a mid-career hire situation and as part of an offer of employment, in which the executive has been promised a year’s salary in severance pay in the event the executive is terminated by PPL for reasons other than “cause.” Severance benefits payable under these arrangements are conditioned on the executive agreeing to release the employer company from any liability arising from the employment relationship.

Specifically, with regard to the named executive officers, PPL Services Corporation (as to Mr. Simmons) and the company (as to Mr. DeCampli), agreed at the time of hiring to provide up to 52 weeks of salary should the respective executive be terminated after one year of employment. Payment would stop if such executive became re-employed during the 52-week period. In addition, the company further agreed to provide to Mr. DeCampli, for a period equal to the severance payment period, continued active employee health, dental and basic life insurance benefits in the event of such termination of employment.

As discussed above in “Change-in-Control Arrangements,” there is a structured approach to separation benefits for involuntary and select “good reason” terminations of employment in connection with a change in control of PPL Corporation. PPL Corporation has entered into agreements with each of the named executive officers that provide benefits to the officers upon qualifying terminations of employment in connection with a change in control of PPL Corporation. The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL Corporation, or any prior severance agreement.

The table below includes the severance payments, the value of continued welfare benefits and outplacement benefits as “Other separation benefits”, and as to Messrs. Sipics and Farr, the value of “gross-up” payments for required Federal excise taxes on excess parachute payments as “Tax gross-up amount payable.” Although Mr. DeCampli became entitled to gross-up protection when he became president of the company on April 1, 2007, the table does not reflect any of these amounts because all values are provided as of December 31, 2006. Mr. DeCampli did not have gross-up protection at that time. The value of additional pension benefits provided under the severance agreements is discussed above in “Change-in-Control Arrangements” and is included as “SERP” in the table below.

SERP and ODCP. See “Pension Benefits in 2006” above for a discussion of the SERP and “Change-in-Control Arrangements” for a discussion of enhanced benefits that are triggered if the named executive officer is terminated in connection with a change in control of PPL Corporation. The “Potential Payments upon Termination or Change in Control of PPL Corporation” table below only includes enhancements to benefits previously disclosed in the “Pension Benefits in 2006” table available as a result of the circumstances of termination of employment.

Account balances under the Officers Deferred Compensation Plan become payable as of termination of employment for any reason. Current balances are included in the “Nonqualified Deferred Compensation in 2006” table on page 34 above and are not included in the table below.

Annual Cash Incentive Awards. It is PPL’s practice to pay a pro rata portion of the accrued but unpaid annual cash incentive award to executives who retire or who are eligible to retire and (1) die while employed or (2) terminate employment due to a disability during the performance year. Of the named executive officers, only Messrs. Sipics and Abel were eligible to retire as of December 31, 2006. If the executive officers who are not eligible to retire were to die or terminate employment due to a disability, the CGNC has the power to consider an award. If such executive officers were to leave voluntarily, they would not be entitled to an annual cash incentive award.

In the event of a qualifying termination in connection with a change in control, annual cash incentive awards that have been determined, but not yet paid, are payable under the terms of the severance agreements. Also in the case of a change in control, if a termination under the severance agreement occurs during the performance year, accrued incentive cash awards are payable on a pro rata basis for the period worked during the year using the assumptions that performance goals were attained at target.

The annual cash incentive awards discussed in the CD&A and detailed for the 2006 year would be payable, without enhancement, in the event of retirement, death, disability or involuntary termination for reasons other than cause for the retirement-eligible executive officers. In the event of a qualifying termination in connection with a change in control, all executives would be eligible for the award detailed in the CD&A. Annual cash incentive awards payable upon termination of employment are not included in the table below.

Long-term Incentive Awards. Restrictions on restricted stock units generally lapse upon retirement, death or termination of employment due to disability or in the event of a change in control. Restricted stock units are generally forfeited in the event of voluntary termination; however, for executives eligible to retire, which includes Messrs. Sipics and Abel as of December 31, 2006, the assumption for the table below is that the executive retires and restrictions lapse. Likewise, in the table below the assumption is, in the event of involuntary termination for reasons other than “cause” for executives eligible to retire, that the restrictions lapse. Premium units granted under the Premium Exchange Program are forfeited in the event of voluntary termination or retirement prior to age 60, are prorated in the event of retirement or termination of employment without cause on or after age 60, and in the event of death or disability all restrictions lapse. Premium units are included in the table below based on these assumptions.

For Mr. Farr’s retention agreement, the restrictions on the retention shares lapse if his employment is terminated: (1) involuntarily for reasons other than for cause; (2) for qualifying reasons in connection with a change in control; or (3) in the event of death or disability. The value of these units for Mr. Farr is included in the appropriate column.

The table below also includes the value, as of December 31, 2006 (based on a PPL Corporation stock price of $35.84), of accelerated restricted stock units under each termination event.

Stock options that are not yet exercisable, other than those granted within 12 months before termination of employment, become exercisable upon retirement. In the event of death or termination of employment due to disability, stock options not yet exercisable continue to become exercisable in accordance with the vesting schedule (in one-third increments on each anniversary of the grant). Options that are not yet exercisable are generally forfeited in the event of voluntary termination; however, for executives eligible to retire (Messrs. Sipics and Abel), the assumption is that the executive retires. Likewise, the table assumes that in the event of involuntary termination for reasons other than “cause,” options not yet exercisable for executives eligible to retire become exercisable. In the event of voluntary termination of employment for reasons other than noted above, all executives have a minimum of 60 days to exercise options that are exercisable but that have not yet been exercised before they are forfeited.

Options granted under the ICP within 12 months of termination of employment are normally forfeited. In the event of a change in control, all options, including those granted within the last 12 months, become exercisable upon close of the transaction that results in the change in control.

The term of all PPL Corporation stock options is 10 years. In the event of retirement, the executive has the full term to exercise the options. In the event of termination of employment as a result of death or disability, the term is reduced to the earlier of the remaining term of the option or 36 months. In the event of a qualifying termination of employment in connection with a change in control, the term is reduced to 36 months for all outstanding options. Effective for grants of options made in 2007 and after, the exercise periods in the event of a change in control will be extended to the full term.

The table below includes the value (based on a PPL Corporation stock price of $35.84) of options that are not yet exercisable, assuming the options were exercised as of December 31, 2006 under each termination event. For the table below, options already exercisable as of the termination event are excluded. The value of these options is provided in the “Outstanding Equity Awards at Fiscal-Year End 2006” table above.

Termination Benefits for Mr. Sipics

Mr. Sipics retired as of January 1, 2007, due to health reasons. In January 2007, for 2006 performance, the CGNC granted Mr. Sipics an annual cash award and restricted stock unit awards as described in the CD&A. The annual cash incentive award is also included in the Summary Compensation Table. Because the 8,790 restricted stock unit awards were granted in January 2007, they were not expensed in 2006 and are not included in this year’s Summary Compensation Table. The restrictions will lapse on July 25, 2007, which is six months after the grant date.

The CGNC approved an enhanced retirement benefit for Mr. Sipics equal to the difference between what his benefit would have been under the SERP if he had completed 30 years of service and retired at age 60, and what his benefit actually was under the terms of the SERP and the PPL Retirement Plan at his retirement date of January 1, 2007. On his retirement date, Mr. Sipics was 58 years old and he had completed approximately 28.5 years of service. This enhanced retirement benefit will be paid in the same form and at the time as benefits payable under the SERP. The CGNC also approved treating Mr. Sipics as if he had retired at age 60 for purposes of determining his eligibility for retaining restricted stock units granted to him as the premium component of prior grants made under PPL’s Premium Exchange Program. As a result of this enhanced retirement arrangement, Mr. Sipics retained 3,920 of the 6,520 PPL Corporation restricted stock units that he otherwise would have forfeited.

Mr. Sipics elected to receive his SERP benefit in the form of a lump-sum payment. The company paid Mr. Sipics’ SERP benefits in two installments in order to avoid adverse tax consequences under Section 409A of the Internal Revenue Code. He received the first payment of $765,367 as of January 1, 2007, the day he retired. He will receive the second payment of $1,003,728 as of July 1, 2007, six months after his retirement date, with interest determined by the interest rate applicable to the Stable Value Fund of the PPL Deferred Savings Plan for the period from January 1, 2007 to July 1, 2007. The SERP benefit was calculated assuming Mr. Sipics had attained age 60 and completed 30 years of service as a result of the CGNC authorization described above.

As of his retirement, Mr. Sipics was eligible to receive a total of 44,420 restricted stock units, including 3,920 Premium Units granted under the Premium Exchange Program that would have otherwise been forfeited as of retirement. The CGNC waived the forfeiture of the Premium Units as part of his retirement package. Restrictions lapsed on his retirement date of January 1 on 10,420 units granted in 2004, at a value of $374,182. Restrictions will lapse on an additional 31,400 units on July 1, 2007, six months after his retirement. Restrictions on 8,790 restricted stock units granted in January 2007 for 2006 performance will lapse on July 25, 2007, which is six months after the grant date. When the restrictions lapse in July, the value will be determined based on the closing price for PPL Corporation shares of common stock as of such dates.

As of his retirement, Mr. Sipics had a total of 101,867 exercisable stock options, which are exercisable for their stated terms. An additional 52,273 options (granted in 2004 and 2005) became exercisable as of his retirement. Mr. Sipics forfeited 57,470 options that were granted in January 2006, as 12 months had not elapsed since the grant date.

POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE IN CONTROL OF PPL CORPORATION

	Retirement or			Involuntary	Change in
	Voluntary			Termination	Control
Executive Name	Termination	Death	Disability	Not for Cause	Termination

J. F. Sipics
Severance payable in cash(1)	$0	$0	$0	$(7)	$1,673,706
Other separation benefits(2)	0	0	0	(7)	119,619
Tax gross-up amount payable(3)	0	0	0	0	2,128,929
SERP(4)	0	0	0	0	980,000
Restricted stock/units(5)	1,498,829	1,592,013	1,592,013	1,498,829	1,592,013
Stock options(6)	544,038	0	0	544,038	871,617

P. A. Farr
Severance payable in cash(1)	0	0	0	(7)	1,938,000
Other separation benefits(2)	0	0	0	(7)	126,467
Tax gross-up amount payable(3)	0	0	0	0	3,165,403
SERP(4)	0	0	0	0	620,000
Restricted stock/units(5)	0	2,585,139	2,585,139	1,433,600(8)	2,585,139
Stock options(6)	0	0	0	(8)	763,172

J. E. Abel
Severance payable in cash(1)	0	0	0	(7)	1,202,622
Other separation benefits(2)	0	0	0	(7)	114,671
Tax gross-up amount payable(3)	0	0	0	0	0
SERP(4)	0	0	0	0	1,090,000
Restricted stock/units(5)	580,608	589,568	589,568	580,608	589,568
Stock options(6)	302,627	0	0	302,627	468,497

J. M. Simmons, Jr.
Severance payable in cash(1)	0	0	0	225,000	665,004
Other separation benefits(2)	0	0	0	(7)	100,623
Tax gross-up amount payable(3)	0	0	0	0	0
SERP(4)	0	0	0	0	100,000
Restricted stock/units(5)	0	147,661	147,661	(8)	147,661
Stock options(6)	0	0	0	(8)	148,827

D. G. DeCampli
Severance payable in cash(1)	0	0	0	265,000	764,000
Other separation benefits(2)	0	0	0	12,800	90,479
Tax gross-up amount payable(3)	0	0	0	0	0
SERP(4)	0	0	0	0	115,000
Restricted stock/units(5)	0	217,190	217,190	(8)	217,190
Stock options(6)	0	0	0	(8)	0

(1)	Messrs. Simmons and DeCampli each have an agreement to receive up to 52 weeks of pay following involuntary termination for reasons other than cause. The full 52 weeks of pay are illustrated as “Severance payable in cash” under the “Involuntary Termination Not for Cause” column.

In the event of termination of employment in connection with a change in control, the named executive officers are eligible for severance benefits if termination occurs within 36 months of a change in control (a) due to termination for reasons other than cause or (b) by the executive on the basis of “good reason” as that term is defined in the agreement.

For purposes of the illustration, we have assumed executives are eligible for benefits under the severance agreements. Amounts illustrated as “Severance payable in cash” under the “Change in Control Termination” column are three times (for Messrs. Sipics, Farr and Abel) and two times (for Mr. DeCampli) the sum of (a) the executive’s annual salary as of the termination date plus (b) the highest annual cash incentive payment made in the last three years as provided under the agreements. Mr. Simmons’ severance pay was determined on the same basis as Mr. DeCampli’s; however the benefit was reduced by $63,598 in order to avoid an excise tax, which would be payable by the executive. Mr. DeCampli became eligible for three times the sum described above when he was elected President of the company on April 1, 2007.

(2)	Under the terms of each named executive officer’s severance agreement, the executive is eligible for continued medical and dental benefits, life insurance and disability protection for the period equal to the severance payment, and outplacement benefits. The amounts illustrated as “Other separation benefits” are the estimated present values of these benefits. In addition, for Mr. DeCampli, under the terms of his employment offer letter the company agreed to provide one year of medical, dental and life insurance coverage. An estimate of this cost is included under the “Involuntary Termination Not for Cause” column.

(3)	In the event excise taxes become payable under Section 280G and Section 4999 of the Internal Revenue Code as a result of any “excess parachute payments,” as that phrase is defined by the Internal Revenue Service, the severance agreements of Messrs. Sipics and Farr provide that the company will pay the excise tax as well as gross-up the executive for the impact of the excise tax payment. (The tax payment and gross-up does not extend to normal income taxes due on any separation payments.) The amounts illustrated as “Tax gross-up amount payable” include the company’s best estimate of the excise tax and gross-up payments that would be made if each named executive officer had been terminated on December 31, 2006, under the terms of the severance agreement.

(4)	Amounts illustrated as “SERP” under the “Change in Control Termination” column include the value of the incremental benefits payable under the terms of the severance agreements and the SERP. Under the agreements, each named executive officer is eligible for a severance payment equal to the value of the SERP benefit that would be determined by adding an additional three years (for Messrs. Sipics, Farr and Abel) and two years (for Messrs. Simmons and DeCampli) of service. Under the SERP, upon a change in control, benefits vest immediately.

(5)	Total outstanding restricted stock and restricted stock unit awards are shown in the “Outstanding Equity Awards at Fiscal-Year End 2006” table above at page 29. The table above includes only the value of the restricted stock and stock units that would become payable as a result of each event as of December 31, 2006. In the table below, the number of units accelerated and payable as of the event, as well as the number forfeited, is shown. The gross value in the above table would be reduced by the amount of taxes required to be withheld; and the net shares, determined based on the stock price as of December 31, 2006, would be distributed based on a PPL Corporation stock price of $35.84. For purposes of the table below, the total number of shares is included without regard for the tax impact.

For Mr. Farr, the totals shown below for death, disability, involuntary termination not for cause and change in control termination include the acceleration of outstanding retention shares.

Restricted Stock and Restricted Stock Units
(#)

	Retirement or			Involuntary		Change in
	Voluntary			Termination		Control
Named Executive Officer	Termination	Death	Disability	Not for Cause		Termination

J. F. Sipics
accelerated	41,820	44,420	44,420	41,820		44,420
forfeited	2,600	0	0	2,600		0

P. A. Farr
accelerated	0	72,130	72,130	40,000	(8)	72,130
forfeited	72,130	0	0	(8)		0

J. E. Abel
accelerated	16,200	16,450	16,450	16,200		16,450
forfeited	250	0	0	250		0

J. M. Simmons, Jr.
accelerated	0	4,120	4,120	(8)		4,120
forfeited	4,120	0	0	(8)		0

D. G. DeCampli
accelerated	0	6,060	6,060	(8)		6,060
forfeited	6,060	0	0	(8)		0

(6)	Total outstanding stock options are shown in the “Outstanding Equity Awards at Fiscal-Year End 2006” table. The table above includes only the value of the options not yet exercisable that would become exercisable as a result of each event as of December 31, 2006. Exercisable options as of December 31, 2006, are excluded from this table. The table below details the number of options that accelerate and become exercisable as of the termination event, the number of options that become exercisable in the future in the events of death or disability and the number forfeited.

For illustrative purposes, it is assumed that all options not yet exercisable that become exercisable as of the event are exercised as of December 31, 2006, based on a PPL Corporation stock price of $35.84.

Stock Options Not Yet Exercisable
(#)

	Retirement or			Involuntary	Change in
	Voluntary			Termination	Control
Named Executive Officer	Termination	Death	Disability	Not for Cause	Termination

J. F. Sipics
Accelerated	52,273	0	0	52,273	81,373
Forfeited	57,470	0	0	57,470	0
Become exercisable over next 36 months	0	81,373	81,373	0	0

P. A. Farr
Accelerated	0	0	0	(8)	103,303
Forfeited	103,303	0	0	(8)	0
Become exercisable over next 36 months	0	103,303	103,303	0	0

J. E. Abel
Accelerated	29,020	0	0	29,020	58,120
Forfeited	29,100	0	0	29,100	0
Become exercisable over next 36 months	0	58,120	58,120	0	0

J. M. Simmons, Jr.
Accelerated	0	0	0	(8)	26,110
Forfeited	26,110	0	0	(8)	0
Become exercisable over next 36 months	0	26,110	26,110	0	0

D. G. DeCampli
Accelerated	0	0	0	(8)	0
Forfeited	0	0	0	(8)	0
Become exercisable over next 36 months	0	0	0	0	0

(7)	In the event of involuntary termination for reasons other than for cause, any severance payable in cash (except for Messrs. Simmons and DeCampli) and/or other separation benefits (except for Mr. DeCampli), if any, would be determined as of the date of termination and would require the approval of the CNGC.

(8)	In the event of involuntary termination for reasons other than for cause, Messrs. Farr, Simmons and DeCampli would forfeit all outstanding restricted stock units and stock options because they are not eligible to retire, with the exception of 40,000 shares of retention stock held by Mr. Farr. Any exceptions to the automatic forfeitures would require the approval of the CGNC.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees to Independent Auditor for 2006 and 2005

For the fiscal year ended December 31, 2006, Ernst & Young LLP (E&Y) served as independent registered public accounting firm, or “independent auditor” for PPL Corporation and its subsidiaries, including the company. For the fiscal year ended December 31, 2005, PricewaterhouseCoopers LLP (PwC) served as PPL’s independent auditor. The following table presents an allocation of fees billed by E&Y and PwC for the fiscal years ended December 31, 2006 and 2005, respectively, for professional services rendered for the audit of our company’s annual financial statements and for fees billed for other services rendered.

	2006	2005
	(In thousands)

Audit fees(a)	$725	$515
Audit-related fees(b)	27	27
Tax fees(c)	—	—
All other fees(d)	4	—

(a)	Includes audit of annual financial statements and review of financial statements included in the company’s Quarterly Reports on Form 10-Q and services in connection with statutory and regulatory filings or engagements, including comfort letters and consents for financings and filings made with the SEC.

(b)	Fees for performance of specific agreed-upon procedures.

(c)	The independent auditor does not provide tax consulting and advisory services to the company or any of its affiliates.

(d)	Fees relating to access to an E&Y online accounting research tool.

Approval of Fees. PPL Corporation’s Audit Committee has procedures for pre-approving audit and non-audit services to be provided by the independent auditor. The procedures are designed to ensure the continued independence of the independent auditor. More specifically, the use of our company’s independent auditor to perform either audit or non-audit services is prohibited unless specifically approved in advance by the PPL Corporation Audit Committee. As a result of this approval process, PPL Corporation’s Audit Committee has established specific categories of services and authorization levels. All services outside of the specified categories and all amounts exceeding the authorization levels are reviewed by the Chair of PPL Corporation’s Audit Committee, who serves as the committee designee to review and approve audit and non-audit related services during the year. A listing of the approved audit and non-audit services is reviewed with the full PPL Corporation Audit Committee at its next meeting.

PPL Corporation’s Audit Committee approved all of the audit and non-audit related fees for 2006 and 2005.

Representatives of E&Y are not expected to be present at the Annual Meeting.

OTHER MATTERS

Shareowner Proposals for the Company’s 2008 Annual Meeting. To be included in the information statement for the 2008 Annual Meeting, any proposal intended to be presented at that Annual Meeting by a shareowner must be received by the Secretary of the company no later than January 1, 2008. To be properly brought before the Annual Meeting, any proposal must be received not later than 75 days in advance of the date of the 2008 Annual Meeting.

Annual Financial Statements. The company’s 2006 financial statements and related management discussion are appended to this document.

Schedule A

PPL Electric Utilities Corporation
2006 Financial Statements

GLOSSARY OF TERMS AND ABBREVIATIONS

PPL Corporation and its current and former subsidiaries

PPL—PPL Corporation, the parent holding company of PPL Electric, PPL Energy Funding and other subsidiaries.

PPL Capital Funding—PPL Capital Funding, Inc., a wholly owned financing subsidiary of PPL.

PPL Capital Funding Trust I—a Delaware statutory business trust created to issue the Preferred Security component of the PEPS Units. This trust was terminated in June 2004.

PPL Electric—PPL Electric Utilities Corporation, a regulated utility subsidiary of PPL that transmits and distributes electricity in its service territory and provides electric supply to retail customers in this territory as a PLR.

PPL Energy Funding—PPL Energy Funding Corporation, a subsidiary of PPL and the parent company of PPL Energy Supply.

PPL EnergyPlus—PPL EnergyPlus, LLC, a subsidiary of PPL Energy Supply that markets and trades wholesale and retail electricity, and supplies energy and energy services in deregulated markets.

PPL Energy Supply—PPL Energy Supply, LLC, a subsidiary of PPL Energy Funding and the parent company of PPL Generation, PPL EnergyPlus, PPL Global and other subsidiaries.

PPL Gas Utilities—PPL Gas Utilities Corporation, a regulated utility subsidiary of PPL that specializes in natural gas distribution, transmission and storage services, and the competitive sale of propane.

PPL Generation—PPL Generation, LLC, a subsidiary of PPL Energy Supply that owns and operates U.S. generating facilities through various subsidiaries.

PPL Global—PPL Global, LLC, a subsidiary of PPL Energy Supply that owns and operates international energy businesses that are focused on the regulated distribution of electricity.

PPL Services—PPL Services Corporation, a subsidiary of PPL that provides shared services for PPL and its subsidiaries.

PPL Transition Bond Company—PPL Transition Bond Company, LLC, a subsidiary of PPL Electric that was formed to issue transition bonds under the Customer Choice Act.

Other terms and abbreviations

1945 First Mortgage Bond Indenture—PPL Electric’s Mortgage and Deed of Trust, dated as of October 1, 1945, to Deutsche Bank Trust Company Americas, as trustee, as supplemented.

2001 Senior Secured Bond Indenture—PPL Electric’s Indenture, dated as of August 1, 2001, to The Bank of New York (as successor to JPMorgan Chase Bank), as trustee, as supplemented.

AFUDC (Allowance for Funds Used During Construction)—the cost of equity and debt funds used to finance construction projects of regulated businesses, which is capitalized as part of construction cost.

APB—Accounting Principles Board.

ARB—Accounting Research Bulletin.

ARO—asset retirement obligation.

Black Lung Trust—a trust account maintained under federal and state Black Lung legislation for the payment of claims related to disability or death due to pneumoconiosis.

CTC—competitive transition charge on customer bills to recover allowable transition costs under the Customer Choice Act.

Customer Choice Act—the Pennsylvania Electricity Generation Customer Choice and Competition Act, legislation enacted to restructure the state’s electric utility industry to create retail access to a competitive market for generation of electricity.

DEP—Department of Environmental Protection, a state government agency.

DOE—Department of Energy, a U.S. government agency.

EITF—Emerging Issues Task Force, an organization that assists the FASB in improving financial reporting through the identification, discussion and resolution of financial accounting issues within the framework of existing authoritative literature.

EMF—electric and magnetic fields.

EPA—Environmental Protection Agency, a U.S. government agency.

ESOP—Employee Stock Ownership Plan.

FASB—Financial Accounting Standards Board, a rulemaking organization that establishes financial accounting and reporting standards.

FERC—Federal Energy Regulatory Commission, the federal agency that regulates interstate transmission and wholesale sales of electricity and related matters.

FIN—FASB Interpretation.

Fitch—Fitch, Inc.

FSP—FASB Staff Position.

GAAP—generally accepted accounting principles.

ICP—Incentive Compensation Plan.

ICPKE—Incentive Compensation Plan for Key Employees.

IRS—Internal Revenue Service, a U.S. government agency.

ISO—Independent System Operator.

ITC—intangible transition charge on customer bills to recover intangible transition costs associated with securitizing stranded costs under the Customer Choice Act.

kWh—kilowatt-hour, basic unit of electrical energy.

LIBOR—London Interbank Offered Rate.

Moody’s—Moody’s Investors Service, Inc.

NUGs (Non-Utility Generators)—generating plants not owned by public utilities, whose electrical output must be purchased by utilities under the PURPA if the plant meets certain criteria.

PCB—polychlorinated biphenyl, an oil additive used in certain electrical equipment up to the late-1970s. It is now classified as a hazardous chemical.

PEPS Units (Premium Equity Participating Security Units, or PEPSSM Units)—securities issued by PPL and PPL Capital Funding Trust I that consisted of a Preferred Security and a forward contract to purchase PPL common stock, which settled in May 2004.

PJM (PJM Interconnection, L.L.C.)—operator of the electric transmission network and electric energy market in all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia.

PLR (Provider of Last Resort)—the role of PPL Electric in providing electricity to retail customers within its delivery territory who have not chosen to select an alternative electricity supplier under the Customer Choice Act.

PP&E—property, plant and equipment.

Preferred Securities—company-obligated mandatorily redeemable preferred securities issued by PPL Capital Funding Trust I, which solely held debentures of PPL Capital Funding, and by SIUK Capital Trust I, which solely holds debentures of WPD LLP.

PUC—Pennsylvania Public Utility Commission, the state agency that regulates certain ratemaking, services, accounting and operations of Pennsylvania utilities.

PUC Final Order—final order issued by the PUC on August 27, 1998, approving the settlement of PPL Electric’s restructuring proceeding.

PUHCA—Public Utility Holding Company Act of 1935, legislation passed by the U.S. Congress. Repealed effective February 2006 by the Energy Policy Act of 2005.

PURPA—Public Utility Regulatory Policies Act of 1978, legislation passed by the U.S. Congress to encourage energy conservation, efficient use of resources and equitable rates.

PURTA—the Pennsylvania Public Utility Realty Tax Act.

SAB—Staff Accounting Bulletin.

SEC—Securities and Exchange Commission, a U.S. government agency whose primary mission is to protect investors and maintain the integrity of the securities markets.

SFAS—Statement of Financial Accounting Standards, the accounting and financial reporting rules issued by the FASB.

S&P—Standard & Poor’s Ratings Services.

SPE—special purpose entity.

Superfund—federal environmental legislation that addresses remediation of contaminated sites; states also have similar statutes.

VEBA—Voluntary Employee Benefit Association Trust, trust accounts for health and welfare plans for future benefit payments for employees, retirees or their beneficiaries.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF PPL ELECTRIC UTILITIES CORPORATION

Terms and abbreviations appearing here are explained in the glossary. Dollars are in millions, unless otherwise noted.

Forward-looking Information

Statements contained in these financial statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Electric believes that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section herein, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	market demand and prices for energy, capacity and fuel;

•	weather conditions affecting customer energy usage and operating costs;

•	the effect of any business or industry restructuring;

•	PPL Electric’s profitability and liquidity, including access to capital markets and credit facilities;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	transmission and distribution system conditions and operating costs;

•	current and future environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and other expenses;

•	market prices of commodity inputs for ongoing capital expenditures;

•	collective labor bargaining negotiations;

•	development of new markets and technologies;

•	political, regulatory or economic conditions in regions where PPL Electric conducts business;

•	any impact of hurricanes or other severe weather on PPL Electric;

•	receipt of necessary governmental permits, approvals and rate relief;

•	new state or federal legislation, including new tax legislation;

•	state and federal regulatory developments;

•	the impact of any state or federal investigations applicable to PPL Electric and the energy industry;

•	capital market conditions, including changes in interest rates, and decisions regarding capital structure;

•	the market prices of equity securities and the impact on pension costs and resultant cash funding requirements for defined benefit pension plans;

•	securities and credit ratings;

•	the outcome of litigation against PPL Electric;

•	potential effects of threatened or actual terrorism or war or other hostilities; and

•	PPL Electric’s commitments and liabilities.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents of PPL Electric on file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for PPL Electric to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and PPL Electric undertakes no obligation to update the information contained in such statement to reflect subsequent developments or information.

Overview

PPL Electric provides electricity delivery service in eastern and central Pennsylvania. Its headquarters are in Allentown, PA. PPL Electric’s strategy and principal challenge is to own and operate its electricity delivery business while maintaining high standards of customer service and reliability in a cost-effective manner.

PPL Electric’s electricity delivery business is rate-regulated. Accordingly, this business is subject to regulatory risk in terms of the costs that they may recover and the investment returns that they may collect in customer rates. PPL Electric’s PLR obligation and the associated recovery from customers of its energy supply costs after 2009, when PPL Electric’s full requirements energy supply agreements with PPL EnergyPlus expire, will be determined by the PUC pursuant to rules that have not yet been promulgated. To address this risk, PPL Electric has filed a plan with the PUC detailing how it proposes to acquire its electricity supply for non-shopping customers after 2009. In February 2007, a PUC Administrative Law Judge issued a recommended decision approving PPL Electric’s plan with minor modifications. PPL Electric cannot predict when the PUC will act on the recommended decision or what action it will take. Also, in February 2007, the PUC issued proposed PLR regulations and a policy statement regarding interpretation and implementation of those regulations. The PUC is requesting public comment on both the regulations and policy statement. At current forward market prices, PPL Electric currently estimates that customer rates could increase by about 20% in 2010.

A key challenge for PPL Electric is to maintain a strong credit profile. Investors, analysts and rating agencies that follow companies in the energy industry continue to be focused on the credit quality and liquidity position of these companies. PPL Electric continually focuses on maintaining an appropriate capital structure and liquidity position, thereby managing its target credit profile.

The purpose of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is to provide information concerning PPL Electric’s past and expected future performance in implementing the strategy and challenges mentioned above. Specifically:

•	“Results of Operations” provides an overview of PPL Electric’s operating results in 2006, 2005 and 2004, including a review of earnings. It also provides a brief outlook for 2007.

•	“Financial Condition—Liquidity and Capital Resources” provides an analysis of PPL Electric’s liquidity position and credit profile, including its sources of cash (including bank credit facilities and sources of operating cash flow) and uses of cash (including contractual commitments and capital expenditure requirements) and the key risks and uncertainties that impact PPL Electric’s past and future liquidity position and financial condition. This subsection also includes a listing of PPL Electric’s current credit ratings.

•	“Financial Condition—Risk Management” includes an explanation of PPL Electric’s risk management activities regarding commodity price risk and interest rate risk.

•	“Application of Critical Accounting Policies” provides an overview of the accounting policies that are particularly important to the results of operations and financial condition of PPL Electric and that require its management to make significant estimates, assumptions and other judgments.

The information provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with PPL Electric’s Financial Statements and the accompanying Notes.

Results of Operations

Earnings

Income available to PPL was:

2006	2005	2004

$180	$145	$74

The after-tax changes in income available to PPL were due to:

	2006 vs. 2005	2005 vs. 2004

Delivery revenues (net of CTC/ITC amortization, interest expense on transition bonds and ancillary charges)	$(6)	$123
Operation and maintenance expenses	(13)	(6)
Taxes, other than income (excluding gross receipts tax)	1	(9)
Depreciation	(4)	(3)
Change in tax reserves associated with stranded costs securitization (Note 2)		(15)
Interest income on 2004 IRS tax settlement		(5)
Financing costs (excluding transition bond interest expense)	(6)	4
Interest income on loans to affiliates	4	6
Income tax return adjustments	(4)
Income tax reserve adjustments		5
Other	(1)
Unusual items	64	(29)

	$35	$71

PPL Electric’s year-to-year earnings were impacted by a number of key factors, including:

•	Delivery revenues decreased in 2006 compared with 2005 primarily due to milder weather in 2006.

•	In December 2004, the PUC approved an increase in PPL Electric’s distribution rates of $137 million (based on a return on equity of 10.7%), and approved PPL Electric’s proposed mechanism for collecting an additional $57 million in transmission-related charges, for a total annual increase of $194 million, effective January 1, 2005. Additionally, delivery revenues increased in 2005 compared with 2004 due to a 4.3% increase in electricity delivery sales volumes.

•	Operation and maintenance expense increased in 2006 compared with 2005, primarily due to higher tree trimming costs, a union contract ratification bonus and storm restoration costs. Operation and maintenance expense increased in 2005 compared with 2004, primarily due to increased system reliability work and tree trimming costs. Operation and maintenance expenses were also impacted in 2005 due to the January 2005 ice storm costs and subsequent deferral as discussed below.

In January 2005, severe ice storms hit PPL Electric’s service territory. The total cost of restoring service to 238,000 customers, excluding capitalized costs and regular payroll expenses, was $16 million.

In August 2005, the PUC issued an order granting PPL Electric’s petition for authority to defer and amortize for regulatory accounting and reporting purposes a portion of the ice storm costs, subject to certain conditions. As a result of the PUC Order and in accordance with SFAS 71, “Accounting for the Effects of Certain Types of Regulation,” in the third quarter of 2005, PPL Electric deferred $12 million of its previously expensed storm costs. The deferral was based on its assessment of the timing and likelihood of recovering the deferred costs in PPL Electric’s next distribution base rate case.

The following after-tax items, which management considers unusual, also had a significant impact on earnings. See the indicated Notes to the Financial Statements for additional information.

	2006	2005	2004

Reversal of cost recovery—Hurricane Isabel (Note 1)	$(7)
Realization of benefits related to Black Lung Trust assets (Note 8)	21
PJM billing dispute (Note 9)	21	$(27)
Acceleration of stock-based compensation expense for periods prior to 2005 (Note 1)		(2)

Total	$35	$(29)

PPL Electric’s earnings beyond 2006 are subject to various risks and uncertainties. See “Forward-Looking Information,” the rest of Management’s Discussion and Analysis of Financial Condition and Results of Operations and

Note 9 to the Financial Statements for a discussion of the risks, uncertainties and factors that may impact PPL Electric’s future earnings.

2007 Outlook

PPL Electric expects to have flat earnings in 2007 compared with 2006, with modest load growth being offset by increased operation and maintenance expenses.

In late March 2007, PPL Electric expects to file a request with the PUC seeking an increase in its distribution rates beginning in January 2008.

Statement of Income Analysis —

Operating Revenues

Retail Electric

The increases in revenues from retail electric operations were attributable to:

	2006 vs. 2005	2005 vs. 2004

PLR electric generation supply	$127	$122
Electric delivery	(38)	201
Other	(1)	1

	$88	$324

The increases in revenues from retail electric operations for 2006 compared with 2005 were primarily due to increased PLR revenues resulting from an 8.4% rate increase, offset by a decrease in electric delivery revenues resulting from a decrease in sales volumes due in part to milder weather in 2006.

The increases in revenues from retail electric operations for 2005 compared with 2004 were primarily due to:

•	higher electric delivery revenues resulting from higher transmission and distribution customer rates effective January 1, 2005, and a 4.3% increase in sales volume; and

•	higher PLR revenues due to a 2% rate increase and a 6% increase in sales volume, in part due to the return of customers previously served by alternate suppliers.

Wholesale Electric to Affiliate

PPL Electric has a contract to sell to PPL EnergyPlus the electricity that PPL Electric purchases under contracts with NUGs. The $9 million increase in wholesale revenue to affiliate in 2006 compared with 2005 was primarily due to an unplanned outage at a NUG facility in 2005. PPL Electric therefore had more electricity to sell to PPL EnergyPlus in 2006.

The $6 million decrease in wholesale revenue to affiliate in 2005 compared with 2004 was also primarily due to the unplanned outage at a NUG facility in 2005.

Energy Purchases

Energy purchases decreased by $81 million for 2006 compared with 2005 primarily due to the $39 million loss accrual for the PJM billing dispute recorded in 2005 and the $28 million reduction of that accrual recorded in December 2006. See Note 9 to the Financial Statements for additional information regarding the PJM billing dispute. Also, the decrease reflects $14 million in lower ancillary costs and a reduction of $8 million resulting from the elimination of a charge to load-serving entities, which minimized the impacts of integrating into the Midwest ISO and PJM markets, contributed to the decrease. These decreases were partially offset by a $7 million increase due to an unplanned NUG outage in 2005.

Energy purchases increased by $49 million in 2005 compared with 2004 primarily due to the $39 million accrual for the PJM billing dispute. Also, the increase reflects a $6 million increase in ancillary costs and a $10 million charge to load-serving entities which began in May 2005, retroactive to December 2004. This charge minimized the revenue impacts to transmission owners that resulted from the integration of the Midwest ISO and PJM markets and continued until March 2006. These increases were partially offset by a $7 million decrease due to an unplanned NUG outage in 2005.

Energy Purchases from Affiliate

Energy purchases from affiliate increased by $118 million in 2006 compared with 2005. The increase is primarily the result of an 8.4% increase in prices for energy purchased under the power supply contracts with PPL EnergyPlus needed to support PLR load, offset by a slight decrease in that load.

Energy purchases from affiliate increased by $90 million in 2005 compared with 2004. The increase reflects an increase in PLR load, as well as higher prices for energy purchased under the power supply contracts with PPL EnergyPlus that was needed to support the PLR load.

Other Operation and Maintenance

For the year ended 2006, PPL Electric’s other operation and maintenance expense was reduced by a $36 million pre-tax one-time credit in connection with the realization of benefits related to the ability to use excess Black Lung Trust assets to make future benefit payments for retired miners’ medical benefits. See Note 8 to the Financial Statements for additional information.

Excluding this one-time credit, the increases in other operation and maintenance expenses were due to:

	2006 vs. 2005	2005 vs. 2004

Costs associated with severe ice storms in January 2005 (Note 1)	$(16)	$16
Subsequent deferral of a portion of costs associated with January 2005 ice storms (Note 1)	12	(12)
Increase in PUC-reportable storm costs	9
Increase in domestic system reliability work, including tree trimming	19	10
Accelerated amortization of stock-based compensation (Note 1)	(5)	5
Increase in pension and postretirement benefit costs (Note 8)	4	1
Increase in allocation of certain corporate service costs (Note 10)	2	1
Reversal of cost recovery—Hurricane Isabel (Note 1)	11
Decrease in employee benefits due to transfer of field services employees to PPL Generation		(7)
Union contract ratification bonus	3
PJM system control and dispatch services	(5)	(3)
Change in retired miners’ medical benefits	(7)	5
Other	3	(6)

	$30	$10

Depreciation

Depreciation increased by $6 million in 2006 compared with 2005 and by $5 million in 2005 compared with 2004 primarily due to plant additions. 2006 compared with 2005 was impacted by the purchase of equipment previously leased. See Note 6 to the Financial Statements for additional information. 2005 compared with 2004 was impacted by the Automated Meter Reading project.

Taxes, Other Than Income

A $7 million increase in gross receipts tax expense, offset by a $2 million decrease in real estate tax expense, are the primary reasons for the $4 million increase in taxes, other than income, in 2006 compared with 2005.

In 2004, PPL Electric reversed a $14 million accrued liability for 1998 and 1999 PURTA taxes that had been accrued based on potential exposure in the proceedings regarding the Susquehanna nuclear station tax assessment. The rights of third-party intervenors to further appeal expired in 2004. The reversal and a $19 million increase in domestic gross receipts tax expense in 2005 are the primary reasons for the $33 million increase in taxes, other than income in 2005, compared with 2004.

Other Income—net

See Note 11 to the Financial Statements for details of other income and deductions.

Financing Costs

The decreases in financing costs, which include “Interest Expense,” “Interest Expense with Affiliate” and “Dividends on Preferred Securities,” were due to:

	2006 vs. 2005	2005 vs. 2004

Dividends on 6.25% Series Preference Stock (Note 4)	$12
Interest on PLR contract collateral (Note 10)	5	$9
Decrease in long-term debt interest expense	(20)	(24)
Interest accrued for PJM billing dispute (Note 9)	(15)	8
Other	(1)	(1)

	$(19)	$(8)

Income Taxes

The changes in income taxes were due to:

	2006 vs. 2005	2005 vs. 2004

Higher pre-tax book income	$30	$50
Tax return adjustments	4
Tax reserve adjustments		10
Other	1	1

	$35	$61

See Note 2 to the Financial Statements for details on effective income tax rates.

Financial Condition

Liquidity and Capital Resources

PPL Electric is focused on maintaining an appropriate liquidity position and strengthening its balance sheet, thereby continuing to improve its credit profile. PPL Electric believes that its cash on hand, short-term investments, operating cash flows, access to debt and equity capital markets and borrowing capacity, taken as a whole, provide sufficient resources to fund its ongoing operating requirements, future security maturities and estimated future capital expenditures. PPL Electric currently expects cash, cash equivalents and short-term investments at the end of 2007 to be less than $100 million, while maintaining approximately $200 million in credit facility capacity and up to $150 million in short-term debt capacity related to an asset-backed commercial paper program. However, PPL Electric’s cash flows from operations and its access to cost effective bank and capital markets are subject to risks and uncertainties, including but not limited to:

•	unusual or extreme weather that may damage PPL Electric’s transmission and distribution facilities or affect energy sales to customers;

•	the ability to recover and the timeliness and adequacy of recovery of costs associated with regulated utility businesses;

•	any adverse outcome of legal proceedings and investigations with respect to PPL Electric’s current and past business activities; and

•	a downgrade in PPL Electric’s or its subsidiary’s credit ratings that could negatively affect their ability to access capital and increase the cost of maintaining credit facilities and any new debt.

At December 31, PPL Electric had the following:

	2006	2005	2004

Cash and cash equivalents	$150	$298	$151
Short-term investments	26	25	10

	176	323	161
Short-term debt	42	42	42

The changes in PPL Electric’s cash and cash equivalents position resulted from:

	2006	2005	2004

Net Cash Provided by Operating Activities	$578	$580	$898
Net Cash Used in Investing Activities	(287)	(193)	(523)
Net Cash Used in Financing Activities	(439)	(240)	(386)

Net (Decrease) Increase in Cash and Cash Equivalents	$(148)	$147	$(11)

Operating Activities

PPL Electric’s cash provided by operating activities remained flat in 2006 compared with 2005. Except for the items explained below, there were no other significant changes in the components of PPL Electric’s cash provided by operating activities. Domestic retail electric revenues increased as a result of an 8.4% increase in PLR sales prices in 2006, but were partially offset by a decrease in domestic delivery revenues resulting from a decrease in sales volumes, due in part to milder weather in 2006. The net increase from revenues was offset by energy purchases PPL Electric made from PPL EnergyPlus under the PLR contracts. PPL Electric purchased less energy under the PLR contracts in 2006 but incurred a scheduled 8.4% increase in the price it pays under such contracts.

Net cash provided by operating activities decreased by $318 million in 2005 compared with 2004, primarily as a result of receipts in 2004 of $300 million in cash collateral related to the PLR energy supply agreements and a federal income tax refund in 2004. The decrease for 2005 compared with 2004 was partially mitigated by the 7.1% increase in distribution rates and transmission cost recoveries effective January 1, 2005.

An important element supporting the stability of PPL Electric’s cash from operations is its long-term purchase contracts with PPL EnergyPlus. These contracts provide sufficient energy for PPL Electric to meet its PLR obligation through 2009, at the predetermined capped rates it is entitled to charge its customers over this period. These contracts require cash collateral or other credit enhancement, or reductions or terminations of a portion of the entire contract through cash settlement, in the event of adverse changes in market prices. Also under the contracts, PPL Energy Supply may request cash collateral or other credit enhancement, or reductions or terminations of a portion of the entire contract through cash settlement, in the event of a downgrade of PPL Electric’s credit ratings. The maximum amount that PPL Electric would have to post under these contracts is $300 million, and PPL Electric estimates that it would not have had to post any collateral if energy prices decreased by 10% from year-end 2006 or 2005 levels.

Investing Activities

The primary use of cash in investing activities is capital expenditures. See “Forecasted Uses of Cash” for detail regarding capital expenditures in 2006 and projected expenditures for the years 2007 through 2011.

Net cash used in investing activities increased by $94 million in 2006 compared with 2005, primarily as a result of an increase of $115 million in capital expenditures, of which $52 million related to the purchase of leased equipment. See Note 6 to the Financial Statements for further discussion of the purchase of leased equipment in connection with the termination of the related master lease agreements.

Net cash used in investing activities decreased by $330 million in 2005 compared with 2004, primarily as a result of initiating a $300 million demand loan to an affiliate in 2004.

Financing Activities

Net cash used in financing activities increased $199 million in 2006 compared with 2005, primarily as a result of the repurchase of $200 million of common stock from PPL, an increase of $298 million in net debt retirements and an increase of $23 million in dividends paid to PPL, partially offset by net proceeds of $245 million from the issuance of preference stock and a $75 million contribution from PPL. A portion of the proceeds received from the issuance of the preference stock was used to fund the repurchase of common stock from PPL. See Note 4 to the Financial Statements for details regarding the preference stock. PPL Electric did not issue any long-term debt in 2006. See Note 5 to the Financial Statements for more detailed information regarding PPL Electric’s debt retirements during 2006.

Net cash used in financing activities decreased by $146 million in 2005 compared with 2004, primarily due to a decrease of $217 million in net debt retirements, partially offset by an increase of $69 million in dividends paid to PPL.

See “Forecasted Sources of Cash” for a discussion of PPL Electric’s plans to issue debt and equity securities, as well as a discussion of credit facility capacity available to PPL Electric. Also see “Forecasted Uses of Cash” for a discussion of PPL Electric’s plans to pay dividends on its common and preferred securities, as well as maturities of PPL Electric’s long-term debt.

Forecasted Sources of Cash

PPL Electric expects to continue to have significant sources of cash available in the near term, including a credit facility, a commercial paper program and an asset-backed commercial paper program. PPL Electric also expects to continue to have access to debt and equity capital markets, as necessary, for its long-term financing needs.

Credit Facility

At December 31, 2006, PPL Electric’s total committed borrowing capacity under its credit facility and the use of this borrowing capacity were:

			Letters
	Committed		of Credit	Available
	Capacity	Borrowed	Issued (b)	Capacity

PPL Electric Credit Facility (a)	$200			$200

(a)	Borrowings under PPL Electric’s credit facility bear interest at LIBOR-based rates plus a spread, depending upon the company’s public debt rating. PPL Electric also has the capability to cause the lenders to issue up to $200 million of letters of credit under this facility, which issuances reduce available borrowing capacity.

The credit facility contains a financial covenant requiring debt to total capitalization to not exceed 70%. At December 31, 2006 and 2005, PPL Electric’s consolidated debt to total capitalization percentages, as calculated in accordance with its credit facility, were 48% and 55%. The credit facility also contains standard representations and warranties that must be made for PPL Electric to borrow under it.

(b)	PPL Electric has a reimbursement obligation to the extent any letters of credit are drawn upon.

In addition to the financial covenants noted in the table above, the credit agreement contains various other covenants. Failure to meet the covenants beyond applicable grace periods could result in acceleration of due dates of borrowings and/or termination of the agreement. PPL Electric monitors the covenants on a regular basis. At December 31, 2006, PPL Electric was in material compliance with these covenants. At this time PPL Electric believes that these covenants and other borrowing conditions will not limit access to this funding source. PPL Electric intends to renew and extend its $200 million credit facility in 2007.

Commercial Paper

PPL Electric maintains a commercial paper program for up to $200 million to provide it with an additional financing source to fund its short-term liquidity needs, if and when necessary. Commercial paper issuances are supported by the $200 million credit facility of PPL Electric. PPL Electric had no commercial paper outstanding at December 31, 2006 and 2005. During 2007, PPL Electric may issue commercial paper from time to time to facilitate short-term cash flow needs.

Asset-Backed Commercial Paper Program

PPL Electric participates in an asset-backed commercial paper program through which PPL Electric obtains financing by selling and contributing its eligible accounts receivable and unbilled revenue to a special purpose, wholly-owned subsidiary on an ongoing basis. The subsidiary pledges these assets to secure loans of up to an aggregate of $150 million from a commercial paper conduit sponsored by a financial institution. PPL Electric uses the proceeds from the program for general corporate purposes and to cash collateralize letters of credit. At December 31, 2006 and

2005, the loan balance outstanding was $42 million, all of which was used to cash collateralize letters of credit. See Note 5 to the Financial Statements for further discussion of the asset-backed commercial paper program.

Long-Term Debt and Equity Securities

Subject to market conditions in 2007, PPL Electric currently plans to issue up to $300 million in long-term debt securities. PPL Electric expects to use the proceeds to fund a maturity of existing debt and for general corporate purposes. PPL Electric currently does not plan to issue any equity securities in 2007.

Forecasted Uses of Cash

In addition to expenditures required for normal operating activities, such as purchased power, payroll, and taxes, PPL Electric currently expects to incur future cash outflows for capital expenditures, various contractual obligations and payment of dividends on its common and preferred securities.

Capital Expenditures

The table below shows PPL Electric’s actual spending for the year 2006 and current capital expenditure projections for the years 2007 through 2011.

	Actual	Projected
	2006	2007	2008	2009	2010	2011

Construction expenditures (a)
Transmission and distribution facilities	$268	$272	$234	$260	$268	$317
Other	21	24	20	17	17	21

Total Capital Expenditures	$289	$296	$254	$277	$285	$338

(a)	Construction expenditures include AFUDC, which is expected to be approximately $13 million for the 2007-2011 period.

PPL Electric’s capital expenditure projections for the years 2007-2011 total approximately $1.5 billion. Capital expenditure plans are revised periodically to reflect changes in operational, market and regulatory conditions.

PPL Electric plans to fund all of its capital expenditures in 2007 with cash on hand and cash from operations.

Contractual Obligations

PPL Electric has assumed various financial obligations and commitments in the ordinary course of conducting its business. At December 31, 2006, the estimated contractual cash obligations of PPL Electric were:

		Less
		Than 1	1-3	4-5	After 5
Contractual Cash Obligations	Total	Year	Years	Years	Years

Long-term Debt (a)	$1,979	$555	$881		$543
Capital Lease Obligations
Operating Leases
Purchase Obligations (b)	5,370	1,737	3,633
Other Long-term Liabilities Reflected on the Balance Sheets under GAAP

Total Contractual Cash Obligations	$7,349	$2,292	$4,514		$543

(a)	Reflects principal maturities only. Includes $605 million of transition bonds issued by PPL Transition Bond Company in 1999 to securitize a portion of PPL Electric’s stranded costs. This debt is non-recourse to PPL Electric.

(b)	The payments reflected herein are subject to change, as the purchase obligation reflected is an estimate based on projected obligated quantities and projected pricing under the contract. Purchase orders made in the ordinary course of business are excluded from the amounts presented.

Dividends

From time to time, as determined by its Board of Directors, PPL Electric pays dividends on its common stock to its parent, PPL, which uses the dividends for general corporate purposes, including meeting its cash flow needs. As discussed in Note 4 to the Financial Statements, PPL Electric may not pay dividends on its common stock, except in certain circumstances, unless full dividends have been paid on the 6.25% Series Preference Stock for the then-current dividend period. PPL Electric expects to continue to pay quarterly dividends on its outstanding preferred securities, if and as declared by its Board of Directors.

PPL Electric’s 2001 Senior Secured Bond Indenture restricts dividend payments in the event that PPL Electric fails to meet interest coverage ratios or fails to comply with certain requirements included in its Articles of Incorporation and Bylaws to maintain its separateness from PPL and PPL’s other subsidiaries. PPL Electric does not, at this time, expect that any of such limitations would significantly impact its ability to declare dividends.

Credit Ratings

Moody’s, S&P and Fitch periodically review the credit ratings on the debt and preferred securities of PPL Electric and PPL Transition Bond Company. Based on their respective independent reviews, the rating agencies may make certain ratings revisions or ratings affirmations.

A credit rating reflects an assessment by the rating agency of the creditworthiness associated with an issuer and particular securities that it issues. The credit ratings of PPL Electric and PPL Transition Bond Company are based on information provided by PPL Electric and other sources. The ratings of Moody’s, S&P and Fitch are not a recommendation to buy, sell or hold any securities of PPL Electric or PPL Transition Bond Company. Such ratings may be subject to revisions or withdrawal by the agencies at any time and should be evaluated independently of each other and any other rating that may be assigned to their securities. A downgrade in PPL Electric’s or PPL Transition Bond Company’s credit ratings could result in higher borrowing costs and reduced access to capital markets.

The following table summarizes the credit ratings of PPL Electric and PPL Transition Bond Company at December 31, 2006.

	Moody’s	S&P	Fitch (b)

PPL Electric
Senior Unsecured/Issuer Rating	Baa1	A-	BBB
First Mortgage Bonds	A3	A-	A-
Pollution Control Bonds (a)	Aaa	AAA
Senior Secured Bonds	A3	A-	A-
Commercial Paper	P-2	A-2	F2
Preferred Stock	Baa3	BBB	BBB+
Preference Stock	Baa3	BBB	BBB
Outlook	STABLE	STABLE	STABLE
PPL Transition Bond Company
Transition Bonds	Aaa	AAA	AAA

(a)	Insured as to payment of principal and interest.

(b)	Issuer Rating for Fitch is an “Issuer Default Ratings.”

In March 2006, Moody’s upgraded the issuer rating of PPL Electric to Baa1 from Baa2, upgraded the ratings of its First Mortgage Bonds and Senior Secured Bonds to A3 from Baa1 and upgraded the rating of its preferred stock to Baa3 from Ba1.

In connection with PPL Electric’s issuance of preference stock in April 2006, S&P affirmed all of PPL Electric’s credit ratings.

In August 2006, Fitch affirmed its credit ratings and stable outlook for PPL Electric.

In November 2006, S&P completed its annual review of its credit ratings for PPL Electric. At that time, S&P affirmed its credit ratings and stable outlook for PPL Electric.

Off-Balance Sheet Arrangements

PPL Electric has entered into certain guarantee agreements that are within the scope of FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.” See Note 9 to the Financial Statements for a discussion on guarantees.

Risk Management

Market Risk

Commodity Price Risk—PLR Contracts

PPL Electric and PPL EnergyPlus have power supply agreements under which PPL EnergyPlus sells to PPL Electric (under a predetermined pricing arrangement) energy and capacity to fulfill PPL Electric’s PLR obligation through 2009. As a result, PPL Electric has shifted any electric price risk relating to its PLR obligation to PPL EnergyPlus through 2009. See Note 10 to the Financial Statements for information on the PLR contracts.

Interest Rate Risk

PPL Electric has issued debt to finance its operations, which increases its interest rate risk. At December 31, 2006 and 2005, PPL Electric’s potential annual exposure to increased interest expense, based on a 10% increase in interest rates, was not significant.

PPL Electric is also exposed to changes in the fair value of its debt portfolio. At December 31, 2006, PPL Electric estimated that its potential exposure to a change in the fair value of its debt portfolio, through a 10% adverse movement in interest rates, was $37 million, compared with $43 million at December 31, 2005.

Related Party Transactions

PPL Electric is not aware of any material ownership interests or operating responsibility by senior management of PPL Electric in outside partnerships, including leasing transactions with variable interest entities, or other entities doing business with PPL Electric.

For additional information on related party transactions, see Note 10 to the Financial Statements.

Environmental Matters

See Note 9 to the Financial Statements for a discussion of environmental matters.

New Accounting Standards

See Note 17 to the Financial Statements for a discussion of new accounting standards recently adopted or pending adoption.

Application of Critical Accounting Policies

PPL Electric’s financial condition and results of operations are impacted by the methods, assumptions and estimates used in the application of critical accounting policies. The following accounting policies are particularly important to the financial condition or results of operations of PPL Electric, and require estimates or other judgments of matters inherently uncertain. Changes in the estimates or other judgments included within these accounting policies could result in a significant change to the information presented in the Financial Statements. (These accounting policies are also discussed in Note 1 to the Financial Statements.) PPL’s senior management has reviewed these critical accounting policies, and the estimates and assumptions regarding them, with its Audit Committee. In addition, PPL’s senior management has reviewed the following disclosures regarding the application of these critical accounting policies with the Audit Committee.

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” Among other things, SFAS 157 provides a definition of fair value as well as a framework for measuring fair value. PPL Electric must adopt SFAS 157 no later than January 1, 2008. The adoption of SFAS 157 is expected to impact the fair value component of PPL Electric’s critical accounting policy related to “Pension and Other Postretirement Benefits.” See Note 17 to the Financial Statements for additional information regarding SFAS 157.

1)  Pension and Other Postretirement Benefits

As described in Note 8 to the Financial Statements, PPL Electric participates in, and is allocated a significant portion of the liability and net periodic pension and other postretirement costs of plans sponsored by PPL Services based on participation in those plans. PPL follows the guidance of SFAS 87, “Employers’ Accounting for Pensions,” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” when accounting for these benefits. In addition, PPL adopted the recognition and measurement date provisions of SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006. See Note 8 to the Financial Statements for further details. Under these accounting standards, assumptions are made regarding the valuation of benefit obligations and performance of plan assets. Delayed recognition in earnings of differences between actual results and expected or estimated results is a guiding principle of these standards. This delayed recognition of actual results allows for a smoothed recognition of costs over the working lives of the employees who benefit under the plans. The primary assumptions are:

•	Discount Rate—The discount rate is used in calculating the present value of benefits, which are based on projections of benefit payments to be made in the future. The objective in selecting the discount rate is to measure the single amount that, if invested at the measurement date in a portfolio of high-quality debt instruments, would provide the necessary future cash flows to pay the accumulated benefits when due.

•	Expected Return on Plan Assets—Management projects the future return on plan assets considering prior performance, but primarily based upon the plans’ mix of assets and expectations for the long-term returns on those asset classes. These projected returns reduce the net benefit costs PPL Electric records currently.

•	Rate of Compensation Increase—Management projects employees’ annual pay increases, which are used to project employees’ pension benefits at retirement.

•	Health Care Cost Trend Rate—Management projects the expected increases in the cost of health care.

In selecting a discount rate for its domestic pension and other postretirement plans, PPL starts with an analysis of the expected benefit payment stream for its plans. This information is first matched against a spot-rate yield curve. A portfolio of over 500 Moody’s Aa-graded non-callable (or callable with make-whole provisions) bonds, with a total amount outstanding in excess of $370 billion, serves as the base from which those with the lowest and highest yields are eliminated to develop the ultimate yield curve. The results of this analysis are considered in conjunction with other economic data and consideration of movements in the Moody’s Aa bond index to determine the discount rate assumption. At December 31, 2006, PPL increased the discount rate for its domestic plans from 5.70% to 5.94%.

In selecting an expected return on plan assets, PPL considers tax implications, past performance and economic forecasts for the types of investments held by the plans. At December 31, 2006, PPL’s expected return on plan assets remained at 8.50% for its domestic pension plans and decreased to 7.75% from 8.00% for its other postretirement benefit plans.

In selecting a rate of compensation increase, PPL considers past experience in light of movements in inflation rates. At December 31, 2006, PPL’s rate of compensation increase remained at 4.75% for its domestic plans.

In selecting health care cost trend rates, PPL considers past performance and forecasts of health care costs. At December 31, 2006, PPL’s health care cost trend rates were 9.0% for 2007, gradually declining to 5.5% for 2012.

A variance in the assumptions listed above could have a significant impact on the accrued pension and other postretirement benefit liabilities and reported annual net periodic pension and other postretirement benefit cost allocated to PPL Electric. The following chart reflects the sensitivities in the 2006 financial statements associated with a change in certain assumptions based on PPL’s primary pension and other postretirement plans. While the chart below reflects either an increase or decrease in each assumption, the inverse of this change would impact the accrued pension and other postretirement benefit liabilities and reported annual net periodic pension and other postretirement benefit cost by a similar amount in the opposite direction. Each sensitivity below reflects an evaluation of the change based solely on a change in that assumption and does not include income tax effects.

	Increase (Decrease)
	Change in	Impact on	Impact on	Impact on
Actuarial Assumption	Assumption	Liabilities	Cost	OCI

Discount Rate	(0.25)%	$32	$1	$31
Expected Return on Plan Assets	(0.25)%	N/A	2	(2)
Rate of Compensation Increase	0.25%	6	1	6
Health Care Cost Trend Rate (a)	1.0%	8	1	7

(a)	Only impacts other postretirement benefits.

At December 31, 2006, PPL Electric’s Balance Sheet reflected a net liability of $133 million for pension and other postretirement benefits allocated from plans sponsored by PPL Services.

In 2006, PPL Electric was allocated net periodic pension and other postretirement costs charged to operating expense of $15 million. This amount represents a $4 million increase compared with the charge recognized during 2005. This increase was primarily due to updated demographic assumptions, primarily due to updating the mortality table used to measure obligation and cost.

Refer to Note 8 to the Financial Statements for additional information regarding pension and other postretirement benefits.

2) Loss Accruals

PPL Electric periodically accrues losses for the estimated impacts of various conditions, situations or circumstances involving uncertain outcomes. PPL Electric’s accounting for such events is prescribed by SFAS 5, “Accounting for Contingencies,” and other related accounting guidance. SFAS 5 defines a contingency as “an existing condition, situation, or set of circumstances involving uncertainty as to possible gain or loss to an enterprise that will ultimately be resolved when one or more future events occur or fail to occur.”

For loss contingencies, the loss must be accrued if (1) information is available that indicates it is “probable” that the loss has been incurred, given the likelihood of the uncertain future events and (2) the amount of the loss can be reasonably estimated. The FASB defines “probable” as cases in which “the future event or events are likely to occur.” SFAS 5 does not permit the accrual of contingencies that might result in gains. PPL Electric continuously assesses potential loss contingencies for environmental remediation, litigation claims, income taxes, regulatory penalties and other events.

The accounting aspects of estimated loss accruals include: (1) the initial identification and recording of the loss; (2) the determination of triggering events for reducing a recorded loss accrual; and (3) the ongoing assessment as to whether a recorded loss accrual is sufficient. All three of these aspects of accounting for loss accruals require significant judgment by PPL Electric’s management.

Initial Identification and Recording of the Loss Accrual

PPL Electric uses its internal expertise and outside experts (such as lawyers, tax specialists and engineers), as necessary, to help estimate the probability that a loss has been incurred and the amount (or range) of the loss.

In 2005, a significant loss accrual was initially recorded for the PJM billing dispute. Significant judgment was required by PPL Electric’s management to perform the initial assessment of this contingency. In 2004, Exelon Corporation, on behalf of its subsidiary, PECO Energy, Inc. (PECO), filed a complaint against PJM and PPL Electric with the FERC, alleging that PJM had overcharged PECO from April 1998 through May 2003 as a result of an error by PJM. The complaint requested the FERC, among other things, to direct PPL Electric to refund to PJM $39 million, plus interest of $8 million, and for PJM to refund these same amounts to PECO. In April 2005, the FERC issued an Order Establishing Hearing and Settlement Judge Proceedings (the Order). In the Order, the FERC determined that PECO was entitled to reimbursement for the transmission congestion charges that PECO asserted PJM erroneously billed. The FERC ordered settlement discussions, before a judge, to determine the amount of the overcharge to PECO and the parties responsible for reimbursement to PECO.

Based on an evaluation of the FERC Order, PPL Electric’s management concluded that it was probable that a loss had been incurred in connection with the PJM billing dispute. PPL Electric recorded a loss accrual of $47 million, the amount of PECO’s claim, in the first quarter of 2005. See Note 9 to the Financial Statements for additional information.

See “Ongoing Assessment of Recorded Loss Accruals” for a discussion of the year-end assessments of this contingency.

PPL Electric has identified certain other events that could give rise to a loss, but that do not meet the conditions for accrual under SFAS 5. SFAS 5 requires disclosure, but not a recording, of potential losses when it is “reasonably possible” that a loss has been incurred. The FASB defines “reasonably possible” as cases in which “the chance of the future event or events occurring is more than remote but less than likely.” See Note 9 to the Financial Statements for disclosure of other potential loss contingencies that have not met the criteria for accrual under SFAS 5.

Reducing Recorded Loss Accruals

When an estimated loss is accrued, PPL Electric identifies, where applicable, the triggering events for subsequently reducing the loss accrual. The triggering events generally occur when the contingency has been resolved and the actual loss is incurred, or when the risk of loss has diminished or been eliminated. The following are some of the triggering events that provide for the reduction of certain recorded loss accruals:

•	Allowances for excess or obsolete inventory are reduced as the inventory items are pulled from the warehouse shelves and sold as scrap or otherwise disposed.

•	Allowances for uncollectible accounts are reduced when accounts are written off after prescribed collection procedures have been exhausted, a better estimate of the allowance is determined or when underlying amounts are ultimately collected.

•	Environmental and other litigation contingencies are reduced when the contingency is resolved and PPL Electric makes actual payments, a better estimate of the loss is determined or the loss is no longer considered probable.

Ongoing Assessment of Recorded Loss Accruals

PPL Electric reviews its loss accruals on a regular basis to assure that the recorded potential loss exposures are sufficient. This involves ongoing communication and analyses with internal and external legal counsel, engineers, tax specialists, operation management and other parties.

As part of the year-end preparation of its financial statements, PPL Electric’s management re-assessed the loss accrual related to the PJM billing dispute, described above under “Initial Identification and Recording of the Loss Accrual.” See Note 9 to the Financial Statements for additional information.

In March 2006, the FERC rejected the proposed settlement agreement that was filed with the FERC in September 2005. Subsequently, in March 2006, PPL Electric and Exelon filed with the FERC a new proposed settlement agreement. In November 2006, the FERC entered an order accepting the March 2006 proposed settlement agreement, upon the condition that PPL Electric agree to certain modifications. In December 2006, PPL Electric and Exelon filed with the FERC a modified offer of settlement (Compliance Filing). Under the Compliance Filing, which must be approved by the FERC, PPL Electric would make a single payment through its monthly PJM bill of $38 million, plus interest through the date of payment, and PJM would include a single credit for this amount in PECO’s monthly PJM bill. Through December 31, 2006, the estimated interest on this payment would be $4 million, for a total payment of $42 million. As a result, PPL Electric reduced the recorded loss accrual to $42 million at December 31, 2006. Based on the terms of the latest settlement agreement and the effective date and provisions of power supply agreements between PPL Electric and PPL EnergyPlus, PPL has determined that PPL Electric is responsible for the claims prior to July 1, 2000 (totaling $12 million), and that PPL EnergyPlus is responsible for the claims subsequent to that date (totaling $30 million). Therefore, PPL Electric recorded a receivable from PPL EnergyPlus of $30 million at December 31, 2006, for the portion of claims allocated to PPL EnergyPlus. As a result of the reduction of the loss accrual and allocation to PPL EnergyPlus, PPL Electric recorded credits to expense of $35 million, including $28 million of “Energy purchases” and $7 million of “Interest Expense” on the Statement of Income. PPL Electric’s management will continue to assess the loss accrual for this contingency in future periods.

Income Tax Uncertainties

Significant management judgment is required in developing PPL Electric’s contingencies, or reserves, for income taxes and valuation allowances for deferred tax assets. The ongoing assessment of tax contingencies is intended to result in management’s best estimate of the ultimate settled tax position for each tax year. Annual tax provisions include amounts considered sufficient to pay assessments that may result from examination of prior year tax returns by taxing authorities. However, the amount ultimately paid upon resolution of any issues raised by such authorities may differ from the amount accrued. In evaluating the exposure associated with various filing positions, PPL Electric accounts for changes in probable exposures based on management’s best estimate of the amount of benefit that should be recognized in the financial statements. An allowance is maintained for the tax contingencies, the balance of which management believes to be adequate. The ongoing assessment of valuation allowances is based on an assessment of whether deferred tax assets will ultimately be realized. Management considers a number of factors in assessing the ultimate realization of deferred tax assets, including forecasts of taxable income in future periods.

In June 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” PPL Electric adopted FIN 48 effective January 1, 2007. The adoption of FIN 48 alters the methodology PPL Electric currently uses to account for income tax uncertainties. Effective with the adoption of FIN 48, uncertain tax positions are no longer considered to be contingencies under SFAS 5. See Note 17 to the Financial Statements for a more detailed discussion of FIN 48 and for information regarding the expected impact of adoption.

Other Information

PPL’s Audit Committee has approved the independent auditor to provide audit and audit-related services and other services permitted by the Sarbanes-Oxley Act of 2002 and SEC rules. The audit and audit-related services include services in connection with statutory and regulatory filings, reviews of offering documents and registration statements, and internal control reviews.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareowners of PPL Electric Utilities Corporation

We have audited the accompanying consolidated balance sheet and statement of long-term debt of PPL Electric Utilities Corporation and subsidiaries as of December 31, 2006, and the related consolidated statements of income, shareowners’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PPL Electric Utilities Corporation and subsidiaries at December 31, 2006, and the consolidated results of their operations and their cash flows for the year ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 17 to the consolidated financial statements, the Company adopted FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006.

Philadelphia, Pennsylvania
February 26, 2007

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareowner
of PPL Electric Utilities Corporation:

In our opinion, the accompanying consolidated balance sheet and consolidated statement of long-term debt and the related consolidated statements of income, of shareowners’ common equity and of cash flows present fairly, in all material respects, the financial position of PPL Electric Utilities Corporation and its subsidiaries (the “Company”) at December 31, 2005, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 15 to the consolidated financial statements, the Company adopted FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, in 2005.

Philadelphia, Pennsylvania
February 24, 2006

CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2006	2005	2004

Operating Revenues
Retail electric	$3,099	$3,011	$2,687
Wholesale electric	3	4	6
Wholesale electric to affiliate (Note 10)	157	148	154

Total	3,259	3,163	2,847

Operating Expenses
Operation
Energy purchases	175	256	207
Energy purchases from affiliate (Note 10)	1,708	1,590	1,500
Other operation and maintenance	369	375	365
Amortization of recoverable transition costs	282	268	257
Depreciation (Note 1)	118	112	107
Taxes, other than income (Note 2)	189	185	152

Total	2,841	2,786	2,588

Operating Income	418	377	259
Other Income—net (Note 11)	31	21	15
Interest Expense	134	170	187
Interest Expense with Affiliate (Note 10)	17	12	3

Income Before Income Taxes	298	216	84
Income Taxes (Note 2)	104	69	8

Net Income	194	147	76
Dividends on Preferred Securities	14	2	2

Income Available to PPL	$180	$145	$74

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
YEARS ENDED DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2006	2005	2004

Cash Flows from Operating Activities
Net income	$194	$147	$76
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	118	112	107
Stock compensation expense	4	7	3
Amortizations—recoverable transition costs and other	303	289	278
Deferred income taxes and investment tax credits	17	9	81
Realization of benefits related to Black Lung Trust assets	(36)
Accrual for PJM billing dispute	(35)	47
Write-off (deferral) of storm-related costs	11	(12)	4
Change in current assets and current liabilities
Accounts receivable	11	(38)	40
Accounts payable	22	11	50
Collateral on PLR energy supply (Note 10)			302
Other	(18)	2	(7)
Other operating activities
Other assets	(1)	(6)	(3)
Other liabilities	(12)	12	(33)

Net cash provided by operating activities	578	580	898

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(289)	(174)	(179)
Purchases of marketable securities	(143)	(32)	(60)
Proceeds from the sale of marketable securities	143	17	50
Net increase in notes receivable from affiliate			(300)
Net increase in restricted cash	(2)	(10)	(35)
Other investing activities	4	6	1

Net cash used in investing activities	(287)	(193)	(523)

Cash Flows from Financing Activities
Issuance of preference stock, net of issuance costs	245
Issuance of long-term debt		424
Retirement of long-term debt	(433)	(559)	(394)
Contribution from PPL	75
Repurchase of common stock from PPL	(200)
Payment of common stock dividends to PPL	(116)	(93)	(24)
Net increase in short-term debt			42
Other financing activities	(10)	(12)	(10)

Net cash used in financing activities	(439)	(240)	(386)

Net (Decrease) Increase in Cash and Cash Equivalents	(148)	147	(11)
Cash and Cash Equivalents at Beginning of Period	298	151	162

Cash and Cash Equivalents at End of Period	$150	$298	$151

Supplemental Disclosures of Cash Flow Information
Cash paid (received) during the period for:
Interest	$137	$156	$180
Income taxes—net	$122	$21	$(69)

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2006	2005

Assets

Current Assets
Cash and cash equivalents	$150	$298
Restricted cash (Note 13)	43	42
Accounts receivable (less reserve: 2006, $19; 2005, $20)	219	224
Unbilled revenues	163	174
Accounts receivable from affiliates	6	10
Note receivable from affiliate (Note 10)	300	300
Prepayments	3	4
Prepayment on PLR energy supply from affiliate (Note 10)	12	12
Other	101	87

Total Current Assets	997	1,151

Property, Plant and Equipment (Note 1)
Electric plant in service
Transmission and distribution	4,163	4,034
General	412	356

	4,575	4,390
Construction work in progress	95	43

Electric plant	4,670	4,433
Other property	3	3

	4,673	4,436
Less: accumulated depreciation	1,793	1,720

Total Property, Plant and Equipment	2,880	2,716

Regulatory and Other Noncurrent Assets (Note 1)
Recoverable transition costs	884	1,165
Acquired intangibles (Note 14)	118	114
Prepayment on PLR energy supply from affiliate (Note 10)	23	35
Other	413	356

Total Regulatory and Other Noncurrent Assets	1,438	1,670

Total Assets	$5,315	$5,537

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	2006	2005

Liabilities and Equity

Current Liabilities
Short-term debt (Note 5)	$42	$42
Long-term debt	555	434
Accounts payable	53	42
Accounts payable to affiliates	164	183
Taxes	58	76
Collateral on PLR energy supply from affiliate (Note 10)	300	300
Other	141	147

Total Current Liabilities	1,313	1,224

Long-term Debt	1,423	1,977

Deferred Credits and Other Noncurrent Liabilities
Deferred income taxes and investment tax credits (Note 2)	814	771
Other	206	190

Total Deferred Credits and Other Noncurrent Liabilities	1,020	961

Commitments and Contingent Liabilities (Note 9)

Shareowners’ Equity
Preferred securities (Note 4)	301	51
Common stock—no par value (a) (b)	364	1,476
Additional paid-in capital	424	354
Treasury stock (a) (b)		(912)
Earnings reinvested	470	406

Total Shareowners’ Equity	1,559	1,375

Total Liabilities and Equity	$5,315	$5,537

(a)	170 million shares authorized; 66 million shares issued and outstanding at December 31, 2006, and 78 million shares issued and outstanding, excluding 79 million shares held as treasury stock, at December 31, 2005.

(b)	See Note 1 for additional information on the retirement of all treasury stock in 2006.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF SHAREOWNERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars, except share amounts)

	2006	2005	2004

Preferred securities at beginning of year	$51	$51	$51
Issuance of preference stock	250

Preferred securities at end of year	301	51	51

Common stock at beginning of year	1,476	1,476	1,476
Retirement of treasury stock	(1,112)

Common stock at end of year	364	1,476	1,476

Additional paid-in capital at beginning of year	354	354	354
Capital contribution from PPL	75
Capital stock expense	(5)

Additional paid-in capital at end of year	424	354	354

Treasury stock at beginning of year	(912)	(912)	(912)
Treasury stock purchased	(200)
Retirement of treasury stock	1,112

Treasury stock at end of year		(912)	(912)

Earnings reinvested at beginning of year	406	354	304
Net income (a)	194	147	76
Cash dividends declared on preferred securities	(14)	(2)	(2)
Cash dividends declared on common stock	(116)	(93)	(24)

Earnings reinvested at end of year	470	406	354

Total Shareowners’ Equity	$1,559	$1,375	$1,323

Common stock shares outstanding at beginning of year (b)	78,030	78,030	78,030
Treasury stock shares purchased	(11,662)

Common stock shares outstanding at end of year	66,368	78,030	78,030

(a)	PPL Electric’s net income approximates comprehensive income.

(b)	Shares in thousands. All common shares of PPL Electric stock are owned by PPL.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF LONG-TERM DEBT AT DECEMBER 31,
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	Outstanding
	2006	2005	Maturity (a)

First Mortgage Bonds (b)
6.55%		$146	March 1, 2006
7 3/8%	$10	10	March 1, 2014

	10	156

Senior Secured Bonds (b)
5 7/8%	255	255	August 15, 2007
6 1/4%	486	486	August 15, 2009
4.30%	100	100	June 1, 2013
4.95%	100	100	December 15, 2015
5.15%	100	100	December 15, 2020

	1,041	1,041

Senior Secured Bonds (Pollution Control Series) (c)
3.125% Series	90	90	November 1, 2008
4.75% Series (d)	108	108	February 15, 2027
4.70% Series (e)	116	116	September 1, 2029

	314	314

Series 1999-1 Transition Bonds
7.05%—7.15%	605	892	2006-2008
Floating Rate Pollution Control Revenue Bonds (f)	9	9	June 1, 2027

	1,979	2,412
Unamortized discount	(1)	(1)

	1,978	2,411
Less amount due within one year	(555)	(434)

Total Long-term Debt	$1,423	$1,977

See Note 5 for information on debt retirements during 2006.

(a)	Aggregate maturities of long-term debt are (millions of dollars): 2007, $555; 2008, $395; 2009, $486; 2010 and 2011, $0; and $543 thereafter. There are no bonds outstanding that have sinking fund requirements.

(b)	The First Mortgage Bonds were issued under, and are secured by, the lien of the 1945 First Mortgage Bond Indenture. The lien of the 1945 First Mortgage Bond Indenture covers substantially all electric distribution plant and certain transmission plant owned by PPL Electric. The Senior Secured Bonds were issued under the 2001 Senior Secured Bond Indenture. The Senior Secured Bonds are secured by (i) an equal principal amount of First Mortgage Bonds issued under the 1945 First Mortgage Bond Indenture and (ii) the lien of the 2001 Senior Secured Bond Indenture, which covers substantially all electric distribution plant and certain transmission plant owned by PPL Electric and which is junior to the lien of the 1945 First Mortgage Bond Indenture.

(c)	PPL Electric issued a series of its Senior Secured Bonds to secure its obligations to make payments with respect to each series of Pollution Control Bonds that were issued by the Lehigh County Industrial Development Authority (LCIDA) on behalf of PPL Electric. These Senior Secured Bonds were issued in the same principal amount and bear the same interest rate as such Pollution Control Bonds. These Senior Secured Bonds were issued under the 2001 Senior Secured Bond Indenture and are secured as noted in (b) above.

(d)	May be redeemed at par on or after February 15, 2015.

(e)	May be redeemed at par on or after March 1, 2015.

(f)	Rate was 3.97% at December 31, 2006, and 3.58% at December 31, 2005.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Terms and abbreviations appearing in Notes to Consolidated Financial Statements are explained in the glossary. Dollars are in millions, unless otherwise noted.

1.	Summary of Significant Accounting Policies

  General

  Business and Consolidation

PPL is an energy and utility holding company that, through its subsidiaries, is primarily engaged in the generation and marketing of electricity in the northeastern and western U.S. and in the delivery of electricity in Pennsylvania, the U.K. and Latin America. Based in Allentown, PA, PPL’s principal direct subsidiaries are PPL Energy Funding, PPL Electric, PPL Gas Utilities, PPL Services and PPL Capital Funding.

PPL Electric is a rate-regulated subsidiary of PPL. PPL Electric’s principal businesses are the transmission and distribution of electricity to serve retail customers in its franchised territory in eastern and central Pennsylvania, and the supply of electricity to retail customers in that territory as a PLR.

The consolidated financial statements of PPL Electric include the accounts of PPL Electric and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

  Regulation

PPL Electric accounts for regulated operations in accordance with the provisions of SFAS 71, “Accounting for the Effects of Certain Types of Regulation,” which requires rate-regulated entities to reflect the effects of regulatory decisions in their financial statements.

The following regulatory assets were included in the “Regulatory and Other Noncurrent Assets” section of the Balance Sheets at December 31.

	2006	2005

Recoverable transition costs (a)	$884	$1,165
Taxes recoverable through future rates	256	242
Recoverable costs of defined benefit plans	61
Costs associated with severe ice storms—January 2005	12	12
Storm restoration costs—Hurricane Isabel		10
Other	3	5

	$1,216	$1,434

(a)	Earn a current return.

The recoverable transition costs are the result of the PUC Final Order, which allowed PPL Electric to begin amortizing its competitive transition (or stranded) costs, $2.97 billion, over an 11-year transition period effective January 1, 1999. In August 1999, competitive transition costs of $2.4 billion were converted to intangible transition costs when they were securitized by the issuance of transition bonds. The intangible transition costs are being amortized over the life of the transition bonds, through December 2008, in accordance with an amortization schedule filed with the PUC. The assets of PPL Transition Bond Company, including the intangible transition property, are not available to creditors of PPL or PPL Electric. The transition bonds are obligations of PPL Transition Bond Company and are non-recourse to PPL and PPL Electric. The remaining competitive transition costs are also being amortized based on an amortization schedule previously filed with the PUC, adjusted for those competitive transition costs that were converted to intangible transition costs. As a result of the conversion of a significant portion of the competitive transition costs into intangible transition costs, amortization of substantially all of the remaining competitive transition costs will occur in 2009.

Taxes recoverable through future rates represent the portion of future income taxes that will be recovered through future rates based upon established regulatory practices. Accordingly, this regulatory asset is recognized when the offsetting deferred tax liability is recognized. In accordance with SFAS 109, “Accounting for Income Taxes,” this regulatory asset and the deferred tax liability are not offset for general-purpose financial reporting; rather, each is displayed separately. Because this regulatory asset does not represent cash tax expenditures already incurred by

PPL Electric, this regulatory asset is not earning a current return. This regulatory asset is expected to be recovered over the period that the underlying book-tax timing differences reverse and the actual cash taxes are incurred.

On December 31, 2006, PPL Electric established a regulatory asset for recoverable costs of defined benefit plans as a result of the adoption of SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R).” This regulatory asset does not represent cash expenditures already incurred; consequently, this asset is not earning a current return. This regulatory asset represents the costs that would have otherwise been recorded in other comprehensive income in accordance with SFAS 158, as follows:

Transition obligation	$16
Prior service cost	87
Net actuarial gain	(42)

Recoverable costs of defined benefit plans	$61

Of these costs, $15 million are expected to be amortized into net periodic benefit cost in 2007. All costs will be amortized over the lives of the defined benefit plans. See Note 8 for the disclosures related to the adoption of SFAS 158.

In January 2005, severe ice storms hit PPL Electric’s service territory. The total cost of restoring service, excluding capitalized cost and regular payroll expenses, was $16 million. In August 2005, the PUC issued an order granting PPL Electric’s petition for authority to defer and amortize for regulatory accounting and reporting purposes a portion of these storm costs subject to certain conditions. As a result of the PUC Order and in accordance with SFAS 71, PPL Electric deferred $12 million of its previously expensed storm costs. The ratemaking treatment of these costs will be addressed in PPL Electric’s next distribution base rate case, which is expected to be filed in late March 2007. PPL Electric believes that recovery of the remaining portion of these costs is probable.

In August 2006, the Commonwealth Court of Pennsylvania overturned the PUC’s decision of December 2004 that previously allowed PPL Electric to recover, over a 10-year period, restoration costs incurred in connection with Hurricane Isabel in September 2003. As a result of the PUC’s 2004 decision and in accordance with SFAS 71, PPL Electric had established a regulatory asset for the restoration costs. Effective January 1, 2005, PPL Electric began billing these costs to customers and amortizing the regulatory asset. The Commonwealth Court denied recovery of these costs because they were incurred when PPL Electric was subject to capped rates for transmission and distribution services, through December 31, 2004. As a result of the Court’s decision, PPL Electric recorded a charge of $11 million, or $7 million after tax, in “Other operation and maintenance” on the Statements of Income, reversed the remaining unamortized regulatory asset of $9 million and recorded a regulatory liability of $2 million for restoration costs previously billed to customers from January 2005 through December 2006.

The remainder of the regulatory assets included in “Other” will be recovered through 2013.

  Accounting Records

The system of accounts for PPL Electric is maintained in accordance with the Uniform System of Accounts prescribed by the FERC and adopted by the PUC.

  Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Loss Accruals

Loss accruals are recorded in accordance with SFAS 5, “Accounting for Contingencies,” and other related accounting guidance. Potential losses are accrued when (1) information is available that indicates it is “probable” that a loss has been incurred, given the likelihood of the uncertain future events and (2) the amount of the loss can be reasonably estimated. FASB defines “probable” as cases in which “the future event or events are likely to occur.” SFAS 5 does not generally permit the accrual of contingencies that might result in gains. PPL Electric continuously assesses potential loss contingencies for environmental remediation, litigation claims, income taxes, regulatory penalties and other events. PPL Electric discounts its loss accruals for environmental remediation when appropriate.

PPL Electric also has accrued estimated losses on long-term purchase commitments when significant events have occurred. For example, estimated losses were accrued when long-term purchase commitments were assumed under asset acquisition agreements and when PPL Electric’s generation business was deregulated.

  Changes in Classification

The classification of certain amounts in the 2005 and 2004 financial statements have been changed to conform to the current presentation. The changes in classification did not affect net income or total equity.

  Revenue

  Revenue Recognition

Operating revenues are recorded based on energy deliveries through the end of the calendar month. Unbilled retail revenues result because customers’ meters are read and bills are rendered throughout the month, rather than all being read at the end of the month. Unbilled revenues for a month are calculated by multiplying an estimate of unbilled kWh by the estimated average cents per kWh.

PPL Electric participates in PJM as a transmission owner and PLR.

  Allowance for Doubtful Accounts

Trade receivables are reported in the Balance Sheets at the gross outstanding amount adjusted for an allowance for doubtful accounts.

Accounts receivable collectibility is evaluated using a combination of factors, including past due status based on contractual terms. Reserve balances are analyzed to assess the reasonableness of the balances in comparison to the actual accounts receivable balances and write-offs. Adjustments are made to reserve balances based on the results of analysis, the aging of receivables, and historical and industry trends.

Additional specific reserves for uncollectible accounts receivable, such as bankruptcies, are recorded on a case-by-case basis after having been researched and reviewed by management. Unusual items, trends in write-offs, the age of the receivable, counterparty creditworthiness and economic conditions are considered as a basis for determining the adequacy of the reserve for uncollectible account balances.

Trade receivables are charged-off in the period in which the receivable is deemed uncollectible. Recoveries of trade receivables previously charged-off are recorded when it is known they will be received.

  Cash and Investments

  Cash Equivalents

All highly liquid debt instruments purchased with original maturities of three months or less are considered to be cash equivalents.

  Short-term Investments

Highly liquid investments with original maturities greater than three months are considered to be short-term investments. Short-term investments consist of auction rate and similar securities that provide for periodic reset of interest rates, and certificates of deposit. Even though PPL Electric considers these investments as part of its liquid portfolio, it does not include these investments in cash and cash equivalents due to their stated maturities. These investments are included on the Balance Sheets in “Current Assets—Other.”

  Restricted Cash

Bank deposits that are restricted by agreement or that have been designated for a specific purpose are classified as restricted cash. The change in restricted cash is reported as an investing activity in the Statements of Cash Flows. On the Balance Sheets, the current portion of restricted cash is shown as “Restricted cash” within current assets, while the noncurrent portion is included in “Other” within other noncurrent assets. See Note 13 for the components of restricted cash.

  Long-Lived and Intangible Assets

  Property, Plant and Equipment

PP&E is recorded at original cost, unless impaired. Original cost includes material, labor, contractor costs, construction overheads and financing costs, where applicable. The cost of repairs and minor replacements are charged to expense as incurred. PPL Electric records costs associated with planned major maintenance projects in the period in which the costs are incurred. No costs are accrued in advance of the period in which the work is performed.

AFUDC is capitalized as part of the construction costs for regulated projects.

Included in PP&E on the balance sheet are capitalized costs of software projects that were developed or obtained for internal use. At both December 31, 2006 and 2005, the carrying amount of capitalized software costs was $21 million. At December 31, 2006 and 2005, the accumulated amortization was $16 million and $12 million. These capitalized costs are amortized ratably over the expected lives of the projects when they become operational, generally not to exceed 5 years.

PPL Electric’s capitalized software costs amortized during 2006, 2005 and 2004 were $4 million.

  Depreciation

Depreciation is computed over the estimated useful lives of property using various methods including the straight-line, composite and group methods. When a component of PP&E is retired that was depreciated under the composite or group method, the original cost is charged to accumulated depreciation. When all or a significant portion of an operating unit that was depreciated under the composite or group method is retired or sold, the property and the related accumulated depreciation account is reduced and any gain or loss is included in income, unless otherwise required by regulators.

PPL Electric periodically reviews the useful lives of its fixed assets.

Following are the weighted-average rates of depreciation at December 31.

	2006	2005

Transmission and distribution	2.25%	2.23%
General	3.35%	2.87%

The annual provisions for depreciation have been computed principally in accordance with the following ranges of assets lives: transmission and distribution, 15-60 years, and general, 5-60 years.

  Acquired Intangible Assets

Acquired intangible assets that have finite useful lives are valued at cost and amortized over their useful lives based upon the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up.

  Asset Impairment

PPL Electric reviews long-lived assets, including intangibles, that are subject to depreciation or amortization for impairment when events or circumstances indicate carrying amounts may not be recoverable. An impairment loss is recognized if the carrying amount of a long-lived asset is not recoverable from undiscounted future cash flows. The impairment charge is measured by the difference between the carrying amount of the asset and its fair value.

Intangible assets with indefinite lives are reviewed for impairment annually or more frequently when events or circumstances indicate that the assets may be impaired. An impairment charge is recognized if the carrying amount of the assets exceeds its fair value. The difference represents the amount of impairment.

  Asset Retirement Obligations

PPL Electric accounts for the retirement of its long-lived assets according to SFAS 143, “Accounting for Asset Retirement Obligations,” which addresses the accounting for obligations associated with the retirement of tangible long-lived assets and FIN 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143,” which clarifies certain aspects of SFAS 143. SFAS 143 requires legal obligations associated with the retirement of long-lived assets to be recognized as liabilities in the financial statements. The initial obligation is measured at the estimated fair value. An equivalent amount is recorded as an increase in the value of the capitalized asset and allocated to expense over the useful life of the asset. Until the obligation is settled, the liability is increased, through the recognition of accretion expense in the income statement, for changes in the obligation due to the passage of time.

See Note 15 for a discussion of accounting for AROs.

  Compensation and Benefits

  Pension and Other Postretirement Benefits

PPL and certain of its subsidiaries sponsor various pension and other postretirement and postemployment benefit plans. PPL follows the guidance of SFAS 87, “Employers’ Accounting for Pensions,” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” when accounting for these benefits. In addition, PPL adopted the recognition and measurement date provisions of SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006.

PPL uses a market-related value of plan assets in accounting for its pension plans. The market-related value of plan assets is calculated by rolling forward the prior year market-related value with contributions, disbursements and expected return on investments. One-fifth of the difference between the actual value and the expected value is added (or subtracted if negative) to the expected value to determine the new market-related value.

PPL uses an accelerated amortization method for the recognition of gains and losses for its pension plans. Under the accelerated method, gains and losses in excess of 10% but less than 30% of the greater of the plan’s projected benefit obligation or the market-related value of plan assets are amortized on a straight-line basis over the estimated average future service period of plan participants. Gains and losses in excess of 30% of the plan’s projected benefit obligation are amortized on a straight-line basis over a period equal to one-half of the average future service period of the plan participants.

See Note 8 for the impact of the adoption of SFAS 158 and a discussion of pension and other postretirement benefits.

  Stock-Based Compensation

PPL grants stock options, restricted stock and restricted stock units to employees and restricted stock units and stock units to directors under several stock-based compensation plans. In December 2004, the FASB issued SFAS 123 (revised 2004), “Share-Based Payment,” which is known as SFAS 123(R) and replaces SFAS 123, “Accounting for Stock-Based Compensation,” as amended by SFAS 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” PPL and its subsidiaries adopted SFAS 123(R) effective January 1, 2006. See Note 17 for a discussion of SFAS 123(R). Effective January 1, 2003, PPL and its subsidiaries adopted the fair value method of accounting for stock-based compensation, as prescribed by SFAS 123, “Accounting for Stock-Based Compensation,” using the prospective method of transition permitted by SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of FASB Statement No. 123.” The prospective method of transition requires PPL and its subsidiaries to use the fair value method under SFAS 123 to account for all stock-based compensation awards granted, modified or settled on or after January 1, 2003. Thus, all awards granted prior to January 1, 2003, were accounted for under the intrinsic value method of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” to the extent such awards are not modified or settled.

Use of the fair value method prescribed by both SFAS 123 and SFAS 123(R) require PPL and its subsidiaries to recognize compensation expense for stock options issued. Fair value for the stock options is determined using the Black-Scholes options pricing model. Stock options with graded vesting (i.e., that vest in installments) are valued as a single award.

PPL and its subsidiaries were not required to recognize compensation expense for stock options issued and accounted for under the intrinsic value method of APB Opinion No. 25, since PPL grants stock options with an exercise price that is not less than the fair market value of PPL’s common stock on the date of grant. As currently structured, awards of restricted stock, restricted stock units and directors’ stock units result in the same amount of compensation expense under the fair value method of SFAS 123 or SFAS 123(R) as they would under the intrinsic value method of APB Opinion No. 25 since the value of the awards are based on the fair value of PPL’s common stock on the date of grant. See Note 7 for a discussion of stock-based compensation. Stock-based compensation is included in “Other operation and maintenance” expense on the Statements of Income.

PPL Electric’s stock-based compensation expense, including awards granted to employees and an allocation of costs of awards granted to employees of PPL Services, was insignificant under both the intrinsic value and fair value methods for each of 2006, 2005 and 2004.

SFAS 123(R) provided additional guidance on the requirement to accelerate expense recognition for employees who are at or near retirement age and who are under a plan that allows for accelerated vesting upon an employee’s retirement. Such guidance is relevant to prior accounting for stock-based compensation under other accounting guidance. PPL’s stock-based compensation plans allow for accelerated vesting upon an employee’s retirement. Thus, for employees who are retirement eligible when stock-based awards are granted, PPL recognizes the expense immediately. For employees who are not retirement eligible when stock-based awards are granted, PPL amortizes the awards on a straight-line basis over the shorter of the vesting period or the period up to the employee’s attainment of retirement age. Retirement eligible has been defined by PPL as the early retirement age of 55. The adjustments below related to retirement-eligible employees were recorded based on the aforementioned clarification of existing guidance and are not related to the adoption of SFAS 123(R).

In 2005, PPL Electric recorded a charge of $3 million after tax to accelerate stock-based compensation expense for retirement-eligible employees, of which $2 million of the after-tax total was related to periods prior to 2005. The prior period amounts were not material to previously issued financial statements.

  Other

  Income Taxes

The income tax provision for PPL and its subsidiaries is calculated in accordance with SFAS 109, “Accounting for Income Taxes.” PPL Electric and its subsidiaries are included in the consolidated U.S. federal income tax return of PPL. The provision for PPL Electric is calculated in accordance with an intercompany tax sharing policy which provides that taxable income be calculated as if PPL Electric and its subsidiaries filed a separate consolidated return. PPL Electric’s intercompany tax receivable was $2 million at December 31, 2006, and its intercompany tax liability was $6 million at December 31, 2005.

Significant management judgment is required in developing PPL Electric’s provision for income taxes, including the determination of deferred tax assets and liabilities and valuation allowances required against deferred tax assets. PPL Electric and its subsidiaries record valuation allowances to reduce deferred tax assets to the amounts that are more likely than not to be realized. PPL Electric and its subsidiaries consider future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for valuation allowances. If PPL Electric and its subsidiaries determine that they are able to realize deferred tax assets in the future in excess of recorded net deferred tax assets, adjustments to the valuation allowances increase income by reducing tax expense in the period that such determination is made. Likewise, if PPL Electric and its subsidiaries determine that they are not able to realize all or part of net deferred tax assets in the future, adjustments to the valuation allowances would decrease income by increasing tax expense in the period that such determination is made.

Annual tax provisions include amounts to pay assessments that may result from examination by taxing authorities of prior year tax returns. The amounts ultimately paid upon resolution of issues raised by such authorities may differ materially from the amounts accrued and may materially impact PPL Electric’s financial statements in the future. In evaluating the exposure associated with various tax filing positions, PPL Electric and its subsidiaries accrue charges for probable exposures based on management’s best estimate of the amount of benefit that should be recognized in the financial statements in accordance with SFAS 5, “Accounting for Contingencies.”

PPL Electric deferred investment tax credits when the credits were utilized and is amortizing the deferred amounts over the average lives of the related assets. See Note 2 for additional discussion regarding income taxes.

The provision for PPL Electric’s deferred income taxes for regulated assets is based upon the ratemaking principles reflected in rates established by the PUC and the FERC. The difference in the provision for deferred income taxes for regulated assets and the amount that otherwise would be recorded under U.S. GAAP is deferred and included in taxes recoverable through future rates in “Regulatory and Other Noncurrent Assets—Other” on the Balance Sheet.

  Taxes, Other Than Income

PPL Electric presents sales taxes in “Accounts Payable” on its Balance Sheets. These taxes are not reflected on the Statements of Income. See Note 2 for details on taxes included in “Taxes, other than income” on the Statements of Income.

  Leases

PPL Electric applies the provisions of SFAS 13, “Accounting for Leases,” as amended and interpreted, to all transactions that qualify for lease accounting. See Note 6 for a discussion of accounting for leases under which PPL Electric is a lessee.

  Materials and Supplies

Materials and supplies are valued at the lower of cost or market using the average-cost method.

  Guarantees

In accordance with the provisions of FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34,” the fair values of guarantees related to arrangements entered into prior to January 1, 2003, as well as guarantees excluded from the initial recognition and measurement provisions of FIN 45, are not recorded in the financial statements. See Note 9 for further discussion of recorded and unrecorded guarantees.

  Treasury Stock

Treasury shares are reflected on the balance sheet as an offset to shareowners’ equity under the cost method of accounting.

At December 31, 2005, PPL Electric held 79,270,519 shares of treasury stock. PPL Electric held no treasury stock at December 31, 2006. In the second quarter of 2006, PPL Electric retired all treasury shares, which totaled 90,932,326 shares, and restored them to authorized but unissued shares of common stock. “Common stock” was reduced by $1.1 billion as a result of the retirement. Total “Shareowners’ Equity” was not impacted. PPL Electric plans to restore all shares of common stock acquired in the future to authorized but unissued shares of common stock upon acquisition.

  New Accounting Standards

See Note 17 for a discussion of new accounting standards recently adopted or pending adoption.

2.	Income and Other Taxes

For 2006, 2005 and 2004, the statutory U.S. corporate federal income tax rate was 35%. The statutory corporate net income tax rate for Pennsylvania was 9.99%.

The provision for PPL Electric’s deferred income taxes for regulated assets is based upon the ratemaking principles reflected in rates established by the PUC and the FERC. The difference in the provision for deferred income taxes for regulated assets and the amount that otherwise would be recorded under U.S. GAAP is deferred and included in taxes recoverable through future rates in “Regulatory and Other Noncurrent Assets—Other” on the Balance Sheets.

The tax effects of significant temporary differences comprising PPL Electric’s net deferred income tax liability were as follows:

	2006	2005

Deferred Tax Assets
Deferred investment tax credits	$6	$7
Accrued pension costs	56	32
Contributions in aid of construction	80	73
Other	41	48

	183	160

Deferred Tax Liabilities
Electric utility plant—net	648	615
Recoverable transition costs	145	144
Taxes recoverable through future rates	106	100
Reacquired debt costs	14	15
Other	36	19

	949	893

Net deferred tax liability	$766	$733

PPL Electric has state net operating loss carryforwards that expire in 2024 of $11 million and $13 million at December 31, 2006 and 2005. Valuation allowances have been established for the amount that, more likely than not, will not be realized.

Details of the components of income tax expense, a reconciliation of federal income taxes derived from statutory tax rates applied to “Income before Income Taxes” for accounting purposes, and details of taxes other than income were:

	2006	2005	2004

Income Tax Expense
Current—Federal	$85	$66	$(33)
Current—State	1	(5)	(40)

	86	61	(73)

Deferred—Federal	19	12	79
Deferred—State	1	(1)	5

	20	11	84

Investment tax credit, net—Federal	(2)	(3)	(3)

Total	$104	$69	$8

Total income tax expense—Federal	$102	$75	$43
Total income tax expense—State	2	(6)	(35)

Total	$104	$69	$8

	2006	2005	2004
Reconciliation of Income Tax Expense
Indicated federal income tax on Income Before Income Taxes at statutory tax rate—35%	$104	$76	$30

Increase (decrease) due to:
State income taxes (a)(b)(c)	12	4	(1)
Stranded costs securitization (a)(b)(c)	(7)	(7)	(22)
Amortization of investment tax credit	(2)	(2)	(2)
Other (a)(b)(c)	(3)	(2)	3

		(7)	(22)

Total income tax expense	$104	$69	$8

Effective income tax rate	34.9%	31.9%	9.5%

(a)	During 2006, PPL Electric recorded $4 million in state and federal income tax expense from filing the 2005 income tax returns. The $4 million tax expense included in the Reconciliation of Income Tax Expense consisted of a $1 million federal expense reflected in “Other” and a $3 million state expense reflected in “State income taxes.”

During 2006, PPL Electric recorded a $9 million benefit related to federal and state income tax reserve changes. The $9 million benefit included in the Reconciliation of Income Tax Expense consisted of a $7 million benefit reflected in “Stranded costs securitization” and a $2 million federal benefit reflected in “Other.”

(b)	During 2005, PPL Electric recorded a $10 million benefit related to federal and state income tax reserve changes. The $10 million benefit included in the Reconciliation of Income Tax Expense consisted of a $7 million benefit reflected in “Stranded costs securitization,” a $2 million state benefit reflected in “State income taxes” and a $1 million federal benefit reflected in “Other.”

(c)	During 2004, PPL Electric recorded a $20 million benefit related to federal and state income tax reserve changes. The $20 million benefit included in the Reconciliation of Income Tax Expense consisted of a $22 million benefit reflected in “Stranded costs securitization,” a $2 million state benefit reflected in “State income taxes,” offset by a $4 million federal provision reflected in “Other.”

	2006	2005	2004

Taxes, other than income
State gross receipts	$181	$174	$155
State utility realty	4	6	(10)
State capital stock	4	5	7

	$189	$185	$152

3.	Financial Instruments

At December 31, 2006 and 2005, the carrying value of cash and cash equivalents, short-term investments, other investments and short-term debt approximated fair value due to the liquid nature of the instruments, variable interest rates associated with the financial instruments or the carrying value of the instruments being based on established market prices. Financial instruments where the carrying amount on the Balance Sheets and the estimated fair value (based on quoted market prices for the securities where available and estimates based on current rates where quoted market prices are not available) are different, are set forth below:

	December 31,		December 31,
	2006		2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Long-term debt	$1,978	$2,023	$2,411	$2,496

4.	Preferred Securities

Details of PPL Electric’s preferred securities, without sinking fund requirements, as of December 31 were:

	2006	2005

4 1/2% Preferred Stock	$25	$25

Series Preferred Stock
3.35%	2	2
4.40%	12	12
4.60%	3	3
6.75%	9	9

Total Series Preferred Stock	26	26

6.25% Series Preference Stock	250

Total Preferred Securities	$301	$51

	2006
	Issued and
	Outstanding	Shares	Optional Redemption
	Shares	Authorized	Price Per Share

4 1/2% Preferred Stock (a)	247,524	629,936	$110.00

Series Preferred Stock (a)
3.35%	20,605		103.50
4.40%	117,676		102.00
4.60%	28,614		103.00
6.75%	90,770		102.36

Total Series Preferred Stock	257,665	10,000,000

6.25% Series Preference Stock (c)	2,500,000	10,000,000	(b)

Total Preferred Securities	3,005,189

(a)	During 2006 and 2005, there were no increases or decreases to the preferred stock outstanding at December 31, 2005 and 2004.

(b)	Redeemable on or after April 6, 2011.

(c)	2.5 million shares of preference stock were issued in 2006.

  Preferred Stock

The involuntary liquidation price of the preferred stock is $100 per share. The optional voluntary liquidation price is the optional redemption price per share in effect, except for the 4 1/2% Preferred Stock and the 6.75% Series Preferred Stock for which such price is $100 per share (plus, in each case, any unpaid dividends in arrears).

Holders of the outstanding preferred stock are entitled to one vote per share on matters on which PPL Electric’s shareowners are entitled to vote. Preferred Stock ranks senior to PPL Electric’s common stock and 6.25% Series Preference Stock.

Preference Stock

In April 2006, PPL Electric sold 10 million depositary shares, each representing a quarter interest in a share of PPL Electric’s 6.25% Series Preference Stock (Preference Shares), totaling $250 million. In connection with the sale of the depositary shares, PPL Electric issued 2.5 million Preference Shares, with a liquidation preference of $100 per share, to the bank acting as a depositary. PPL Electric used the net proceeds of $245 million from the offering to repurchase $200 million of its common stock held by PPL, and for other general corporate purposes. PPL used the $200 million received from PPL Electric to fund capital expenditures and for general corporate purposes.

Holders of the depositary shares are entitled to all proportional rights and preferences of the Preference Shares, including dividend, voting, redemption and liquidation rights, exercised through the depositary. The Preference Shares rank senior to PPL Electric’s common stock and junior to its preferred stock, and they have no voting rights, except as provided by law.

Dividends on the Preference Shares will be paid when, as and if declared by the Board of Directors at a fixed annual rate of 6.25%, or $1.5625 per depositary share per year, and are not cumulative. PPL Electric may not pay dividends on, or redeem, purchase or make a liquidation payment with respect to any of its common stock, except in certain circumstances, unless full dividends on the Preference Shares have been paid for the then-current dividend period.

The Preference Shares do not have a stated maturity, and are not subject to sinking fund requirements. However, PPL Electric may, at its option, redeem the Preference Shares in whole or in part from time to time for $100 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, on or after April 6, 2011.

In May 2006, PPL Electric filed Amended and Restated Articles of Incorporation that, among other things, increased the authorized amount of preference stock from 5 million to 10 million shares, without nominal or par value.

5.	Credit Arrangements and Financing Activities

  Credit Arrangements

PPL Electric maintains credit facilities in order to enhance liquidity and provide credit support, and as a backstop to its commercial paper program.

In June 2006, PPL Electric amended and restated the credit agreement for its $200 million five-year credit facility and extended the expiration date to June 2011. PPL Electric has the ability to cause the lenders under this facility to issue letters of credit. At December 31, 2006 and 2005, PPL Electric had no cash borrowings or letters of credit outstanding under this credit facility. PPL Electric’s $100 million three-year credit facility expired in June 2006 and was not renewed.

PPL Electric maintains a commercial paper program for up to $200 million to provide it with an additional financing source to fund its short-term liquidity needs, if and when necessary. Commercial paper issuances are supported by PPL Electric’s $200 million five-year credit facility. PPL Electric had no commercial paper outstanding at December 31, 2006 and 2005.

PPL Electric participates in an asset-backed commercial paper program through which PPL Electric obtains financing by selling and contributing its eligible accounts receivable and unbilled revenue to a special purpose, wholly-owned subsidiary on an ongoing basis. The subsidiary has pledged these assets to secure loans from a commercial paper conduit sponsored by a financial institution. PPL Electric uses the proceeds from the credit agreement for general corporate purposes and to cash collateralize letters of credit. The subsidiary’s borrowing limit under this credit agreement is $150 million, and interest under the credit agreement varies based on the commercial paper conduit’s actual cost to issue commercial paper that supports the debt. At December 31, 2006 and 2005, $136 million and $131 million of accounts receivable and $145 million and $142 million of unbilled revenue were pledged by the subsidiary under the credit agreement. At December 31, 2006 and 2005, there was $42 million of short-term debt outstanding under the credit agreement at an interest rate of 5.35% for 2006 and 4.3% for 2005, all of which was being used to cash collateralize letters of credit issued on PPL Electric’s behalf. At December 31, 2006, based on the accounts receivable and unbilled revenue pledged, an additional $108 million was available for borrowing. The funds used to cash collateralize the letters of credit are reported in “Restricted Cash” on the Balance Sheets. PPL Electric’s sale to its subsidiary of the accounts receivable and unbilled revenue is an absolute sale of the assets, and PPL Electric does not retain an interest in these assets. However, for financial reporting purposes, the subsidiary’s financial results are consolidated in PPL Electric’s financial statements. PPL Electric performs certain record-keeping and cash collection functions with respect to the assets in return for a servicing fee from the subsidiary. In July 2006, PPL Electric and the subsidiary extended the expiration date of the credit agreement to July 2007. PPL Electric currently expects that it and the subsidiary will continue to renew the credit agreement on an annual basis.

In 2001, PPL Electric completed a strategic initiative to confirm its legal separation from PPL and PPL’s other affiliated companies. This initiative was designed to enable PPL Electric to substantially reduce its exposure to volatility in energy prices and supply risks through 2009 and to reduce its business and financial risk profile by, among other things, limiting its business activities to the transmission and distribution of electricity and businesses related to or arising out of the electric transmission and distribution businesses. In connection with this initiative, PPL Electric:

•	obtained long-term electric supply contracts to meet its PLR obligations (with its affiliate PPL EnergyPlus) through 2009, as further described in Note 10 under “PLR Contracts”;

•	agreed to limit its businesses to electric transmission and distribution and related activities;

•	adopted amendments to its Articles of Incorporation and Bylaws containing corporate governance and operating provisions designed to clarify and reinforce its legal and corporate separateness from PPL and its other affiliated companies;

•	appointed an independent director to its Board of Directors and required the unanimous approval of the Board of Directors, including the consent of the independent director, to amendments to these corporate governance and operating provisions or to the commencement of any insolvency proceedings, including any filing of a voluntary petition in bankruptcy or other similar actions; and

•	appointed an independent compliance administrator to review, on a semi-annual basis, its compliance with the corporate governance and operating requirements contained in its Articles of Incorporation and Bylaws.

The enhancements to PPL Electric’s legal separation from its affiliates are intended to minimize the risk that a court would order PPL Electric’s assets and liabilities to be substantively consolidated with those of PPL or another affiliate of PPL in the event that PPL or another PPL affiliate were to become a debtor in a bankruptcy case. Based on these various measures, PPL Electric was able to issue and maintain a higher level of debt and use it to replace higher cost equity, thereby maintaining a lower total cost of capital. Nevertheless, if PPL or another PPL affiliate were to become a debtor in a bankruptcy case, there can be no assurance that a court would not order PPL Electric’s assets and liabilities to be consolidated with those of PPL or such other PPL affiliate.

The subsidiaries of PPL are separate legal entities. PPL’s subsidiaries are not liable for the debts of PPL. Accordingly, creditors of PPL may not satisfy their debts from the assets of the subsidiaries absent a specific contractual undertaking by a subsidiary to pay PPL’s creditors or as required by applicable law or regulation. Similarly, absent a specific contractual undertaking or as required by applicable law or regulation, PPL is not liable for the debts of its subsidiaries. Accordingly, creditors of PPL’s subsidiaries may not satisfy their debts from the assets of PPL absent a specific contractual undertaking by PPL to pay the creditors of its subsidiaries or as required by applicable law or regulation.

Similarly, the subsidiaries of PPL Electric are separate legal entities. These subsidiaries are not liable for the debts of PPL Electric. Accordingly, creditors of PPL Electric may not satisfy their debts from the assets of its subsidiaries absent a specific contractual undertaking by a subsidiary to pay the creditors or as required by applicable law or regulation. In addition, absent a specific contractual undertaking or as required by applicable law or regulation, PPL Electric is not liable for the debts of its subsidiaries. Accordingly, creditors of its subsidiaries may not satisfy their debts from the assets of PPL Electric absent a specific contractual undertaking by PPL Electric to pay the creditors of its subsidiaries or as required by applicable law or regulation.

Financing Activities

In March 2006, PPL Electric retired all $146 million of its 6.55% Series First Mortgage Bonds upon maturity.

During 2006, PPL Transition Bond Company made principal payments on transition bonds of $288 million.

See Note 4 for a discussion of PPL Electric’s issuance of preference stock in 2006.

During 2006, PPL Electric received a capital contribution of $75 million from PPL.

Dividends and Dividend Restrictions

During 2006, PPL Electric paid common stock dividends of $116 million to PPL.

PPL Electric’s 2001 Senior Secured Bond Indenture restricts dividend payments in the event that PPL Electric fails to meet interest coverage ratios or fails to comply with certain requirements included in its Articles of Incorporation and Bylaws to maintain its separateness from PPL and PPL’s other subsidiaries. PPL Electric does not, at this time, expect that any of such limitations would significantly impact its ability to declare dividends.

As discussed in Note 4, PPL Electric may not pay dividends on its common stock, except in certain circumstances, unless full dividends have been paid on the Preference Shares for the then-current dividend period. The quarterly dividend rate for PPL Electric’s Preference Shares is $1.5625 per share. PPL Electric has declared and paid dividends on its outstanding Preference Shares since issuance. Dividends on the preference stock are not cumulative and future dividends, declared at the discretion of PPL Electric’s Board of Directors, will be dependent upon future earnings, cash flows, financial requirements and other factors.

6.	Leases

In September 2006, PPL’s subsidiaries terminated the master lease agreements under which they leased equipment, such as vehicles, computers, and office equipment. In addition, PPL and its subsidiaries purchased the equipment from the lessors at a negotiated price. Prior to the buyout, PPL subsidiaries had been directly charged or allocated a portion of the rental expense related to the assets they utilized. In connection with the buyout, ownership of the purchased equipment was reviewed and attributed to the subsidiaries based on usage of the equipment. As a result, “Property, Plant and Equipment” increased on the Balance Sheet by $52 million.

Rent expense for all operating leases, including equipment under the master lease agreements prior to September 2006; office space; land; buildings; and other equipment, was primarily included in “Other operation and maintenance” on the Statements of Income. Rent expense for 2006, 2005 and 2004 was $11 million, $23 million and $21 million.

Due to the termination of the master lease agreements mentioned above, PPL Electric has no substantial future minimum rental payments.

7.	Stock-Based Compensation

Effective January 1, 2006, PPL and its subsidiaries adopted SFAS 123 (revised 2004), “Share-Based Payment,” which is known as SFAS 123(R), using the modified prospective application transition method. The adoption of SFAS 123(R) did not have a significant impact on PPL and its subsidiaries, since PPL and its subsidiaries adopted the fair value method of accounting for stock-based compensation, as described by SFAS 123, “Accounting for Stock-Based Compensation,” effective January 1, 2003. See Note 17 for further discussion of SFAS 123(R).

Under the PPL Incentive Compensation Plan (ICP) and the Incentive Compensation Plan for Key Employees (ICPKE) (together, the Plans), restricted shares of PPL common stock, restricted stock units and stock options may be granted to officers and other key employees of PPL, PPL Electric and other affiliated companies. Awards under the Plans are made by the Compensation and Corporate Governance Committee (CCGC) of the PPL Board of Directors, in the case of the ICP, and by the PPL Corporate Leadership Council (CLC), in the case of the ICPKE. The ICP limits the total number of awards that may be granted under it after April 23, 1999, to 15,769,430 awards, or 5% of the total shares of PPL common stock that were outstanding at April 23, 1999. The ICPKE limits the total number of awards that may be granted under it after April 25, 2003, to 16,573,608 awards, or 5% of the total shares of PPL common stock that were outstanding at January 1, 2003, reduced by outstanding awards for which PPL common stock was not yet issued as of April 25, 2003. In addition, each Plan limits the number of shares available for awards in any calendar year to 2% of the outstanding common stock of PPL on the first day of such calendar year. The maximum number of options that can be awarded under each Plan to any single eligible employee in any calendar year is three million shares. Any portion of these options that has not been granted may be carried over and used in any subsequent year. If any award lapses, is forfeited or the rights of the participant terminate, the shares of PPL common stock underlying such an award are again available for grant. Shares delivered under the Plans may be in the form of authorized and unissued PPL common stock, common stock held in treasury by PPL or PPL common stock purchased on the open market (including private purchases) in accordance with applicable securities laws.

Restricted Stock and Restricted Stock Units

Restricted shares of PPL common stock are outstanding shares with full voting and dividend rights. Restricted stock awards are granted as a retention award for key executives and have vesting periods as determined by the CCGC in the case of the ICP, and the CLC in the case of the ICPKE. In addition, the shares are subject to forfeiture or accelerated payout under Plan provisions for termination, retirement, disability and death of employees. Restricted shares vest fully if control of PPL changes, as defined by the plans.

The Plans allow for the grant of restricted stock units. Restricted stock units are awards based on the fair market value of PPL common stock. Actual PPL common shares will be issued upon completion of a vesting period, generally three years, as determined by the CCGC in the case of the ICP, and the CLC in the case of the ICPKE. Recipients of restricted stock units may also be granted the right to receive dividend equivalents through the end of the restriction period or until the award is forfeited. Restricted stock units are subject to forfeiture or accelerated payout under the Plan provisions for termination, retirement, disability and death of employees. Restricted stock units vest fully if control of PPL changes, as defined by the Plans.

Compensation costs related to stock-based compensation awards in 2006, 2005 and 2004 were $4 million, $7 million and $3 million (with related income tax benefits of $2 million, $3 million and $1 million).

Compensation costs for 2005 included an adjustment to record accelerated recognition of expense for employees at or near retirement age. See Note 1 for additional information.

Actual income tax benefits realized from stock-based arrangements for the year ended December 31, 2006, were not significant.

Restricted stock and restricted stock unit activity for the year ended December 31, 2006 was:

		Weighted-
		Average
	Restricted	Grant Date
	Shares	Fair Value

Nonvested at January 1, 2006	116,260	$23.09
Granted	64,610	31.73
Vested	(33,340)	17.69

Nonvested at December 31, 2006	147,530	28.12

The weighted-average grant date fair value of restricted stock and restricted stock units granted during the years ended December 31, 2005 and 2004, were $27.11 and $23.13.

As of December 31, 2006, unrecognized compensation cost related to nonvested awards was $1 million and the weighted average period for recognition was 1.3 years.

The total fair value of shares vesting during 2006, 2005 and 2004 was $1 million.

Stock Options

Under the Plans, stock options may also be granted with an option exercise price per share not less than the fair market value of PPL’s common stock on the date of grant. The options are exercisable beginning one year after the date of grant, assuming the individual is still employed by PPL or a subsidiary, in installments as determined by the CCGC in the case of the ICP, and the CLC in the case of the ICPKE. Options outstanding at December 31, 2006, become exercisable over a three-year period from the date of grant in equal installments. The CCGC and CLC have discretion to accelerate the exercisability of the options, except that the exercisability of an option issued under the ICP may not be accelerated unless the individual remains employed by PPL or a subsidiary for one year from the date of grant. All options expire no later than ten years from the grant date. The options become exercisable immediately if control of PPL changes, as defined by the Plans.

Stock option activity under the plans for the year ended December 31, 2006, was:

			Weighted-Average	Aggregate
	Number of	Weighted-Average	Remaining	Total Intrinsic
	Options	Exercise Price	Contractual Term	Value

Outstanding at January 1, 2006	285,372	$22.95
Granted	88,540	30.14
Exercised	(14,876)	27.62

Outstanding at December 31, 2006	359,036	24.53	6.8 years	$4
Options exercisable at December 31, 2006	200,920	21.90	5.5 years	3
Weighted-average fair value of options granted	$4.86

The total intrinsic value of stock options exercised for 2006 was insignificant and was $3 million and $1 million for 2005 and 2004.

As of December 31, 2006, unrecognized compensation costs related to stock options were insignificant.

The estimated fair value of each option granted was calculated using a Black-Scholes option-pricing model. The weighted-average assumptions used in the model were:

	2006	2005	2004

Risk-free interest rate	4.06%	4.09%	3.79%
Expected option life	6.25 yrs.	7.00 yrs.	7.47 yrs.
Expected stock volatility	19.86%	18.09%	32.79%
Dividend yield	3.76%	3.88%	3.51%

Based on the above assumptions, the weighted-average grant date fair values of options granted during the years ended December 31, 2006, 2005 and 2004 were $4.86, $3.99 and $6.16.

PPL uses historical volatility and exercise behavior to value its stock options using the Black-Scholes option pricing model. Volatility over the expected term of the options is evaluated with consideration given to prior periods that may need to be excluded based on events not likely to recur that had impacted PPL’s volatility in those prior periods. Management’s expectations for future volatility, considering potential changes to PPL’s business model and other economic conditions, are also reviewed in addition to the historical data to determine the final volatility assumption.

8.	Retirement and Postemployment Benefits

Pension and Other Postretirement Benefits

PPL and certain of its subsidiaries sponsor various pension and other postretirement benefit plans. PPL follows the guidance of SFAS 87, “Employers’ Accounting for Pensions” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” when accounting for these benefits. In addition, PPL adopted the recognition and measurement date provisions of SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006.

SFAS 158 requires a registrant that sponsors a defined benefit plan(s) to: (i) record an asset or liability to recognize the funded status of the plan(s) in its consolidated balance sheet using a measurement date that corresponds with its fiscal year end, and for a registrant’s consolidated subsidiary, the date that is used to consolidate the subsidiary, (ii) recognize in other comprehensive income, net of tax, gains and losses and prior service costs and credits, that arise during the period but are not currently recognized as a component of net periodic benefit cost, (iii) amortize gains and losses, prior service costs and credits, and transition assets or obligations recorded in accumulated other comprehensive income to net periodic benefit cost, and (iv) provide additional disclosures of, among other things, items deferred in accumulated other comprehensive income. In accordance with SFAS 158, accounting and related disclosures for 2004 and 2005 were not affected by the adoption of the new standard. The incremental impact of adopting SFAS 158, resulted in the following increases (decreases) to the Balance Sheet at December 31, 2006.

	Before		After
	Application		Application
	of SFAS 158	Adjustments	of SFAS 158

Regulatory and Other Noncurrent Assets
Other (a)	$352	$61	$413
Total Regulatory and Other Noncurrent Assets	1,377	61	1,438
Total Assets	5,254	61	5,315
Deferred Credits and Other Noncurrent Liabilities
Deferred income taxes and investment tax credits	844	(30)	814
Other	115	91	206
Total Deferred Credits and Other Noncurrent Liabilities	959	61	1,020
Total Liabilities and Equity	5,254	61	5,315

(a)	See Note 1 for details of the regulatory assets recorded for recoverable costs of defined benefit plans in connection with the adoption of SFAS 158.

The majority of PPL Electric’s employees are eligible for pension benefits under non-contributory defined benefit pension plans, sponsored by PPL Services, with benefits based on length of service and final average pay, as defined by the plans.

PPL and certain of its subsidiaries also provide supplemental retirement benefits to directors, executives and other key management employees through unfunded nonqualified retirement plans, sponsored by PPL Services.

The majority of employees of PPL Electric will become eligible for certain health care and life insurance benefits upon retirement through contributory plans. Postretirement benefits under the PPL Retiree Health Plan sponsored by PPL Services are paid from funded VEBA trusts.

Net periodic pension and other postretirement benefits costs charged to operating expense, excluding amounts charged to construction and other non-expense accounts were:

	2006	2005	2004

Pension benefits (a)	$6	$4	$1
Other postretirement benefits (a)	9	7	9

(a)	PPL Electric does not directly sponsor any pension or other postretirement benefit plans. PPL Electric is allocated a portion of the costs of pension and other postretirement plans sponsored by PPL Services, based on its participation in those plans.

Although PPL Electric does not directly sponsor any pension or other postretirement benefit plans, it is allocated a portion of the liabilities and costs of plans sponsored by PPL Services based on participation in those plans. At December 31, 2006 and 2005, the recorded balance of PPL Electric’s allocated share of these pension liabilities was $45 million and $77 million. The balance for PPL Electric’s allocated share of other postretirement benefits was a liability of $88 million at December 31, 2006, and a prepaid asset of $2 million at December 31, 2005.

At December 31, 2006, PPL Electric had a regulatory asset of $3 million relating to the initial adoption of SFAS 106, which is being amortized and recovered in rates, with a remaining life of six years.

PPL Electric also maintains a liability for the cost of health care of retired miners of former subsidiaries that had been engaged in coal mining, as required by the Coal Industry Retiree Health Benefit Act of 1992. PPL Electric accounts for this liability under EITF 92-13, “Accounting for Estimated Payments in Connection with the Coal Industry Retiree Health Benefit Act of 1992.” PPL Electric’s net liability was $35 million at December 31, 2005. In the third quarter of 2006, PPL Electric was able to fully offset the net liability, calculated at that time, of $36 million, with excess Black Lung Trust assets as a result of the passage of the Pension Protection Act of 2006. At December 31, 2006, the net liability continues to be fully offset with excess Black Lung Trust assets. See “Pension Protection Act of 2006” within this note for further discussion.

Savings Plans

Substantially all employees of PPL Electric are eligible to participate in a deferred savings plan (401(k)). Contributions to the plan charged to operating expense approximated $3 million for 2006, 2005 and 2004.

Employee Stock Ownership Plan

PPL sponsors a non-leveraged ESOP in which substantially all employees are enrolled on the first day of the month following eligible employee status. Dividends paid on ESOP shares are treated as ordinary dividends by PPL. Under existing income tax laws, PPL is permitted to deduct the amount of those dividends for income tax purposes and to contribute the resulting tax savings (dividend-based contribution) to the ESOP.

The dividend-based contribution is used to buy shares of PPL’s common stock and is expressly conditioned upon the deductibility of the contribution for federal income tax purposes. Contributions to the ESOP are allocated to eligible participants’ accounts as of the end of each year, based 75% on shares held in existing participants’ accounts and 25% on the eligible participants’ compensation.

Amounts allocated to and charged as compensation expense by PPL Electric for ESOP contributions were $2 million for 2006, 2005 and 2004.

Postemployment Benefits

PPL Electric provides health and life insurance benefits to disabled employees and income benefits to eligible spouses of deceased employees. PPL Electric follows the guidance of SFAS 112, “Employers’ Accounting for Postemployment Benefits,” when accounting for these benefits. Postemployment benefits charged to operating expenses were not significant for 2006. Postemployment benefits charged to operating expense for 2005 were $2 million, primarily due to an updated valuation for Long-Term Disability benefits completed in 2005, and not significant for 2004.

Pension Protection Act of 2006

On August 17, 2006, the Pension Protection Act of 2006 (the Act) was signed by President Bush. The Act’s changes, which will become effective in 2008, cover current pension plan legislation and funding rules for defined benefit pension plans. Based on the current funded status of PPL’s defined benefit pension plans, the Act is not expected to have a significant impact on the future funding of these plans or have a significant financial impact on PPL or PPL Electric in regard to these plans.

The Act does contain a provision that provides for excess assets held exclusively in Black Lung Trust funds to be used to pay for health benefits other than black lung disease for retired coal miners. Prior to recognition of this provision of the Act, PPL Electric had a net liability of $36 million for the medical costs of retirees of a PPL subsidiary represented by the United Mine Workers of America (UMWA). This subsidiary had a Black Lung Trust that was significantly overfunded. As a result of the Act and the ability to use the excess Black Lung Trust assets to make future benefit payments for the UMWA retiree medical costs, PPL Electric was able to fully offset the UMWA retiree medical liability on its Balance Sheet and record a one-time credit to PPL Electric’s “Other operation and maintenance” expense of $21 million (net of tax expense of $15 million).

9.	Commitments and Contingent Liabilities

Energy Purchases, Energy Sales and Other Commitments

Energy Purchase Commitments

In 1998, PPL Electric recorded a loss accrual for above-market contracts with NUGs of $879 million, due to the deregulation of its generation business. Effective January 1999, PPL Electric began reducing this liability as an offset to “Energy purchases” on the Statements of Income. This reduction is based on the estimated timing of the purchases from the NUGs and projected market prices for this generation. The final NUG contract expires in 2014. In connection with the corporate realignment in 2000, the remaining balance of this liability was transferred to PPL EnergyPlus. At December 31, 2006, the remaining liability associated with the above-market NUG contracts was $136 million.

Legal Matters

PPL Electric is involved in legal proceedings, claims and litigation in the ordinary course of business. PPL Electric cannot predict the outcome of such matters, or whether such matters may result in material liabilities.

Regulatory Issues

PJM Capacity Litigation

In December 2002, PPL was served with a complaint against PPL, PPL EnergyPlus and PPL Electric filed in the U.S. District Court for the Eastern District of Pennsylvania by a group of 14 Pennsylvania boroughs that apparently alleged, among other things, violations of the federal antitrust laws in connection with the pricing of installed capacity in the PJM daily market during the first quarter of 2001 and certain breach of contract claims. These boroughs were wholesale customers of PPL Electric. In April 2006, the Court dismissed all of the federal antitrust claims and all of the breach of contract claims except for one breach of contract claim by one of the boroughs.

Each of the U.S. Department of Justice—Antitrust Division, the FERC and the Pennsylvania Attorney General conducted investigations regarding PPL’s PJM capacity market transactions in early 2001 and did not find any reason to take action against PPL and any of its subsidiaries, including PPL Electric.

PJM Billing

In December 2004, Exelon Corporation, on behalf of its subsidiary, PECO Energy, Inc. (PECO), filed a complaint against PJM and PPL Electric with the FERC alleging that PJM had overcharged PECO from April 1998 through May 2003 as a result of an error by PJM in the State Estimator Model used in connection with billing all PJM customers for certain transmission, spot market energy and ancillary services charges. Specifically, the complaint alleged that PJM mistakenly identified PPL Electric’s Elroy substation transformer as belonging to PECO and that, as a consequence, during times of congestion, PECO’s bills for transmission congestion from PJM erroneously reflected energy that PPL Electric took from the Elroy substation and used to serve PPL Electric’s load. The complaint requested the FERC, among other things, to direct PPL Electric to refund to PJM $39 million, plus interest of $8 million, and for PJM to refund these same amounts to PECO.

In April 2005, the FERC determined that PECO was entitled to reimbursement for the transmission congestion charges that PECO asserts PJM erroneously billed to it at the Elroy substation. The FERC set for additional proceedings before a judge the determination of the amount of the overcharge to PECO and which PJM market participants were undercharged and therefore are responsible for reimbursement to PECO.

PPL Electric recognized an after-tax charge of $27 million in the first quarter of 2005 for a loss contingency related to this matter. The pre-tax accrual was $47 million, with $39 million included in “Energy purchases” on the Statement of Income, and $8 million in “Interest Expense.”

In September 2005, PPL Electric and Exelon Corporation filed a proposed settlement agreement regarding this matter with the FERC. In March 2006, the FERC rejected the settlement agreement indicating that the agreement involves material issues of fact that it cannot decide without further information, and ordered the matter to be set for hearing.

Subsequently, in March 2006, PPL Electric and Exelon filed with the FERC a new proposed settlement agreement under which PPL Electric would have paid approximately $41 million over a five-year period to PJM through a new transmission charge. Pursuant to this proposed agreement, PJM would have forwarded the amounts collected under this new charge to PECO.

In November 2006, the FERC entered an order accepting the parties’ March 2006 proposed settlement agreement, upon the condition that PPL Electric agree to certain modifications. The FERC’s acceptance was conditioned upon reimbursement to PECO through a single credit to PECO’s monthly PJM bill and a corresponding charge on PPL Electric’s monthly PJM bill, rather than through a PJM Tariff transmission charge applicable only to PPL Electric. The FERC ordered PPL Electric to advise the FERC within 30 days as to whether it would accept or reject the proposed modifications.

In December 2006, PPL Electric and Exelon filed with the FERC, pursuant to the November 2006 order, a modified offer of settlement (“Compliance Filing”). Under the Compliance Filing, which must be approved by the FERC, PPL Electric would make a single payment through its monthly PJM bill of $38 million, plus interest through the date of payment, and PJM would include a single credit for this amount in PECO’s monthly PJM bill. Through December 31, 2006, the estimated interest on this payment would be $4 million, for a total PPL Electric payment of $42 million.

Based on the terms of the Compliance Filing and the effective date and provisions of power supply agreements between PPL Electric and PPL EnergyPlus, PPL has determined that PPL Electric is responsible for the claims prior to July 1, 2000 (totaling $12 million), and that PPL EnergyPlus is responsible for the claims subsequent to that date (totaling $30 million).

Based on the Compliance Filing, PPL Electric reduced the recorded loss accrual by $5 million at December 31, 2006. PPL Electric also recorded a receivable from PPL EnergyPlus of $30 million at December 31, 2006, for the portion of the claims allocated to PPL EnergyPlus. As a result of the reduction of the loss accrual and the allocation to PPL EnergyPlus, PPL Electric recorded credits to expense of $35 million on the Statement of Income, including $28 million of “Energy purchases” and $7 million of “Interest Expense.”

PPL Energy Supply recorded a loss accrual of $30 million at December 31, 2006, for its share of the claims, and recorded a corresponding payable to PPL Electric. PPL EnergyPlus recorded $27 million of “Energy purchases” and $3 million of “Interest Expense” on the Statement of Income.

PPL, PPL Electric and PPL Energy Supply cannot be certain if or when the FERC will approve the Compliance Filing. Management will continue to assess the loss accrual for this contingency in future periods.

Energy Policy Act of 2005

In August 2005, President Bush signed into law the Energy Policy Act of 2005 (the 2005 Energy Act). The 2005 Energy Act is comprehensive legislation that will substantially affect the regulation of energy companies. The Act amends federal energy laws and provides the FERC with new oversight responsibilities. Among the important changes that have been or will be implemented as a result of this legislation are:

•	The Public Utility Holding Company Act of 1935 has been repealed. PUHCA significantly restricted mergers and acquisitions in the electric utility sector.

•	The FERC has appointed the North American Electric Reliability Council as the electric reliability organization to establish and enforce mandatory reliability standards (“Reliability Standards”) regarding the bulk power system, and the FERC will oversee this process and independently enforce the Reliability Standards, as further described below.

•	The FERC will establish incentives for transmission companies, such as performance-based rates, recovery of the costs to comply with reliability rules and accelerated depreciation for investments in transmission infrastructure.

•	The Price-Anderson Amendments Act of 1988, which provides the framework for nuclear liability protection, was extended to 2025.

•	Federal support will be available for certain clean coal power initiatives, nuclear power projects and renewable energy technologies.

The implementation of the 2005 Energy Act requires proceedings at the state level and the development of regulations, some of which have not been finalized, by the FERC, the DOE and other federal agencies. PPL Electric cannot predict when all of these proceedings and regulations will be finalized.

Upon implementation, the Reliability Standards will have the force and effect of law, and will apply to all users of the bulk power electricity system, including electric utility companies, generators and marketers. The FERC has indicated that it intends to vigorously enforce the Reliability Standards using, among other means, civil penalty authority. At this time, PPL Electric cannot predict the impact that compliance with the Reliability Standards will have on PPL Electric, including its capital and operating expenditures, but such compliance costs could be significant.

PPL Electric also cannot predict with certainty the impact of the other provisions of the 2005 Energy Act and any related regulations on the Company.

Environmental Matters

Due to the environmental issues discussed below or other environmental matters, PPL Electric may be required to modify, replace or cease operating certain facilities to comply with statutes, regulations and actions by regulatory bodies or courts. In this regard, PPL Electric also may incur capital expenditures or operating expenses in amounts which are not now determinable, but could be significant.

Superfund and Other Remediation

PPL Electric is a potentially responsible party at several sites listed by the EPA under the federal Superfund program, including the Columbia Gas Plant Site. Clean-up actions have been or are being undertaken at all of these sites, the costs of which have not been significant. However, should the EPA require significantly different or additional measures in the future, the costs of such measures are not determinable but could be significant.

In 1995, PPL Electric and PPL Generation and, in 1996, PPL Gas Utilities entered into consent orders with the Pennsylvania DEP to address a number of sites that were not being addressed under another regulatory program such as Superfund, but for which PPL Electric, PPL Generation or PPL Gas Utilities may be liable for remediation. These agreements have now been combined into a single agreement for the companies. The Consent Order and Agreement (COA) includes potential PCB contamination at certain PPL Electric substations and pole sites; potential contamination at a number of coal gas manufacturing facilities formerly owned or operated by PPL Electric; oil or other contamination that may exist at some of PPL Electric’s former generating facilities; and potential contamination at abandoned power plant sites owned by PPL Generation. This also includes former coal gas manufacturing facilities and potential mercury contamination from gas meters and regulators at PPL Gas Utilities’ sites.

As of December 31, 2006, PPL Electric and PPL Gas Utilities have 118 sites to address under the new combined COA, and currently no PPL Generation sites are included on the COA site list. Additional sites formerly owned or operated by PPL Electric, PPL Generation or PPL Gas Utilities are added to the COA on a case-by-case basis.

At December 31, 2006, PPL Electric had accrued $2 million, representing the estimated amounts it will have to spend for site remediation, including those sites covered by the COA noted above. Depending on the outcome of investigations at sites where investigations have not begun or have not been completed, the costs of remediation and other liabilities could be substantial. PPL Electric also could incur other non-remediation costs at sites included in the consent orders or other contaminated sites, the costs of which are not now determinable, but could be significant.

The EPA is evaluating the risks associated with naphthalene, a chemical by-product of coal gas manufacturing operations. As a result of the EPA’s evaluation, individual states may establish stricter standards for water quality and soil clean-up. This could require several PPL subsidiaries, including PPL Electric, to take more extensive assessment and remedial actions at former coal gas manufacturing facilities. The costs to PPL Electric of complying with any such requirements are not now determinable, but could be significant.

Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs for PPL Electric that cannot be estimated at this time.

Electric and Magnetic Fields

Concerns have been expressed by some members of the public regarding potential health effects of power frequency EMFs, which are emitted by all devices carrying electricity, including electric transmission and distribution lines and substation equipment. Government officials in the U.S. and the U.K. have reviewed this issue. The U.S. National Institute of Environmental Health Sciences concluded in 2002 that, for most health outcomes, there is no evidence of EMFs causing adverse effects. The agency further noted that there is some epidemiological evidence of an association with childhood leukemia, but that this evidence is difficult to interpret without supporting laboratory evidence. The U.K. National Radiological Protection Board (now part of the U.K. Health Protection Agency) concluded in 2004 that, while the research on EMFs does not provide a basis to find that EMFs cause any illness, there is a basis to consider precautionary measures beyond existing exposure guidelines. PPL Electric believes the current efforts to determine whether EMFs cause adverse health effects should continue and is taking steps to reduce EMFs, where practical, in the design of new transmission and distribution facilities. PPL Electric is unable to predict what effect, if any, the EMF issue might have on its operations and facilities either in the U.S. or abroad, and the associated cost, or what, if any, liabilities it might incur related to the EMF issue.

Other

Guarantees and Other Assurances

In the normal course of business, PPL Electric enters into agreements that provide financial performance assurance to third parties on behalf of certain subsidiaries. Such agreements include, for example, guarantees, stand-by letters of credit issued by financial institutions and surety bonds issued by insurance companies. These agreements are entered into primarily to support or enhance the creditworthiness attributed to a subsidiary on a stand-alone basis or to facilitate the commercial activities of PPL Electric.

PPL Electric provides certain guarantees that are required to be disclosed in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.” PPL Electric had one guarantee within the scope of FIN 45 as of December 31, 2006. PPL Electric’s exposure was $7 million related to a portion of an unconsolidated entity’s debt. This amount represents the estimated maximum potential amount of future payments that could be required to be made under the guarantee and reflects principal payments only.

In September 2006, PPL’s subsidiaries terminated master lease agreements under which they leased equipment. Therefore, the related residual value guarantees that had been previously disclosed for PPL Electric no longer exist. See Note 6 for additional information.

PPL Electric and its subsidiaries provide other miscellaneous guarantees through contracts entered into in the normal course of business. These guarantees are primarily in the form of various indemnifications or warranties related to services or equipment and vary in duration. The obligated amounts of these guarantees often are not explicitly stated, and the overall maximum amount of the obligation under such guarantees cannot be reasonably estimated. Historically, PPL Electric and its subsidiaries have not made any significant payments with respect to these types of guarantees. As of December 31, 2006, the aggregate fair value of these indemnifications related to arrangements entered into subsequent to December 31, 2002, was insignificant. Among these guarantees are:

•	PPL Electric’s leasing arrangements, including those discussed above, contain certain indemnifications in favor of the lessors (e.g., tax and environmental matters).

•	In connection with its issuances of securities, PPL Electric engages underwriters, purchasers and purchasing agents to whom it provides indemnification for damages incurred by such parties arising from PPL Electric’s material misstatements or omissions in the related offering documents. In addition, in connection with these securities offerings and other financing transactions, PPL Electric also engages trustees or custodial, escrow or other agents to act for the benefit of the investors or to provide other agency services. PPL Electric typically provides indemnification to these agents for any liabilities or expenses incurred by them in performing their obligations.

•	In connection with certain of their credit arrangements, PPL Electric provides the creditors or credit arrangers with indemnification that is standard for each particular type of transaction. For instance, under the credit agreement for the asset-backed commercial paper program, PPL Electric and its special purpose subsidiary have agreed to indemnify the commercial paper conduit, the sponsoring financial institution and the liquidity banks for damages incurred by such parties arising from, among other things, a breach by PPL Electric or the subsidiary of their various representations, warranties and covenants in the credit agreement, PPL Electric’s activities as servicer with respect to the pledged accounts receivable and any dispute by PPL Electric’s customers with respect to payment of the accounts receivable.

PPL, on behalf of itself and certain of its subsidiaries, including PPL Electric, maintains insurance that covers liability assumed under contract for bodily injury and property damage. The coverage requires a $4 million deductible per occurrence and provides maximum aggregate coverage of $175 million. This insurance may be applicable to certain obligations under the contractual arrangements discussed above.

10.	Related Party Transactions

PLR Contracts

PPL Electric has power sales agreements with PPL EnergyPlus, effective July 2000 and January 2002, to supply all of PPL Electric’s PLR load through December 31, 2009. Under these contracts, PPL EnergyPlus provides electricity at the predetermined capped prices that PPL Electric is authorized to charge its PLR customers. These purchases totaled $1.7 billion in 2006, $1.6 billion in 2005 and $1.5 billion in 2004. These purchases include nuclear decommissioning recovery and amortization of an up-front contract payment and are included in the Statements of Income as “Energy purchases from affiliate.”

Under one of the PLR contracts, PPL Electric is required to make performance assurance deposits with PPL EnergyPlus when the market price of electricity is less than the contract price by more than its contract collateral threshold. Conversely, PPL EnergyPlus is required to make performance assurance deposits with PPL Electric when the market price of electricity is greater than the contract price by more than its contract collateral threshold. PPL Electric estimated that at December 31, 2006, the market price of electricity would exceed the contract price by approximately $2.2 billion. Accordingly, at December 31, 2006, PPL Energy Supply was required to provide PPL Electric with performance assurance of $300 million, the maximum amount required under the contract. PPL Energy Supply’s deposit with PPL Electric was $300 million at both December 31, 2006 and 2005. This deposit is shown on the Balance Sheets as “Collateral on PLR energy supply from affiliate.” PPL Electric pays interest equal to the one-month LIBOR plus 0.5% on this deposit, which is included in “Interest Expense with Affiliate” on the Statements of Income.

In 2001, PPL Electric made a $90 million up-front payment to PPL EnergyPlus in connection with the PLR contracts. The up-front payment is being amortized by both parties over the term of the PLR contracts. The unamortized balance of this payment and other payments under the contract was $35 million at December 31, 2006, and $47 million at December 31, 2005. These current and noncurrent balances are reported on the Balance Sheets as “Prepayment on PLR energy supply from affiliate.”

NUG Purchases

PPL Electric has a reciprocal contract with PPL EnergyPlus to sell electricity purchased under contracts with NUGs. PPL Electric purchases electricity from the NUGs at contractual rates and then sells the electricity at the same price to PPL EnergyPlus. These purchases totaled $157 million in 2006, $148 million in 2005 and $154 million in 2004. These amounts are included in the Statements of Income as “Wholesale electric to affiliate.”

Allocations of Corporate Service Costs

PPL Services provides corporate functions such as financial, legal, human resources and information services. PPL Services bills the respective PPL subsidiaries for the cost of such services when they can be specifically identified. The cost of these services that is not directly charged to PPL subsidiaries is allocated to certain of the subsidiaries based on an average of the subsidiaries’ relative invested capital, operation and maintenance expenses, and number of employees. PPL Services directly charged or allocated the following amounts, which PPL management believes are reasonable, to PPL Electric, including amounts applied to accounts that are further distributed between capital and expense.

	2006	2005	2004

Direct/Allocated Costs	$133	$121	$119

Intercompany Borrowings

In August 2004, a PPL Electric subsidiary issued a $300 million demand note to an affiliate. In February 2006, the demand note was amended to increase the maximum amount of the note to $450 million. In April 2006, the note was amended back to a maximum amount of $300 million. There was a balance of $300 million outstanding at both December 31, 2006 and 2005. Interest is due quarterly at a rate equal to the 3-month LIBOR plus 1.25%. This note is shown on the Balance Sheets as “Note receivable from affiliate.” Interest earned on the note is included in “Other Income—net” on the Statements of Income, and was $20 million, $14 million and $3 million for 2006, 2005 and 2004.

In May 2006, a PPL Electric subsidiary issued a $150 million demand note to an affiliate. There was no outstanding balance at December 31, 2006. Interest is due monthly at a rate equal to the one-month LIBOR plus 1.25%.

Transmission

PPL Energy Supply owns no domestic transmission or distribution facilities, other than facilities to interconnect its generation with the electric transmission system. Therefore, PPL EnergyPlus and other PPL Generation subsidiaries must pay PJM, the operator of the transmission system, to deliver the energy these subsidiaries supply to retail and wholesale customers in PPL Electric’s franchised territory in eastern and central Pennsylvania. PJM in turn pays PPL Electric for the use of its transmission system.

Other

See Note 1 for a discussion regarding the intercompany tax sharing policy. See Notes 1 and 5 for discussions regarding capital transactions. See Note 8 for discussions regarding intercompany allocations of pension and other postretirement benefits.

11.	Other Income—Net

The breakdown of “Other Income—net” was:

	2006	2005	2004

Other Income
Affiliated interest income (Note 10)	$20	$14	$3
Interest income—IRS settlement			8
Other interest income	12	7	5
Miscellaneous	1	2

Total	33	23	16
Other Deductions	2	2	1

Other Income—net	$31	$21	$15

12.	Credit Concentration

PPL Electric has an exposure to PPL Energy Supply under the long-term contract for PPL EnergyPlus to supply PPL Electric’s PLR load, as described in Note 10. This is the only credit exposure for PPL Electric that has a mark-to-market element. No other counterparty accounts for more than 1% of PPL Electric’s total exposure.

13.	Restricted Cash

The following table details the components of restricted cash by type.

	December 31,
	2006	2005

Current:
Collateral for letters of credit (a)	$42	$42
Miscellaneous	1

Restricted cash—current	43	42

Noncurrent:
PPL Transition Bond Company Indenture reserves (b)	33	32

Total restricted cash	$76	$74

(a)	A deposit with a financial institution of funds from the asset-backed commercial paper program to fully collateralize $42 million of letters of credit. See Note 5 for further discussion on the asset-backed commercial paper program.

(b)	Credit enhancement for PPL Transition Bond Company’s $2.4 billion Series 1999-1 Bonds to protect against losses or delays in scheduled payments.

14.	Acquired Intangible Assets

The gross carrying amount and the accumulated amortization of acquired intangible assets, which consist only of land and transmission rights, were:

	December 31, 2006		December 31, 2005
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Subject to amortization	$185	$84	$178	$81
Not subject to amortization due to indefinite life	17		17

	$202	$84	$195	$81

Intangible assets are shown as “Acquired intangibles” on the Balance Sheets.

Amortization expense was $2 million for 2006 and 2005, and $3 million for 2004. Amortization expense is estimated at $2 million per year for 2007 through 2011.

The annual provision for amortization has been computed principally in accordance with a 64-year weighted-average asset life.

15.	Asset Retirement Obligations

PPL Electric adopted FIN 47 effective December 31, 2005. PPL Electric did not record any AROs upon adoption of this standard. PPL Electric identified legal retirement obligations for the retirement of certain transmission assets that could not be reasonably estimated due to indeterminable settlement dates. These assets are located on rights-of-way that allow the grantor to require PPL Electric to relocate or remove the assets. Since this option is at the discretion of the grantor of the right-of-way, PPL Electric is unable to determine when these events may occur.

16.	Variable Interest Entities

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 clarified that variable interest entities, as defined therein, that do not disperse risks among the parties involved should be consolidated by the entity that is determined to be the primary beneficiary. In December 2003, the FASB revised FIN 46 by issuing Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which is known as FIN 46(R) and replaces FIN 46. FIN 46(R) does not change the general consolidation concepts of FIN 46. Among other things, FIN 46(R) clarifies certain provisions of FIN 46 and provides additional scope exceptions for certain types of businesses.

As permitted by FIN 46(R), PPL Electric adopted FIN 46 effective December 31, 2003, for entities created before February 1, 2003, that are considered to be SPEs. This adoption did not have any impact on PPL Electric. Also, as permitted by FIN 46(R), PPL Electric deferred the application of FIN 46 for other entities and adopted FIN 46(R) for all entities on March 31, 2004. The adoption of FIN 46(R) did not have any impact on the results of PPL Electric.

17.	New Accounting Standards

FIN 48

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” FIN 48 requires an entity to evaluate its tax positions following a two-step process. The first step requires an entity to determine whether, based on the technical merits supporting a particular tax position, it is more likely than not (greater than a 50 percent chance) that the tax position will be sustained. This determination assumes that the relevant taxing authority will examine the tax position and is aware of all the relevant facts surrounding the tax position. The second step requires an entity to recognize in the financial statements the benefit of a tax position that meets the more-likely-than-not recognition criterion. The measurement of the benefit equals the largest amount of benefit that has a likelihood of realization, upon ultimate settlement, that exceeds 50 percent. If the more-likely-than-not threshold is unmet, it is inappropriate to recognize the tax benefits associated with the tax position. FIN 48 also provides guidance on derecognition of previously recognized tax benefits, classification, interest and penalties, accounting in interim periods, disclosure and transition.

PPL Electric will adopt FIN 48 effective January 1, 2007. The adoption will result in the recognition of a cumulative effect adjustment to the opening balance of retained earnings for that fiscal year.

The primary impact of the adoption of FIN 48 is expected to be a reclassification between current liabilities and noncurrent liabilities. PPL Electric currently estimates that current liabilities will decrease and noncurrent liabilities will increase between $10—$25 million.

The cumulative effect adjustment as well as the remaining impact of the adoption is not expected to be material.

In addition to the Balance Sheet impacts, PPL Electric expects that the adoption of FIN 48 will result in greater volatility in its effective tax rate. PPL Electric does not expect that the adoption of FIN 48 will result in an inability to comply with financial covenants under its debt agreements.

FSP No. FIN 46(R)-6

In April 2006, the FASB issued FSP No. FIN 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R).” FSP No. FIN 46(R)-6 provides that the variability to be considered in applying FIN 46 (revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of ARB 51,” (FIN 46(R)) should be based on the design of the entity involved. PPL Electric adopted FSP No. FIN 46(R)-6 effective July 1, 2006. PPL Electric did not elect to apply retrospective application to any period prior to the date of adoption. The initial adoption of FSP No. FIN 46(R)-6 did not have an impact on PPL Electric. However, the impact in periods subsequent to adoption could be material.

SAB 108

In September 2006, the SEC staff issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 addresses the observed diversity in the quantification of financial statement misstatements and the potential, under current practice, for the build-up of improper amounts on the balance sheet.

The two most commonly used methods cited by the SEC for quantifying the effect of financial statement misstatements are the “roll-over” and “iron-curtain” methods. The roll-over method quantifies a misstatement based on the amount of the error originating in the current year income statement. This method ignores the effects of correcting the portion of the current year balance sheet misstatement that originated in prior years. Conversely, the iron-curtain method quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, regardless of the misstatement’s year(s) of origin.

In SAB 108, the SEC requires a dual approach combining the roll-over method and the iron-curtain method. The dual approach requires quantification of financial statement errors based on the effects of the error on each of the company’s financial statements and the related financial statement disclosures.

SAB 108 permits registrants to initially apply its provisions either by (i) restating prior financial statements as if the dual approach had always been used or (ii) recording the cumulative effect of initially applying the dual approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006, with an offsetting adjustment recorded to the opening balance of retained earnings. Use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose.

PPL Electric adopted SAB 108 effective December 31, 2006. PPL Electric previously utilized the dual approach when quantifying the impact of identified errors. Therefore, the adoption of SAB 108 did not have a material impact on PPL Electric.

SFAS 123(R)

In December 2004, the FASB issued SFAS 123 (revised 2004), “Share-Based Payment,” which is known as SFAS 123(R) and replaces SFAS 123, “Accounting for Stock-Based Compensation,” as amended by SFAS 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” Among other things, SFAS 123(R) eliminates the alternative to use the intrinsic value method of accounting for stock-based compensation. SFAS 123(R) requires public entities to recognize compensation expense for awards of equity instruments to employees based on the grant-date fair value of the awards. PPL Electric adopted SFAS 123(R) effective January 1, 2006. PPL Electric applied the modified prospective application transition method of adoption. Under this application, entities must recognize compensation expense based on the grant-date fair value for new awards granted or modified after the effective date and for unvested awards outstanding on the effective date. The adoption of SFAS 123(R) did not have a material impact on PPL Electric, since PPL Electric adopted the fair value method of accounting for stock-based compensation, as described by SFAS 123, effective January 1, 2003. See Note 7 for the disclosures required by SFAS 123(R).

SFAS 155

In February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140.” Among other things, SFAS 155 addresses certain accounting issues surrounding securitized financial assets and hybrid financial instruments with embedded derivatives that require bifurcation. PPL Electric adopted SFAS 155 effective January 1, 2007. The initial adoption did not have an impact on PPL Electric.

SFAS 157

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” SFAS 157 provides a definition of fair value as well as a framework for measuring fair value. In addition, SFAS 157 expands the fair value measurement disclosure requirements of other accounting pronouncements to require, among other things, disclosure of the methods and assumptions used to measure fair value as well as the earnings impact of certain fair value measurement techniques. SFAS 157 does not expand the use of fair value in existing accounting pronouncements. PPL Electric will adopt the provisions of SFAS 157 prospectively, except for financial instruments that were previously measured at fair value in accordance with footnote 3 of EITF Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities,” which require retrospective application. PPL Electric must adopt SFAS 157 no later than January 1, 2008. PPL Electric is in the process of evaluating the impact of adopting SFAS 157. The potential impact of adoption is not yet determinable, but it could be material.

SFAS 158

In September 2006, the FASB issued SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” PPL Electric adopted the recognition and measurement date provisions of SFAS 158 effective December 31, 2006. See Note 8 for the disclosures required by SFAS 158.

SFAS 159

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115.” SFAS 159 provides entities with an option to measure, upon adoption of this pronouncement and at specified election dates, certain financial assets and liabilities at fair value, including available-for-sale and held-to-maturity securities, as well as other eligible items. The fair value option (i) may be applied on an instrument by instrument basis, with a few exceptions, (ii) is irrevocable (unless a new election date occurs), and (iii) is applied to an entire instrument not to only specified risks, cash flows, or portions of that instrument. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date.

SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between similar assets and liabilities measured using different attributes. Upon adoption of SFAS 159, an entity may elect the fair value option for eligible items that exist at that date, and shall report the effect of the first remeasurement to fair value as a cumulative-effect adjustment to the opening balance of retained earnings.

PPL Electric must adopt SFAS 159 no later than January 1, 2008. Early adoption is permitted as of January 1, 2007, for PPL Electric provided that PPL Electric (i) has not issued interim financial statements for 2007 and chooses to early adopt SFAS 159 on or before April 30, 2007, and (ii) also elects to apply the provisions of Statement 157.

PPL Electric is in the process of evaluating the impact of adopting SFAS 159. The potential impact of adoption is not yet determinable, but it could be material.

SELECTED FINANCIAL AND OPERATING DATA
PPL Electric Utilities Corporation (a)

	2006	2005	2004	2003	2002

Income Items—millions
Operating revenues	$3,259	$3,163	$2,847	$2,788	$2,748
Operating income	418	377	259	251	275
Net income	194	147	76	28	55
Income available to PPL	180	145	74	25	39
Balance Sheet Items—millions (b)
Property, plant and equipment—net	2,880	2,716	2,657	2,589	2,456
Recoverable transition costs	884	1,165	1,431	1,687	1,946
Total assets	5,315	5,537	5,526	5,469	5,583
Long-term debt	1,978	2,411	2,544	2,937	3,175
Shareowners’ equity	1,559	1,375	1,323	1,273	1,229
Short-term debt	42	42	42		15
Total capital provided by investors	3,579	3,828	3,909	4,210	4,419
Financial Ratios
Return on average common equity—%	14.33	11.20	5.95	2.08	3.87
Embedded cost rates (b)
Long-term debt—%	6.46	6.56	6.86	6.61	6.83
Preferred securities—%	6.18	5.14	5.14	5.14	5.81
Times interest earned before income taxes	2.96	2.19	1.45	1.22	1.33
Ratio of earnings to fixed charges (c)	2.9	2.1	1.4	1.2	1.2
Ratio of earnings to combined fixed charges and preferred stock dividends (d)	2.5	2.1	1.4	1.2	1.2
Sales Data
Customers (thousands) (b)	1,377	1,365	1,351	1,330	1,308
Electric energy delivered—millions of kWh
Residential	13,714	14,218	13,441	13,266	12,640
Commercial	13,174	13,196	12,610	12,388	12,371
Industrial	9,638	9,777	9,620	9,599	9,853
Other	157	167	163	154	169

Retail electric sales	36,683	37,358	35,834	35,407	35,033
Wholesale electric sales (e)			72	676	679

Total electric energy delivered	36,683	37,358	35,906	36,083	35,712

Electric energy supplied as a PLR—millions of kWh	36,577	36,917	34,841	33,627	33,747

(a)	The earnings for each year other than 2004 were affected by items management considers unusual, which affected net income. See “Earnings” in Management’s Discussion and Analysis of Financial Condition and Results of Operations for a description of unusual items in 2006 and 2005.

(b)	As of each respective year-end.

(c)	Computed using earnings and fixed charges of PPL Electric and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges and the estimated interest component of other rentals.

(d)	Computed using earnings and fixed charges of PPL Electric and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges; the estimated interest component of other rentals and preferred dividends.

(e)	The contracts for wholesale sales to municipalities expired in January 2004.

QUARTERLY FINANCIAL DATA (Unaudited)
PPL Electric Utilities Corporation and Subsidiaries
(Millions of Dollars)

	For the Quarters Ended (a)
	March 31	June 30	Sept. 30	Dec. 31

2006
Operating revenues	$852	$759	$841	$807
Operating income	114	83	109	112
Net income	52	34	55	53
Income available to PPL	51	30	50	49
2005
Operating revenues	$819	$729	$824	$791
Operating income	68	99	122	88
Net income	16	36	53	42
Income available to PPL	15	36	52	42

(a)	PPL Electric’s business is seasonal in nature, with peak sales periods generally occurring in the winter and summer months. In addition, earnings in certain quarters were affected by unusual items. Accordingly, comparisons among quarters of a year may not be indicative of overall trends and changes in operations.

EXECUTIVE OFFICERS OF PPL ELECTRIC UTILITIES CORPORATION

Officers of PPL Electric are elected annually by its Board of Directors to serve at the pleasure of the Board. There are no family relationships among any of the executive officers, nor is there any arrangement or understanding between any executive officer and any other person pursuant to which the officer was selected.

There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any executive officer during the past five years.

Listed below are the executive officers at December 31, 2006.

Name	Age	Positions Held During the Past Five Years	Dates

John F. Sipics (a)	58	President	October 2003—December 2006
		Vice President—Asset Management	August 2001—September 2003

Paul A. Farr (b)	39	Senior Vice President—Financial	January 2006—present
		Senior Vice President—Financial and Controller	August 2005—January 2006
		Vice President and Controller	August 2004—July 2005
		Senior Vice President—PPL Global	January 2004—August 2004
		Vice President—International Operations-PPL Global	June 2002—January 2004
		Vice President—PPL Global	October 2001—June 2002

David G. DeCampli (c)	49	Senior Vice President—Transmission and Distribution Engineering and Operations	December 2006—present
		Vice President—Asset Investment Strategy and Development—Exelon Energy Delivery-Exelon Corp.	April 2004—December 2006
		Vice President and Chief Integration Officer—Exelon Energy Delivery—Exelon Corp.	June 2003—March 2004
		Vice President Distribution Operations—Exelon Energy Delivery—Exelon Corp.	April 2002—June 2003
		Vice President—Merger Implementation & Operations Strategy—Exelon Energy Delivery-Exelon Corp.	October 2000—April 2002

James E. Abel	55	Treasurer	July 2000—present

J. Matt Simmons, Jr.	41	Vice President and Controller	January 2006—present
		Vice President-Finance and Controller—Duke Energy Americas	October 2003—January 2006
		Chief Risk and Chief Accounting Officer—Reliant Energy Europe	February 2000—October 2003

(a)	Effective January 1, 2007, Mr. Sipics retired as President of PPL Electric. William H. Spence was elected as President of PPL Electric as of January 2, 2007, and held this position through March 31, 2007. David G. DeCampli was elected President of PPL Electric effective April 1, 2007.

(b)	Effective March 30, 2007, Mr. Farr resigned from this position.

(c)	Effective December 4, 2006, Mr. DeCampli was appointed Senior Vice President-Transmission and Distribution Engineering and Operations, reporting to the President. Mr. DeCampli was elected President of PPL Electric effective April 1, 2007.

SHAREOWNER AND INVESTOR INFORMATION

Annual Meeting:  The 2007 annual meeting of shareowners of PPL Electric will be held on Thursday, May 24, 2007, at 9 a.m., at the offices of the company at Two North Ninth Street, Allentown, Pennsylvania.

Information Statement Material:  An information statement and notice of PPL Electric’s annual meeting is mailed to all shareowners of record as of February 28, 2007.

Dividends:  Subject to the declaration of dividends on PPL Electric preferred stock and preference stock by the PPL Electric Board of Directors, dividends are paid on the first day of April, July, October and January. Dividend checks are mailed in advance of those dates with the intention that they arrive as close as possible to the payment dates. The 2007 record dates for dividends are expected to be June 8, September 10, and December 10.

PPL Shareowner Information Line (1-800-345-3085):  Shareowners can get detailed corporate and financial information 24 hours a day using the PPL Shareowner Information Line. They can hear timely recorded messages about earnings, dividends and other company news releases; request information by fax; and request printed materials in the mail. Other PPL Electric publications, such as the annual and quarterly reports to the Securities and Exchange Commission (Forms 10-K and 10-Q), will be mailed upon request.

PPL’s Web Site (www.pplweb.com):  Shareowners can access PPL Electric Securities and Exchange Commission filings, corporate governance materials, news releases, stock quotes and historical performance. Visitors to our Web site can provide their E-mail address and indicate their desire to receive future earnings or news releases automatically.

Online Account Access:  Registered shareowners can access account information by visiting www.shareowneronline.com.

PPL Investor Services:  For questions about PPL Electric or information concerning:

Lost Dividend Checks
Bond Interest Checks
Direct Deposit of Dividends
Bondholder Information

Please contact:

Manager—PPL Investor Services
Two North Ninth Street (GENTW8)
Allentown, PA 18101

Toll Free: 1-800-345-3085
FAX: 610-774-5106
Via e-mail: invserv@pplweb.com

Lost Dividend or Bond Interest Checks:  Checks lost by investors, or those that may be lost in the mail, will be replaced if the check has not been located by the 10th business day following the payment date.

Direct Deposit of Dividends:  Shareowners may choose to have their dividend checks deposited directly into their checking or savings account.

Wells Fargo Shareowner Services:  For information concerning:

PPL’s Dividend Reinvestment Plan
Stock Transfers
Lost Stock Certificates
Certificate Safekeeping

Please contact:

Wells Fargo Bank, N.A.
Shareowner ServicesSM
161 North Concord Exchange
South St. Paul, MN 55075-1139

Toll Free: 1-866-280-0245
Outside U.S.: 651-453-2129

Dividend Reinvestment Plan: Shareowners may choose to have dividends on their PPL Electric preferred stock and preference stock reinvested in PPL common stock instead of receiving the dividend by check.

Listed Securities:	Fiscal Agents:

New York Stock Exchange	Stock Transfer Agent and Registrar;
Dividend Reinvestment Plan Agent
PPL Corporation:	Wells Fargo Bank, N.A.
Common Stock (Code: PPL)	Shareowner ServicesSM
161 North Concord Exchange
PPL Electric Utilities Corporation:	South St. Paul, MN 55075-1139
4 1/2% Preferred Stock
(Code: PPLPRB)	Toll Free: 1-866-280-0245
4.40% Series Preferred Stock	Outside U.S.: 651-453-2129
(Code: PPLPRA)
Dividend Disbursing Office
Philadelphia Stock Exchange	PPL Investor Services
Two North Ninth Street (GENTW8)
PPL Corporation:	Allentown, PA 18101
Common Stock (Code: PPL)
Toll Free: 1-800-345-3085
FAX: 610-774-5106

Mortgage Bond Trustee and
Transfer Agent
Deutsche Bank Trust Company Americas
Attn: Security Transfer Unit
648 Grassmere Park Road
Nashville, TN 37211

Toll Free: 1-800-735-7777
FAX: 615-835-2727

Bond Interest Paying Agent
PPL Investor Services
Two North Ninth Street (GENTW8)
Allentown, PA 18101

Toll Free: 1-800-345-3085
FAX: 610-774-5106

Indenture Trustee
The Bank of New York
101 Barclay Street
New York, NY 10286

PPL Electric Utilities Corporation, PPL Corporation and PPL Energy Supply, LLC file a joint Annual Report on Form 10-K with the Securities and Exchange Commission. The Form 10-K for 2006 is available without charge by writing to the Investor Services Department at Two North Ninth Street (GENTW8), Allentown, PA 18101, by calling 1-800-345-3085, or by accessing it through the Investor Center page of PPL Corporation’s Internet Web site identified below.

For the latest information on PPL Electric Utilities Corporation and PPL Corporation,
visit our location on the Internet at
http://www.pplweb.com

Admission Ticket

April 30, 2007

PPL Electric Utilities Corporation
Annual Meeting of Shareowners
9 a.m., May 24, 2007
PPL Electric Utilities Corporation
Two North Ninth Street
Allentown, Pennsylvania

Dear Shareowner of Preferred Stock:

It is a pleasure to invite you to attend the 2007 Annual Meeting of Shareowners, which will be held at 9 a.m. on Thursday, May 24, 2007, at the offices of PPL Electric Utilities Corporation, Two North Ninth Street, Allentown. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Information Statement.

The accompanying Notice of Annual Meeting and Information Statement is being provided to you for information purposes only.

As detailed in the Information Statement, votes from holders of Preferred and Series Preferred Stock can have no effect on the outcome of matters under consideration at the Annual Meeting. This is because PPL Corporation owns all of the outstanding shares of common stock of PPL Electric Utilities Corporation, which represents 99% of the voting shares. Consequently, in an effort to avoid unnecessary expense, we are not soliciting proxies from such holders. Preferred and Series Preferred holders are, of course, welcome to attend the meeting on May 24.

We hope you will be able to attend in person. If you plan to attend the meeting, please bring this admission ticket with you to the meeting.

Sincerely,

James H. Miller
Chairman

PPL Electric Utilities Corporation
Two North Ninth Street
Allentown, PA 18101
I-78
US 22
EXIT 33
PA TURNPIKE
RTE 9
US 222
RTE 309
CEDAR CREST BLVD
15th STREET
WALNUT STREET
HAMILTON BLVD
LINDEN STREET
TURNER STREET
TILGHMAN ST
10th STREET
WASHINGTON
FOUNTAIN ST
9th STREET
8th STREET
7th STREET
MacARTHUR ROAD
6th STREET
4th STREET
FRONT STREET
FULLERTON AVE
ONE WAY
Lehigh River
HANOVER AVE
UNION BLVD
US 22
Airport Terminal
AIRPORT ROAD
IRVING ST
TO Bethlehem